   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1997


                                                      REGISTRATION NO: 333-33025

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           EDUCATIONAL MEDICAL, INC.
               (Exact name of registrant as specified in charter)

            DELAWARE                            8222                           65-0038445
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                      1327 NORTHMEADOW PARKWAY, SUITE 132
                             ROSWELL, GEORGIA 30076
                                 (770) 475-9930
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 GARY D. KERBER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      1327 NORTHMEADOW PARKWAY, SUITE 132
                             ROSWELL, GEORGIA 30076
                                 (770) 475-9930
           (Names, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                             MORRIS C. BROWN, ESQ.
             GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL, P.A.
                 777 SOUTH FLAGLER DRIVE, SUITE 310-EAST TOWER
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 650-7900

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


=======================================================================================================================
                                                                 PROPOSED            PROPOSED
                                              AMOUNT              MAXIMUM             MAXIMUM            AMOUNT OF
        TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE         AGGREGATE         REGISTRATION
      SECURITIES TO BE REGISTERED          REGISTERED(1)        PER UNIT(2)      OFFERING PRICE(2)        FEE(3)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01...........       723,379              $8.25            $5,967,877           1,808.45
=======================================================================================================================


(1) All of the shares of common stock, par value $0.01 per share ("Common Stock"), offered hereby are being sold by certain stockholders (the "Selling Stockholders") of the Company. The Company will not receive any part of the proceeds from the sale of the shares by the Selling Stockholders.
(2) Estimated solely for the purposes of calculating the registration fee.

(3) $1,589.24 of the Registration Fee was paid prior to initial filing of the Form S-1. The remainder of $219.21 was paid prior to the filing of this Amendment No. 1.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                           EDUCATIONAL MEDICAL, INC.

     Cross-reference sheet furnished pursuant to Item 501(b) of Registration S-K showing location in the Prospectus of information required by Part I of Form S-1.

FORM S-1 ITEM                                                       LOCATION IN PROSPECTUS
-------------                                                       ----------------------
 1.   Forepart of the Registration Statement and
        Outside Front Cover Page of Prospectus........  Outside Front Cover Page
 2.   Inside Front and Outside Back Cover Pages of
        Prospectus....................................  Outside Front Cover Page; Inside Front, Cover
                                                        Page; Outside Back Cover Page
 3.   Summary Information, Risk Factors and Ratio of
        Earnings to Fixed Charges.....................  Outside Front Cover Page; Prospectus Summary;
                                                        Risk Factors
 4.   Use of Proceeds.................................  Use of Proceeds
 5.   Determination of Offering Price.................  Outside Front Cover Page
 6.   Dilution........................................  Not Applicable
 7.   Selling Security Holders........................  Selling Stockholders
 8.   Plan of Distribution............................  Outside Front Cover Page; Inside Front Cover
                                                        Page
 9.   Description of Securities to be Registered......  Dividend Policy; Description of Capital Stock;
                                                        Shares Eligible for Future Sale
10.   Interests of Named Experts and Counsel..........  Not Applicable
11.   Information with Respect to the Registrant......  Prospectus Summary; Risk Factors; Dividend and
                                                          Other Operating Data; Selected Consolidated
                                                          Financial and Other Operating Data;
                                                          Management's Discussion and Analysis of
                                                          Financial Condition and Results of
                                                          Operations; Business; Financial Aid and
                                                          Regulation; Management; Principal and Selling
                                                          Stockholders; Description of Capital Stock;
                                                          Shares Eligible for Future Sale; Index to
                                                          Financial Statements
12.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities...................................  Not Applicable

                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1997


PROSPECTUS

                                 723,379 SHARES

                           [EDUCATIONAL MEDICAL LOGO]

                           EDUCATIONAL MEDICAL, INC.
                                  COMMON STOCK

                               ------------------


     All of the shares of common stock, par value $0.01 per share ("Common Stock"), offered hereby (the "Offering") are being sold by certain stockholders of the Company (the "Selling Stockholders"). All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses, including, but not limited to, commissions, discounts and other compensation paid to brokers or dealers in connection with the sale of the Shares, incurred by the Selling Shareholders will be borne by the Selling Shareholders. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders" and "Use of Proceeds."



     The Common Stock of the Company has been traded on NASDAQ since October 28, 1996 under the symbol "EDMD." The last reported sale price of the Common Stock on NASDAQ on September 18, 1997, was $8.25 per share. See "Price Range of Common Stock and Dividends."


     PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH IN "RISK FACTORS," BEGINNING ON PAGE 8.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


=============================================================================================================
                                           PRICE TO               PROCEEDS TO              PROCEEDS TO
                                            PUBLIC                  COMPANY                STOCKHOLDERS
-------------------------------------------------------------------------------------------------------------
Per Share.........................          $8.25                    $0.00                  $5,967,877
-------------------------------------------------------------------------------------------------------------
Total.............................          $8.25                    $0.00                  $5,967,877
=============================================================================================================



(1) Expenses, which are estimated at $131,276.03, are payable by the Company.


                               ------------------

                             AVAILABLE INFORMATION

     The Company furnishes its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial statements.

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement may be obtained upon payment of the prescribed fees or examined without charge at the public referenced facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web Site at http://www.sec.gov.

     The Common Stock is listed on The NASDAQ Stock Market. Reports, proxy statements and other information concerning the Company can be inspected at the offices of The NASDAQ Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

                                 REFERENCE DATA

     Industry, market and market share information contained herein is based on information appearing in publicly available reports. The Company has not independently verified such information.

                          FORWARD-LOOKING INFORMATION

     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     The Company, a Delaware corporation, was founded in 1988 by Gary D. Kerber, the Chairman of the Board and President of the Company. The Company began business by acquiring seven schools in fiscal 1989 and 1990, all of which offered programs in the healthcare field. In fiscal 1992, the Company continued to grow by acquisition and implemented a new strategy to diversify outside of the healthcare field by acquiring a fashion and design school. In fiscal 1993 and 1994, the Company acquired seven additional schools which included schools offering programs in the fields of healthcare, business, fashion and design, and photography. In fiscal 1997, the Company acquired six schools which included schools offering programs in the fields of healthcare and business -- See "Fiscal Year 1997 Acquisitions." As a result of its fiscal 1992, 1993, 1994 and 1997 acquisitions (4,176 students were attending such schools at the date of their respective acquisitions) and increasing enrollment at its existing and newly acquired schools, the number of students attending the Company's schools rose 3,153 from 2,840 at March 31, 1993 to 5,993 at March 31, 1997. During the same period, the Company's net revenues increased 97% from $25.1 million for the year ended March 31, 1993 to $49.4 million for the year ended March 31, 1997. The foregoing and all other information in this Prospectus include the operations of the Company's two schools in Nebraska, which were acquired in fiscal 1997 and accounted for as a pooling of interests.

     As of March 31, 1997, the Company provided diversified career oriented postsecondary education to approximately 6,000 students in 19 schools located in nine states. The Company's schools offer diploma and/or associate degree programs designed to provide students with the knowledge and skills necessary to qualify them for entry level employment in the fields of healthcare (offered in 17 schools), business (offered in seven schools), fashion and design (offered in three schools), and photography (offered in one school). In July 1997, the Company consolidated two of its schools, both of which were located in Vista, California. The Company's curricula include programs leading to employment in nine of the 15 fastest growing occupations (measured by percentage growth from 1994 through 2005) as projected by the U.S. Department of Labor. At March 31, 1997, approximately 67% of the Company's students were enrolled in programs in the healthcare field. As of the same date, approximately 32% of the Company's students were enrolled in associate degree programs and the remainder were enrolled in diploma programs. Due to the diversity of the programs offered by the Company's schools, graduates of the Company's programs are employed by a wide variety of employers, including hospitals, physicians, insurance companies, retailers, corporate graphics departments, photographic studios and other businesses.

     The Company believes the demand for postsecondary career oriented education will increase over the next several years as a result of recognized trends, including (i) a projected 21% growth in the number of new high school graduates from approximately 2.5 million in 1993-94 to approximately 3.0 million in 2005-06, (ii) the increasing enrollment of students over the age of 24 in postsecondary education institutions as they seek to enhance their skills or retrain for new technologies, and (iii) the increasing recognition of the income premium attributable to higher education degrees, with individuals holding associate degrees earning on average approximately 30% more income during their lifetimes than individuals holding only high school diplomas.

     According to the Department of Education, there were approximately 2,187 accredited, proprietary postsecondary main campuses that participate in Title IV programs as of March 1997. The ownership of these schools is highly fragmented. Although the industry appears to be moving into a consolidation phase, management believes that no organization either holds a significant national market share or owns or operates more than 75 schools.

     The Company's goal is to increase its market share in the expanding market for postsecondary education and improve profitability by (i) acquiring additional schools, (ii) promoting internal growth at the Company's existing and any newly acquired schools, and (iii) enhancing operating efficiencies. The Company has implemented the following strategies to achieve these goals:

THE IPO

     In October 1996, the Company completed an initial public offering (the "IPO") of 2,200,000 shares of its common stock and received net proceeds of approximately $19.3 million. Approximately $4.8 million of the net proceeds of the IPO were used to repay indebtedness and related interest and expenses. The remainder of the net proceeds, approximately $14.5 million, have been and continue to be used for general corporate purposes, principally the expansion of its operations through the acquisition of additional schools and adding academic programs at existing schools. Certain stockholders also sold 410,000 shares in the IPO; the Company received no proceeds related to these sales.

ACQUISITION STRATEGY

     The Company intends to acquire additional schools and integrate them into its existing school system. The Company believes that the fragmentation of the postsecondary education market provides significant opportunities to consolidate existing independently owned schools. The Company expects to utilize a majority of the proceeds of the IPO, its bank credit facility, and seller financing in connection with such acquisitions.

INTERNAL GROWTH STRATEGY

     The Company intends to increase student enrollment at its existing and any newly acquired schools by continuing to enhance local marketing efforts and increasing the number and variety of program offerings at its schools.

     The Company intends to continue to increase the number and variety of programs offered at its schools by (i) developing new diploma and degree programs, (ii) replicating existing programs at schools where such programs were not previously offered, and (iii) introducing associate degree granting programs at all of its schools currently offering only diploma programs.

OPERATING STRATEGY

     The Company provides each of its schools with certain services which the Company believes can be performed most efficiently and cost effectively by a centralized office. Such services include marketing analysis, accounting, information systems, financial aid and regulatory compliance. The Company believes this will enable it to achieve significant economies of scale during its planned expansion by combining a number of general and administrative functions at the home office and regional levels. The Company believes that this leaves local management the flexibility to react to the needs of its students and changing job markets both promptly and effectively.


                         FISCAL YEAR 1997 ACQUISITIONS


     During the fiscal year ended March 31, 1997, the Company acquired a total of six schools operating in Texas, Maryland and Nebraska.

THE TEXAS ACQUISITION

     In September 1996, the Company acquired three Texas schools (the "Texas Schools") for $2.5 million (the "Texas Acquisition"). As of the acquisition date, approximately 706 students attended the schools, which offer diploma and degree programs in the healthcare field at locations in San Antonio, McAllen, and El Paso, Texas. As of March 31, 1997, approximately 844 students attended the Texas Schools.

THE MARYLAND ACQUISITION


     In December 1996, the Company acquired one school in Maryland known as Hagerstown Business College (the "Hagerstown School") for $2.7 million in cash (the "Maryland Acquisition"). As of the date of the acquisition, approximately 495 students attended Hagerstown Business College, which offers diploma and degree programs in the field of business at a single location in Hagerstown, Maryland, which is located in the Washington, D.C.-Baltimore corridor. As of March 31, 1997, approximately 435 students attended the Hagerstown School. The decrease is a result of the seasonal timing of student starts.


THE NEBRASKA ACQUISITION

     On March 31, 1997, the Company acquired two schools located in Nebraska (the "Nebraska Schools") by merging a privately held corporation, which previously operated the schools, into a wholly-owned subsidiary of the Company in exchange for 761,263 shares (the "Merger Shares") of the Company's common stock (the "Nebraska Acquisition"). A total of 95,000 shares were held in escrow pending resolution of certain contingencies related to the acquisition and in July 1997, 37,884 were returned to the Company, leaving 57,116 shares still held in escrow which shares will become available for sale upon termination of the escrow. As of March 31, 1997, approximately 687 students attended the Nebraska Schools, which offer degree and diploma programs in business and healthcare at locations in Lincoln, Nebraska ("Lincoln") under the name of the "Lincoln School of Commerce," and Omaha, Nebraska ("Omaha") under the name "Nebraska College of Business."

     The Company has filed a registration statement pursuant to the Securities Act of 1933 (the "Act") with respect to the Merger Shares of which this Preliminary Prospectus is a part. When declared effective by the Securities and Exchange Commission (the "SEC"), and provided it continues to be effective, such registration statement will enable the holders of the Merger Shares (who are the Selling Stockholders) to sell their shares in the public market. (See "Certain Transactions.")

     The Company operates the majority of its business through 13 subsidiaries. The Company's principal executive offices are located at 1327 Northmeadow Parkway, Suite 132, Roswell, Georgia 30076. Its telephone number is (770) 475-9930.

                                  THE OFFERING

Common Stock offered by the Selling
  Shareholders:.....................     723,379 shares

Common Stock to be outstanding after
  the Offering(1):....................   7,345,399 shares(1)

Use of proceeds:....................     The Company will not receive any of the
                                         proceeds of the Offering.

Nasdaq National Market symbol:......     "EDMD"

Dividend Policy:....................     The Company has never declared or paid
                                         any cash dividends. The Company intends
                                         to retain any future earnings to
                                         finance growth and developments, and
                                         therefore does not anticipate paying
                                         any cash dividends in the foreseeable
                                         future.
---------------


(1) Excludes at June 30, 1997 up to (i) 961,666 shares reserved for issuance under the Company's 1996 Stock Incentive Plan of which 746,499 have been granted, (ii) 200,000 shares reserved for issuance under the Company's Non-employee Director Stock Option Plan, of which 100,000 have been granted, and (iii) 43,334 shares which may be purchased upon the exercise of outstanding warrants to purchase Common Stock.

            SUMMARY CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA


     The following table sets forth certain consolidated financial and other operating data for the Company. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. All periods have been restated to reflect the pooling of interests of the Nebraska Acquisition. The financial information for the Company's fiscal years ended March 31, 1993 through 1995 includes the results of the Nebraska Schools' fiscal year ended December 31, 1992 through 1994, respectively. The results of the Company's fiscal years ended March 31, 1996 and 1997 and three months ended June 30, 1996 and 1997 reflect a conformed year-end for the Nebraska Schools. The financial data set forth below for each of the three years in the period ended March 31, 1997 and as of March 31, 1997 and 1996, have been derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The financial data for each of the two years in the period ended March 31, 1994 and as of March 31, 1995, 1994, and 1993 have been derived from audited Consolidated Financial Statements of the Company not included in this Prospectus. The information at June 30, 1997 and June 30, 1996 and for the three month periods then ended is unaudited, but in the opinion of the Company reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. These historical results are not necessarily indicative of the results that may be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                              THREE MONTHS
                                                            YEAR ENDED MARCH 31,                             ENDED JUNE 30,
                                       --------------------------------------------------------------   -------------------------
                                          1993         1994         1995         1996         1997         1996          1997
                                       ----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues.........................  $   25,139   $   32,231   $   37,080   $   43,347   $   49,450   $   10,401    $   12,909
School operating costs:
  Cost of education and facilities...      10,359       14,944       17,488       19,651       23,151        5,243         6,370
  Selling and promotional expenses...       3,470        4,985        6,216        6,534        7,531        1,670         1,976
  General and administrative
    expenses.........................       6,773       10,022       10,826       12,369       14,042        2,985         3,985
Amortization of goodwill and
  intangibles........................       1,071        1,235        1,255          883          886          176           313
Other expenses(1):
  Merger costs.......................          --           --           --           --          391           --            --
  Legal defense and settlement
    costs............................          --           --          600        1,115           --           --            --
  Loss on closure or relocation of
    schools..........................          --        1,126           --           50          144           --            --
  Impairment of goodwill and
    intangibles......................          --           --          176          764           --           --            --
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Income (loss) from operations........       3,466          (81)         519        1,981        3,305          327           265
Interest (income) expense, net.......         572          809          935          822          284          211           (94)
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Income (loss) before income taxes and
  extraordinary item.................       2,894         (890)        (416)       1,159        3,021          116           359
Provision for income taxes...........         749         (170)          28          632         (845)          44           146
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Income (loss) before extraordinary
  item...............................       2,145         (720)        (444)         527        3,866           72           213
Extraordinary item...................          --           --           --           --          309           --            --
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Net income (loss)....................  $    2,145   $     (720)  $     (444)  $      527   $    3,557   $       72    $      213
                                       ==========   ==========   ==========   ==========   ==========   ==========    ==========
Pro forma income tax data:(2)
  Income (loss) before income
    taxes............................  $    2,894   $     (890)  $     (416)  $    1,159   $    3,021   $      116            --
  Provision for income taxes.........       1,223          173           97          487          409           57            --
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Income (loss) before extraordinary
  item...............................       1,671       (1,063)        (513)         672        2,612           59            --
Extraordinary item, net of income
  taxes..............................          --           --           --           --          309           --            --
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Pro forma net income (loss)..........  $    1,671   $   (1,063)  $     (513)  $      672   $    2,303   $       59            --
                                       ==========   ==========   ==========   ==========   ==========   ==========    ==========
Income (loss) per share before
  extraordinary loss(2)..............  $     0.39   $    (0.43)  $    (0.21)  $     0.13   $     0.41   $     0.01    $     0.03
Net income (loss) per share(2).......  $     0.39   $    (0.43)  $    (0.21)  $     0.13   $     0.36   $     0.01    $     0.03
Weighted average shares
  outstanding(2).....................   4,330,864    2,483,115    2,483,115    5,149,764    6,447,339    5,524,548     7,603,243

                                                                                                          THREE MONTHS
                                                                      YEAR ENDED MARCH 31,               ENDED JUNE 30,
                                                              -------------------------------------   ---------------------
                                                              1993    1994    1995    1996    1997      1996        1997
                                                              -----   -----   -----   -----   -----   ---------   ---------
OTHER OPERATING DATA (3):
Number of schools at end of period..........................     11      16      16      16      19          16          19
Number of students at end of period.........................  2,840   4,026   4,695   4,954   5,993       4,347       5,604
Number of new student starts during period..................  4,581   5,504   6,297   6,706   7,358       1,242       1,693
Monthly withdrawal rate during period(4)....................    5.8%    4.8%    4.3%    4.1%    4.2%        4.6%        4.4%



                                                     MARCH 31,                          JUNE 30,
                                  -----------------------------------------------   -----------------
                                   1993      1994      1995      1996      1997      1996      1997
                                  -------   -------   -------   -------   -------   -------   -------
                                              (DOLLARS IN THOUSANDS)                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.......  $ 7,061   $ 2,737   $ 2,733   $ 3,209   $14,048   $ 2,895   $ 9,158
Total current assets............    9,918     7,364     8,125     8,375    21,800     7,632    17,771
Total assets....................   19,246    21,047    21,867    20,986    42,073    20,442    37,817
Long term debt, including
  current portion...............    4,756     7,688     8,974     7,755     6,129     7,364     2,599
Total liabilities...............    9,516    13,251    15,271    14,717    13,873    14,354     9,404
Total stockholders' equity......    9,730     7,796     6,596     6,269    28,200     6,088    28,413


---------------

(1) Other expenses consist of (i) a charge in fiscal 1994 of $1,126 in connection with the closing of a school purchased in 1989; (ii) charges in fiscal 1995 of $600 for legal costs associated with the defense of the class action lawsuit, and $176 for impairment of other intangible assets, (iii) charges in fiscal 1996 of $1,115 for the settlement of the class action lawsuit, $50 for the cost of relocating a school, and $764 for the impairment of goodwill and other intangible assets; and (iv) charges in fiscal 1997 of $144 for the consolidation of two schools in Virginia and two schools in California and $391 in merger expenses related to the Nebraska Acquisition (as defined under "Fiscal 1997 Acquisitions -- The Nebraska Acquisition").

(2) Prior to March 31, 1997, the corporation which owned the Nebraska schools and its predecessor were organized as a Subchapter S-Corporation and a partnership, respectively, under the Internal Revenue Code. Accordingly, income taxes were the responsibility of the S-Corporation's stockholders and the partnership's partners. For informational purposes, the selected pro forma consolidated financial data for the five years ended March 31, 1997 include a pro forma presentation that includes a provision for income taxes as if the merging entity had operated as a C-Corporation and was combined with the Company for those periods. Such pro forma calculations were based on the income tax laws and rates in effect during those periods and Financial Accounting Standards Board Statement No. 109. Earnings per share for periods ending through March 31, 1997 are calculated using the pro forma financial data. Primary and fully diluted earnings per share on a pro forma basis are the same except in fiscal year 1996 when fully diluted earnings per share was $0.12.

(3) 1994 Other Operating Data excludes the Company's school located in Albany, Georgia, which the Company decided to close in fiscal 1994. See Note 1 above.
(4) Represents the percentage calculated by dividing (i) the number of students who withdrew from the Company's schools in the period by (ii) the sum of the number of students at each month-end in the period and the number of students who withdrew in the period.

                                  RISK FACTORS

     The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus and presented elsewhere by management from time-to-time.

DEPENDENCE ON TITLE IV FUNDING; REGULATORY COMPLIANCE AS A CONDITION FOR CONTINUED ELIGIBILITY FOR TITLE IV FUNDING

     The Company derives a substantial majority of its revenues from federal financial aid received by the students at its schools under Title IV programs administered by the United States Department of Education under the HEA. Each of the Company's schools participates in Title IV Programs. In order to participate in Title IV Programs, an institution, such as each of the schools owned and operated by the Company, must obtain certification by the Department of Education as an "eligible institution." To obtain such certification, the institution must satisfy certain eligibility, program, and general requirements imposed by the HEA and by regulations thereunder (the "Regulations") promulgated and enforced by the Department of Education. Generally, a school (a main campus and any additional locations for purposes of the Regulations) is considered separately for compliance with the Regulations. All but two of the Company's schools are main campuses. An institution also must be authorized to offer its programs by the relevant state agency where it is located and it must be accredited by a nationally recognized accrediting agency to obtain and maintain such certification. Each of the Company's schools is licensed and approved in the state where it operates and is accredited by at least one nationally recognized accrediting agency.

     The provisions of the HEA and the Regulations govern many aspects of the operation of the Company and its schools, including, but not limited to (i) the maximum acceptable rate of default by a school's students with respect to federally guaranteed or funded student loans, (ii) the maximum acceptable proportion of school revenues derived from Title IV Programs, (iii) the school's satisfaction of certain financial responsibility standards, (iv) the school's satisfaction of certain administrative capability standards, (v) the ability of a school to add locations and educational programs, and (vi) the ability of the Company to engage in transactions involving a change in ownership resulting in a change in control of the schools or the Company. Generally, each school is considered separately for purposes of determining compliance with the regulatory requirements, although certain financial reporting is done on a consolidated basis.

     Financial Responsibility Requirements. The HEA and the Regulations prescribe specific standards of financial responsibility which the Department of Education must consider with respect to qualification for participation in the Title IV Programs ("Financial Responsibility Standards"). These standards are generally applied on an individual school basis. However, there can be no assurance that the Department of Education will not attempt to apply such standards on a consolidated basis. If the Department of Education determines that any of the Company's schools fails to satisfy the Financial Responsibility Standards, it may require that such schools post an irrevocable letter of credit (a "Financial Responsibility Bond") in favor of the Secretary of Education in an amount equal to not less than one-half of Title IV Program funds received by the school during the last complete award year or, in the Department of Education's discretion, require some other less onerous demonstration of financial responsibility (a "Demonstration of Financial Responsibility").

     Among the principal Financial Responsibility Standards which a school must satisfy are: (i) an "acid test" ratio (defined as the ratio of the total of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1-to-1 at the end of the most recent fiscal year, (ii) a positive tangible net worth, as defined by the applicable Regulations, at the end of the most recent fiscal year (the "Tangible Net Worth Standard") and (iii) net operating results for the two most recent fiscal years, excluding extraordinary losses or losses from discontinued operations, which do not show an aggregate net loss in excess of 10% of tangible net worth at the beginning of the two year period.

     Student Loan Defaults. The HEA provides that a school may lose its eligibility to participate in some or all Title IV Programs if defaults on the repayment of federally guaranteed student loans or direct loans exceed certain rates ("Cohort Default Rates"). Cohort Default Rates are calculated for each school for each federal fiscal year by determining the rate at which the school's students entering in that federal fiscal year default on repayment of their loan by the end of the following federal fiscal year. Cohort default rates are subject to revision by the Department of Education if new data becomes available and are subject to appeal by schools contesting the accuracy of the data or the adequacy of the servicing of the loans by the loan servicer. A school that is determined to have had Cohort Default Rates of 25% or greater for the three most recent federal fiscal years for which data is available is subject to immediate loss of eligibility to participate in substantially all Title IV Student Loan Programs, subject to a limited appeal of the determination, including an appeal based on a claim of exemption from the Cohort Default Rate requirements by virtue of exceptional mitigating circumstances. The loss of eligibility lasts for the duration of the federal fiscal year in which the determination of ineligibility is made, plus the two succeeding federal fiscal years. However, an institution remains eligible for Title IV funding while an appeal of such determination is pending. The loss of Title IV eligibility at one or more of the Company schools could have a material adverse effect on the Company's operations.

CHANGE IN OWNERSHIP RESULTING IN CHANGE IN CONTROL

     Upon a change in ownership resulting in a change in control of the Company, as defined in the HEA and the Regulations, each of the Company's schools would lose its eligibility to participate in Title IV Programs for an indeterminate period of time during which it applies to regain eligibility. A change of control also could have significant regulatory consequences for the Company at the state level and could affect the accreditation of the Company's schools.

     The Department of Education's regulations provide that after a Company becomes publicly-traded, a change in control occurs when a report on Form 8-K is required to be filed with the Securities and Exchange Commission disclosing a change in control. Most states and accrediting agencies have similar requirements, but they do not provide a uniform definition of change in control. If the Company were to lose its eligibility to participate in Title IV Programs for a significant period of time pending an application to regain eligibility, or if it were determined not to be eligible, its operations would be materially adversely affected. The possible loss of Title IV eligibility resulting from a change in control may also discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company.

PARTICIPATION IN FEDERAL DIRECT LENDING PROGRAM; RISK OF LEGISLATIVE ACTION

     Prior to fiscal 1995, the Company derived all of its Title IV loan funding from the FFEL loan program. Since fiscal 1995, the Company's schools elected to administer their Title IV loan funding pursuant to the Federal Direct Student Loan Program ("FDSLP"). As of this date, the Company expects to derive all of its Title IV loan funding pursuant to the FDSLP program in fiscal 1998. Funding for the FDSLP, as well as for the FFEL program, must be appropriated by Congress annually. FDSLP and FFEL loans represent a substantial majority of the Company's revenues. There can be no assurance that funding will continue at current levels, or that the FDSLP program itself will be continued. If the FDSLP program were discontinued, or funding reduced so as to reduce the amount of direct lending funds available to the Company's schools, the Company would have to rely on loans provided pursuant to FFEL. Loans pursuant to FFEL are administered through outside lenders, such as banking institutions and are federally guaranteed. Although the Company believes that it would have no difficulty finding lenders for federally guaranteed student loans to its students under FFEL, there can be no assurance that such loans would be available in amounts sufficient to provide for the Company's schools to operate at current and anticipated levels, or at all.

     Furthermore, there can be no assurance that federal funding for the FFEL Program will be continued at current levels, or at all. Because the Company derives a substantial majority of its cash receipts from Title IV funding, discontinuance or significant reductions in the FDSLP and, if the FDSLP program is discontinued or reduced, the FFEL program, would have a material adverse effect on the Company's operations.

RELIANCE ON ACQUISITIONS

     The Company has acquired all of its schools. Several of the schools acquired by the Company have experienced losses following their acquisition either in connection with their integration into the Company's operations or because of their failure to perform as anticipated by the Company. The Company expects that a significant part of its future growth will be based on its ability to identify, acquire and profitably operate additional schools. While the Company is continually searching for acquisition opportunities, there can be no assurance that the Company will be successful in identifying, acquiring and operating additional schools. When the Company acquires an existing school and accounts for the acquisition as a "purchase" rather than a "pooling of interests" a significant portion of the purchase price for such school is often allocated to goodwill and intangibles because most of these acquisitions do not involve the purchase of significant amounts of tangible property. All of such goodwill and intangibles must be amortized over a relatively short period of time, which reduces the Company's reported earnings. If any potential acquisition opportunities are identified, there can be no assurance that the Company will be able to consummate the acquisition on terms favorable to the Company and successfully integrate any such acquisition into its existing operations and there can be no assurance as to the timing or effect on the business of the Company of any such acquisitions.

     The Company's acquisition of a school constitutes a change in ownership resulting in a change of control with respect to such school for purposes of Title IV eligibility, which means that schools must either be acquired subject to recertification of eligibility by the Department of Education or that the school will lose its eligibility to participate in Title IV Programs for an indeterminate period of time during which it applies for recertification of eligibility. The Company's experience has been that the Department of Education typically processes such applications for recertification in three to six months. Since this is less than the minimum enrollment period for each of the Company's schools, there generally should be no significant interruption of Title IV funding caused by the need to apply for a recertification of eligibility as a result of an acquisition. There can be no assurance, however, that recertification applications will be acted upon on a timely basis by the Department of Education so as to avoid any significant interruption of Title IV funding to students at the acquired school. Prior to recertification by the Department of Education, the Company must also obtain approval of the change in control from applicable states and accrediting agencies. In the past this process has taken from three to six months for the Company to complete. The Company has been timely recertified for eligibility by the Department of Education with respect to each of its acquisitions. Although the Company has had no difficulty in obtaining such recertification and approval in the past, there can be no assurance that such state, accrediting and Department of Education approvals may not be subject to unexpected delays or difficulties which may materially and adversely effect the Company's operations.

     In acquiring a school, the Company becomes liable to the Department of Education for any liabilities of the seller on account of the seller's failure to comply with the HEA or the Regulations prior to the date of acquisition. The Company attempts to minimize the impact of any such liabilities by including representations as to regulatory compliance and indemnification provisions in the relevant acquisition agreements. No material amount of unindemnified Title IV regulatory liabilities have been asserted against the Company with respect to any of its prior acquisitions, however, no assurance can be given that any assertions will not be made in the future. In addition, if available offsets are insufficient, there can be no assurance that the parties responsible for indemnification of the Company from such liabilities will have the financial resources necessary to indemnify the Company for all or any portion of such possible liabilities.

VARIABILITY IN QUARTERLY OPERATING RESULTS

     The Company's quarterly revenues have varied in the past and may vary significantly in the future as a result of a number of factors, including fluctuations in the number of new students enrolling in the Company's programs. New enrollments in the Company's schools tend to be higher in the third and fourth fiscal quarters because the third and fourth quarters cover periods associated with the beginning of school semesters. The Company expects these seasonal trends will continue.

COMPETITION

     The postsecondary education market is highly fragmented and competitive with no private or public institution having a significant market share. The Company's schools compete for students with not-for-profit public and private colleges and proprietary institutions which offer degree and/or non-degree granting programs. Such proprietary institutions include vocational and technical training schools, continuing education programs and commercial training programs. Public and private colleges may offer programs similar to those offered by the Company's schools at lower tuition costs due in part to government subsidies, foundation grants, tax deductible contributions, or other financial resources not available to proprietary institutions. Certain of the Company's competitors in both the public and private sector have greater financial and other resources than the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends upon the availability and performance of its senior management, particularly Gary D. Kerber, the Company's Chairman and President. Mr. Kerber has entered into an employment contract with the Company, however, it may be terminated by him at any time. Although the Company maintains key man life insurance on Mr. Kerber in the amount of $1,000,000, the loss of Mr. Kerber's services could have a material adverse effect on the Company.

ABSENCE OF DIVIDENDS

     The Company has not paid any dividends to date. The Company does not currently intend to declare or pay dividends on its Common Stock in the foreseeable future, but plans to retain any earnings for use in its business operations. In addition, the Bank Credit Facility contains restrictions which prohibit the Company from paying dividends while such credit line is in effect.

ANTI-TAKEOVER PROVISIONS AND TITLE IV CHANGE IN CONTROL REGULATIONS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws authorize the issuance of "Blank Check" preferred stock and establishing advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, which transactions might be viewed favorably by minority stockholders. Provisions in the applicable Regulations pursuant to which the Company would lose its Title IV eligibility in the event of a change in ownership resulting in a change of control could have a similar discouraging effect.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders.


     Sale of the Common Stock by the Selling Shareholders may be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market or on any national or regional securities exchange in which the Common Stock is listed or traded, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the Selling Shareholders has, to the Company's knowledge, entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares. The Selling Shareholders may effect transactions by selling their Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act.



     The Company has agreed to keep the Registration Statement, of which this Prospectus is a part, effective until all the Shares are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation. In addition, any shares that qualify for sale pursuant to

Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus.



     The Selling Shareholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Shares. The Company will pay all expenses incident to the offering and sale of the Shares by the Selling Shareholders, including but not limited to, fees and expenses of compliance with state securities or "blue sky" laws. No underwriters are employed with respect to the sale of the Shares, nor will the Company pay any fees upon their sale.


                                DIVIDEND POLICY

     The Company anticipates that it will not pay dividends on the Common Stock for the foreseeable future and that it will retain its earnings to finance future growth. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors and applicable corporation law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, the effect of such payment on the Company's financial condition and other factors the Company's Board of Directors may in the future consider to be relevant. Prior to 1991, the Company's convertible preferred stock had a cumulative dividend feature of 8% per annum. This feature was eliminated in 1991 and the dividends due of $1,232,498 were paid by the issuance of 410,833 shares of Common Stock. Since then, no dividends have been declared or paid on the convertible preferred stock, which shares were converted into 1,705,082 shares of Common Stock in connection with the consummation of the IPO. No dividends have been declared or paid on the Common Stock since the Company's inception.

                                 CAPITALIZATION


     The following table sets forth, as of June 30, 1997, the capitalization of the Company. The Company will not receive any of the proceeds from the sale of Common Stock by Selling Shareholders.



                                                                    JUNE 30, 1997
                                                              --------------------------
                                                              HISTORICAL      PRO FORMA
                                                              -----------     ---------
                                                                     (UNAUDITED)
Long term debt..............................................    $ 2,599        $ 2,599
Stockholders' equity
  Preferred Stock, authorized 5,000,000 shares, none issued
     and outstanding........................................
  Common Stock, $.01 par value -- authorized 15,000,000
     shares, 7,418,100 shares issued and outstanding........         74             74
Additional paid-in capital on common stock..................     30,223         30,223
Accumulated deficit.........................................     (1,784)        (1,784)
Less treasury stock, at cost (34,817 shares of common
  stock)....................................................       (100)          (100)
                                                                -------        -------
          Total stockholders' equity........................     28,413         28,413
                                                                -------        -------
          Total capitalization..............................    $31,012        $31,012
                                                                =======        =======

            SELECTED CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA


     The selected financial data set forth below is derived from and should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, filed as part of this Prospectus. All periods have been restated to reflect the pooling of interests of the Nebraska Acquisition. The financial information for the Company's fiscal years ended March 31, 1993 through 1995 includes the results of the Nebraska School's fiscal year ended December 31, 1992 through 1994, respectively. The results of the Company's fiscal years ended March 31, 1996 and 1997 and three months ended June 30, 1996 and 1997 reflect a conformed year-end for the Nebraska Schools. The financial data set forth below for each of the three years in the period ended March 31, 1997 and as of March 31, 1997 and 1996, have been derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The financial data for each of the two years in the period ended March 31, 1994 and as of March 31, 1995, 1994, and 1993 have been derived from audited Consolidated Financial Statements of the Company not included in this Prospectus. The information at June 30, 1997 and June 30, 1996 and for the three month periods then ended is unaudited, but in the opinion of the Company reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods. These historical results are not necessarily indicative of the results that may be expected in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                                              THREE MONTHS
                                                            YEAR ENDED MARCH 31,                             ENDED JUNE 30,
                                       --------------------------------------------------------------   -------------------------
                                          1993         1994         1995         1996         1997         1996          1997
                                       ----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net revenues.........................  $   25,139   $   32,231   $   37,080   $   43,347   $   49,450   $   10,401    $   12,909
School operating costs:
  Cost of education and facilities...      10,359       14,944       17,488       19,651       23,151        5,243         6,370
    Selling and promotional
      expenses.......................       3,470        4,985        6,216        6,534        7,531        1,670         1,976
  General and administrative
    expenses.........................       6,773       10,022       10,826       12,369       14,042        2,985         3,985
Amortization of goodwill and
  intangibles........................       1,071        1,235        1,255          883          886          176           313
Other expenses(1):
  Merger costs.......................          --           --           --           --          391           --            --
  Legal defense and settlement
    costs............................          --                                                               --
  Loss on closure or relocation of
    schools..........................          --        1,126           --           50          144           --            --
  Impairment of goodwill and
    intangibles......................          --           --          176          764           --           --            --
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Income (loss) from operations........       3,466          (81)         519        1,981        3,305          327           265
Interest (income) expense, net.......         572          809          935          822          284          211           (94)
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Income (loss) before income taxes and
  extraordinary item.................       2,894         (890)        (416)       1,159        3,021          116           359
Provision for income taxes...........         749         (170)          28          632         (845)          44           146
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Income (loss) before extraordinary
  item...............................       2,145         (720)        (444)         527        3,866           72           213
Extraordinary item...................          --           --           --           --          309           --            --
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
Net income (loss)....................  $    2,145   $     (720)  $     (444)  $      527   $    3,557   $       72    $      213
                                       ==========   ==========   ==========   ==========   ==========   ==========    ==========
Pro forma income tax data(2):
  Income (loss) before income taxes
    and extraordinary item...........  $    2,894   $     (890)  $     (416)  $    1,159   $    3,021   $      116            --
  Provision for income taxes.........       1,223          173           97          487          409           57            --
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
  Income (loss) before extraordinary
    item.............................       1,671       (1,063)        (513)         672        2,612   $       59            --
  Extraordinary item, net of income
    taxes............................          --           --           --           --          309           --            --
                                       ----------   ----------   ----------   ----------   ----------   ----------    ----------
  Pro forma net income (loss)........  $    1,671   $   (1,063)  $     (513)  $      672   $    2,303   $       59            --
                                       ==========   ==========   ==========   ==========   ==========   ==========    ==========
Income (loss) per share before
  extraordinary loss(2)..............  $     0.39   $    (0.43)  $    (0.21)  $     0.13   $     0.41   $     0.01    $     0.03
Net income (loss) per share(2).......  $     0.39   $    (0.43)  $    (0.21)  $     0.13   $     0.36   $     0.01    $     0.03
Weighted average shares
  outstanding(2).....................   4,330,864    2,483,115    2,483,115    5,149,764    6,447,339    5,524,548     7,603,243

OTHER OPERATING DATA(3):
Number of schools at end of period...          11           16           16           16           19           16            19
Number of students at end of
  period.............................       2,840        4,026        4,695        4,954        5,993        4,347         5,604
Number of new student starts during
  period.............................       4,581        5,504        6,297        6,706        7,358        1,242         1,693
Monthly withdrawal rate during
  period(4)..........................         5.8%         4.8%         4.3%         4.1%         4.2%         4.6%          4.4%

                                                 MARCH 31,                              JUNE 30,
                              -----------------------------------------------   -------------------------
                               1993      1994      1995      1996      1997        1996          1997
                              -------   -------   -------   -------   -------   -----------   -----------
                                          (DOLLARS IN THOUSANDS)                       (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...  $ 7,061   $ 2,737   $ 2,733   $ 3,209   $14,048     $ 2,895       $ 9,158
Total current assets........    9,918     7,364     8,125     8,375    21,800       7,632        17,771
Total assets................   19,246    21,047    21,867    20,986    42,073      20,442        37,816
Long term debt, including
  current portion...........    4,756     7,688     8,974     7,755     6,129       7,364         2,590
Total liabilities...........    9,516    13,251    15,271    14,717    13,873      14,354         9,404
Total stockholders'
  equity....................    9,730     7,796     6,596     6,269    28,200       6,088        28,413


---------------

(1) Other expenses consist of (i) a charge in fiscal 1994 of $1,126 in connection with the closing of a school purchased in 1989; (ii) charges in fiscal 1995 of $600 for legal costs associated with the defense of the class action lawsuit, and $176 for impairment of other intangible assets, (iii) charges in fiscal 1996 of $1,115 for the settlement of the class action lawsuit, $50 for the cost of relocating a school, and $764 for the impairment of goodwill and other intangible assets; and (iv) charges in fiscal 1997 of $144 for the consolidation of two schools in Virginia and two schools in California and $391 in merger expenses related to the Nebraska Acquisition.

(2) Prior to March 31, 1997, the corporation which owned the Nebraska schools and its predecessor were organized as a Subchapter S-Corporation and a partnership, respectively, under the Internal Revenue Code. Accordingly, income taxes were the responsibility of the S-Corporation's stockholders and the partnership's partners. For informational purposes, the selected pro forma consolidated financial data for the five years ended March 31, 1997 include a pro forma presentation that includes a provision for income taxes as if the merging entity had operated as a C-Corporation and was combined with the Company for those periods. Such pro forma calculations were based on the income tax laws and rates in effect during those periods and Financial Accounting Standards Board Statement No. 109. Earnings per share for periods ending through March 31, 1997 are calculated using the pro forma financial data. Primary and fully diluted earnings per share on a pro forma basis are the same except in fiscal year 1996 when fully diluted earnings per share was $0.12.

(3) 1994 Other Operating Data excludes the Company's school located in Albany, Georgia, which the Company decided to close in fiscal 1994. See Note 1 above.
(4) Represents the percentage calculated by dividing (i) the number of students who withdrew from the Company's schools in the period by (ii) the sum of the number of students at each month-end in the period and the number of students who withdrew in the period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     This Prospectus contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth under the caption "Risk Factors" above.


     The following discussion of the Company's results of operations and financial condition should be read in conjunction with "Selected Consolidated Financial and other Operating Data" and the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus.

GENERAL

     The Company owns and operates 19 schools in nine states which together provide diversified career oriented postsecondary education to approximately 6,000 students as of March 31, 1997. The Company derives its revenue almost entirely from tuition, fees and charges paid by, or on behalf of, its students. Most students at the Company's schools rely on funds received under various government-sponsored student financial aid programs, especially Title IV Programs, to pay a substantial portion of their tuition and other education-related expenses. During fiscal 1997, approximately 76% of the Company's cash receipts were indirectly derived from Title IV Programs. Cash receipts represented approximately 98% of the Company's net revenue in fiscal 1997.

     The Company's revenue varies based on the aggregate student population, which is influenced by the number of students attending the Company's schools at the beginning of a fiscal period, by the number of new students entering the Company's schools during such period, and by student retention rates. New students enter the Company's schools' degree granting programs four times a year and diploma courses every four-to-six weeks. The Company believes that the size of its student population is affected to some extent by general economic conditions, and that, in the absence of countervailing factors, student enrollments and retention rates would tend to increase as opportunities for immediate employment for high school graduates decline and decrease as such opportunities increase. The purchase of new Company schools and the introduction of additional program offerings at existing Company schools have been significant factors in increasing the aggregate student population in recent years.

     In the fiscal year ending March 31, 1997, the Company derived approximately 93% of its net revenue from tuition. The Company recognizes tuition revenue on each student contract as earned on a pro rata monthly basis over the term of the contract. Refunds are due if a student withdraws from school prior to completion of the program and are computed using methods required by accrediting agencies or state and federal regulations. As of the time of withdrawal, the total earnings on the contract mandated by the applicable formula are compared to the revenue previously recognized by the Company. This comparison can result in either an increase or decrease in final revenue recognition, which is recorded for accounting purposes at the time of the applicable student's withdrawal. Historically, these net adjustments have not been material. Other educational revenue is comprised of fees and textbook sales.

     The Company incurs expenses throughout a fiscal period in connection with the operation of its schools. The cost of education and facilities includes faculty salaries and benefits, cost of books sold, occupancy costs, depreciation and amortization of equipment costs and leasehold improvements, and certain other educational and facility costs incurred by the Company's schools.

     Selling and promotional expenses include admission representatives' salaries and benefits, direct and indirect marketing expenses and advertising expenses.

     General and administrative expenses include schools', regional offices' and home office's salaries and benefits, other direct and indirect costs of the schools, regional offices, and home office, and the provision for losses on accounts receivable.

     Since its inception, the Company has pursued a strategy of growth through acquisition. All of the Company's schools have been acquired. Except in the case of a pooling of interests, the Company records as goodwill and intangibles the difference between the purchase price of a school and the fair value of its tangible net assets. Since inception, the Company has allocated approximately $20.8 million of its purchase prices of acquired schools to goodwill and intangibles. Goodwill is amortized over 15 years. Other intangibles are amortized over two to 15 years. The Company also frequently enters into non-competition agreements with the owners or employees of the schools it acquires and generally records the cost of such non-competition agreements as intangible assets which are amortized over their respective lives which range from two to ten years. Effective July 1993, such amortization is tax deductible; however, amortization related to acquisitions consummated prior to that date is only partially tax deductible on a current basis.

VARIATIONS IN QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth unaudited quarterly financial data for each of the nine fiscal quarters in the period ended June 30, 1997 and such data expressed as a percentage of the Company's totals with respect to such information for the applicable fiscal year. The Company believes that this information includes all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such quarterly information when read in conjunction with the consolidated financial statements included elsewhere herein. The operating results for any quarter are not necessarily indicative of the results for any future period.



                                                                                                                 FISCAL YEAR
                                                                                                                    ENDED
                                  FISCAL YEAR ENDED MARCH 31, 1996        FISCAL YEAR ENDED MARCH 31, 1997      MARCH 31, 1998
                                -------------------------------------   -------------------------------------   --------------
                                1ST QTR   2ND QTR   3RD QTR   4TH QTR   1ST QTR   2ND QTR   3RD QTR   4TH QTR      1ST QTR
                                -------   -------   -------   -------   -------   -------   -------   -------   --------------
                                                                    (DOLLARS IN THOUSANDS)
Net Revenues:
  Amount......................  $9,765    $10,377   $11,538   $11,667   $10,401   $12,039   $13,324   $13,686      $12,909
  Percentage of fiscal year
    total.....................    22.5%      23.9%     26.6%     27.0%     21.0%     24.3%     26.9%     27.8%          --
Income from operations before
  other expenses:
  Amount......................  $  145    $   792   $ 1,490   $ 1,483   $   327   $ 1,122   $ 1,404   $   987      $   327
  Percentage of fiscal year
    total.....................     3.7%      20.3%     38.1%     37.9%      8.5%     29.2%     36.6%     25.7%          --


     The Company's quarterly net revenues have fluctuated in the past and may fluctuate significantly in the future as a result of a number of factors, principally due to the number and timing of new students enrolling in the Company's programs. New enrollments in the Company's schools tend to be higher in the third and fourth fiscal quarters because the third and fourth quarters cover periods traditionally associated with the beginning of school semesters. The Company believes it is less affected by this seasonal pattern than many other educational institutions because it permits students to enroll in and begin programs in any month of the year at most of its schools. In addition, the impact of seasonality in new enrollments on results of operations has been moderated to some extent by growth in the number of students attending programs and the varying lengths of those programs. In addition, other factors affecting quarterly net revenues include student withdrawals, the termination of programs, the introduction of new programs, the upgrading or lengthening of programs, changes in tuition rates (including changes in response to pricing actions by competitors), changes in government-supported financial aid programs, modification of applicable government regulations or interpretations, regulatory audits or other actions by regulatory authorities. The Company has not experienced any material resistance to raising its tuition rates in the past and, based on such prior experience, anticipates that tuition increases will keep pace with inflation for the foreseeable future. Because certain of the Company's expenses do not vary with student enrollment, quarterly variations in net revenues are amplified at the income (loss) from operations level.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship of certain statement of operations data to net revenues for the periods indicated.


                                                                                             THREE MONTHS
                                                  YEAR ENDED MARCH 31,                      ENDED JUNE 30,
                                      ---------------------------------------------   ---------------------------
                                          1995            1996            1997            1996           1997
                                      -------------   -------------   -------------   ------------   ------------
                                          % OF            % OF            % OF            % OF           % OF
                                         REVENUE         REVENUE         REVENUE        REVENUE        REVENUE
                                      -------------   -------------   -------------   ------------   ------------
                                                                                      (UNAUDITED)    (UNAUDITED)
Net Revenues........................      100.0           100.0           100.0          100.0          100.0
School Operating Costs:
  Cost of education and
     facilities.....................       47.2            45.4            46.8           50.4           49.3
  Selling and promotional...........       16.8            15.1            15.2           16.1           15.3
  General and administrative
     expenses.......................       29.2            28.5            28.4           28.7           30.9
Amortization of goodwill and
  intangibles.......................        3.4             2.0             1.8            1.7            2.4
                                          -----           -----           -----          -----          -----
Income before other expenses........        3.4             9.0             7.8            3.1            2.1
Other expenses......................        2.1             4.4             1.1             --             --
                                          -----           -----           -----          -----          -----
Income from operations..............        1.3             4.6             6.7            3.1            2.1
Interest (income) expense, net......        2.5             1.9             0.6            2.0           (0.7)
                                          -----           -----           -----          -----          -----
Income (loss) before income taxes...       (1.2)            2.7             6.1            1.1            2.8
Provision (benefit) for income
  taxes.............................        0.1             1.5            (1.7)           0.4            1.1
                                          -----           -----           -----          -----          -----
Income (loss) before extraordinary
  item..............................       (1.3)            1.2             7.8            0.7            1.7
Extraordinary item..................         --              --             0.6             --             --
                                          -----           -----           -----          -----          -----
Net income (loss)...................       (1.3)            1.2             7.2            0.7            1.7
                                          =====           =====           =====          =====          =====



Three Months Ended June 30, 1997 Compared With Three Months Ended June 30, 1996



     Net Revenue. Net revenue increased by $2,508 or 24.1%, to $12,909 for the three months ended June 30, 1997 from $10,401 for the three months ended June 30, 1996. Revenue growth was primarily a result of the operations of the Texas, Maryland and Nebraska schools which were acquired in September 1996, December 1996, and March 1997 respectively. Revenue from the operations of schools included in the Company's results for the entire first quarter ending June 30, 1997 and 1996 (which includes the two Nebraska schools due to the restatement for the pooling of interests) increased 3.7%. The number of students attending the Company's schools at the end of the quarter increased 28.9% to 5,604 from 4,347 for the end of the corresponding quarter in 1996 principally as a result of the addition of the Texas and Maryland schools and increased enrollments in the Nebraska schools. The number of new student starts at the Company's schools during the three months ended June 30, 1997 increased to 1,693 from 1,242 for the corresponding three months of the prior year, a 36.3% increase. The Company's San Diego area schools experienced a decline in new student starts of 141 for the current quarter as compared to the corresponding period of the prior year, principally in its medical assistant and medical administration programs. The Company believes the decline in new student starts is attributable to several factors in the San Diego area, including a shift in employer requirements for medical assistants, a continued decline in military personnel, and an increase in employment opportunities. The Company believes that these factors may continue to adversely impact the Company's operations in the San Diego area. All other schools recorded a combined increase in new student starts, largely offsetting the declines discussed above. Student withdrawal rates did not change materially compared to withdrawal rates experienced by the Company during the corresponding three months of the prior year.



     Cost of Education and Facilities. Cost of education and facilities increased by $1,127, or 21.5%, to $6,370 for the three months ended June 30, 1997 from $5,243 for the three months ended June 30, 1996, principally as a result of facility expansions and the addition of the Texas and Maryland schools in fiscal 1997, and costs related to the increased enrollments in the Nebraska schools. The cost of education and facilities as a percentage of net revenue was 49.3% in 1997 compared with 50.4% in 1996.

     Selling and Promotional. Selling and promotional expenses increased by $307, or 18.4%, to $1,977 for the three months ended June 30, 1997 from $1,670 for the three months ended June 30, 1996 principally as a result of the addition of the Texas and Maryland schools. Selling and promotional expenses as a percentage of net revenue was 15.3% in 1997 compared with 16.1% in 1996.



     General and Administrative. General and administrative expenses increased by $1,000, or 33.5%, to $3,985 for the three months ended June 30, 1997 from $2,985 for the three months ended June 30, 1996. General and administrative expenses as a percentage of net revenue increased to 30.9% in 1997 compared with 28.7% in 1997 as a result of the Company's addition of a director of operations for the central region, regional sales positions and increased cost at the company's home office.



     Amortization of Goodwill and Intangibles. Amortization of goodwill and intangibles increased $137 or 77.8%, to $313 for the three months ended June 30, 1997 from $176 for the three months ended June 30, 1996. The increase was primarily a result of the amortization of goodwill arising from the acquisition of the Texas and Maryland schools.



     Interest Income, Net. Net interest income increased $305 to $94 of interest income for the three months ended June 30, 1997 from net expense of $211 for the three months ended June 30, 1996. The change was principally a result of lower debt levels and increased interest income during the three months ended June 30, 1997 due to the investment of a portion of the proceeds of the Company's Initial Public Offering on October 28, 1996.



     Income Taxes. Income taxes increased by $102 to $146 for the three months ended June 30, 1997 from $44 for the three months ended June 30, 1996 due to the increase in income before income taxes.



     Net Income. Net income increased to $213 for the three months ended June 30, 1997 from net income of $72 (pro forma net income of $59) for the three months ended June 30, 1996 principally as a result of increased net revenue, and reduced net interest expense.


Year Ended March 31, 1997 Compared With Year Ended March 31, 1996.

     Net Revenues. Net revenues increased by $6,103, or 14.1%, to $49,450 for the year ended March 31, 1997 from $43,347 for the year ended March 31, 1996. Factors contributing to revenue growth included an increase in the number of students attending the Company's schools and an approximate 4% increase in tuition rates during fiscal 1997. The number of new student starts at the Company's schools during the year increased to 7,358 in fiscal 1997 from 6,706 in fiscal 1996, a 9.7% increase. The Company's three San Diego area schools experienced a decline in new student starts to 1,944 for the current year as compared to 2,178 for the prior year, principally in its medical assistant and medical administration programs. The Company believes the decline in new student starts is attributable to several factors in the San Diego area, including a shift in employer requirements for medical assistants, a continued decline in military personnel, and an increase in employment opportunities. The Company believes that these factors may continue to adversely impact the Company's operations in the San Diego area. The Texas and Maryland schools, acquired in fiscal 1997, accounted for 855 new students starts in fiscal 1997. Student withdrawal rates did not change materially compared to withdrawal rates experienced by the Company during fiscal 1996.

     Cost of Education and Facilities. Cost of education and facilities increased by $3,500, or 17.8%, to $23,151 in fiscal 1997 from $19,651 in fiscal 1996 principally as a result of increased student count at the Company's schools. The cost of education and facilities as a percentage of net revenue was 46.8% in fiscal 1997 compared with 45.4% in fiscal 1996, as a result of increased costs associated with the introduction of several new programs at the Company's two San Diego, California schools.

     Selling and Promotional. Selling and promotional expenses increased by $997, or 15.3%, to $7,531 in fiscal 1997 from $6,534 in fiscal 1996. Selling and promotional expense as a percentage of net revenue was 15.2% in fiscal 1997 compared with 15.1% in fiscal 1996, as a result of increased advertising spending by the Company's schools in order to increase inquiries from prospective students.

     General and Administrative. General and administrative expenses increased by $1,673, or 13.5%, to $14,042 in fiscal 1997 from $12,369 in fiscal 1996 principally as a result of an increase in the number of administrative personnel at the Company's schools and increased costs at the Company's home office and regional offices. Such increase in personnel was necessary to service the increase in student population and the expansion in number of schools. General and administrative expenses as a percentage of net revenues were 28.4% in fiscal 1997 compared with 28.5% in fiscal 1996.

     Amortization of Goodwill and Intangibles. Amortization of goodwill and intangibles increased $3, or .4% to $886 in fiscal 1997 from $883 in fiscal 1996. The increase was a result of amortizing costs associated with schools acquired in fiscal 1997 offset by fully amortizing certain intangible assets acquired in connection with the purchase of schools in fiscal 1992 and prior.

     Other Expenses. Other expenses in fiscal 1997 consisted of a charge of $391 for merger costs associated with the Nebraska acquisition and $144 for the consolidation of two Virginia schools and two California schools.

     Interest Expense, Net. Net interest expense decreased $538, or 65.5%, to $284 in fiscal 1997 from $822 in fiscal 1996 principally as a result of paying off $4.8 million in subordinated debt with the proceeds from the Company's IPO and increased interest income from excess cash on hand.

     Income before Income Taxes and Extraordinary Item. Income before income taxes and extraordinary item increased to $3,021 in fiscal 1997 from $1,159 in fiscal 1996 principally as a result of the decline in other expenses and reduced interest expense, net.

     Extraordinary Item. Extraordinary item consisted of a one time charge of $309 after tax to write off unamortized deferred debt issuance costs and unamortized debt discount for early payoff of subordinated debt from the proceeds of the Company's IPO.

     Income Taxes. The income tax benefit was $845 in fiscal 1997 as compared to expense of $632 in fiscal 1996 due to the 1997 recognition of a benefit from establishing deferred tax assets when the Nebraska Acquisition terminated its status as a Subchapter S Corporation and the 1997 elimination of the deferred tax asset valuation allowance of $1,320 due to the Company's profitable operations in fiscal 1997 and the acquisition of other historically profitable schools. Pro forma income tax expense of $409 in fiscal 1997 as compared to the pro forma income tax benefit of $487 in fiscal 1996 reflects the taxation of the Nebraska Acquisition as a C corporation filing a consolidated return with the Company for all periods and other differences arising from the application of the liability method of accounting for income taxes.

     Net Income. Net income increased in fiscal 1997 to $3,557 as compared to $527 in fiscal 1996 due primarily to the acquisition of the Texas and Maryland schools, improved results in the Nebraska schools, the reduction in the other expenses such as the class action lawsuit settlement and the impairment of goodwill and intangibles, and reduced interest expense, combined with the income tax benefit described above in fiscal 1997.

  Year Ended March 31, 1996 Compared With Year Ended March 31, 1995.

     Net Revenues. Net revenues increased by $6,267, or 16.9%, to $43,347 for the year ended March 31, 1996 from $37,080 for the year ended March 31, 1995. Factors contributing to revenue growth included an increase in the number of students attending the Company's schools and an approximate 5% increase in tuition rates during fiscal 1996. The number of students attending the Company's schools increased 16.6% from the beginning of fiscal 1995 to the beginning of fiscal 1996. The number of new student starts at the Company's schools during the year increased to 6,706 in fiscal 1996 from 6,297 in fiscal 1995, a 6.5% increase. The seven new schools acquired in fiscal 1994 and the two Nebraska schools accounted for 2,845 new student starts in fiscal 1996 compared with 2,559 in fiscal 1995 representing a 11.2% increase. Student withdrawal rates did not change materially compared to withdrawal rates experienced by the Company during fiscal 1995.

     Cost of Education and Facilities. Cost of education and facilities increased by $2,163, or 12.4%, to $19,651 in fiscal 1996 from $17,488 in fiscal 1995 principally as a result of increased student count at the

Company's schools. The cost of education and facilities as a percentage of net revenue was 45.4% in fiscal 1996 compared with 47.2% in fiscal 1995, reflecting the Company's ability to serve a greater student population without a corresponding proportional increase in faculty and facilities costs.

     Selling and Promotional. Selling and promotional expenses increased by $318, or 5.1%, to $6,534 in fiscal 1996 from $6,216 in fiscal 1995. Selling and promotional expenses as a percentage of net revenues was 15.1% in fiscal 1996 compared with 16.8% in fiscal 1995, due to an increased percentage of new student starts resulting from student referrals.

     General and Administrative. Administrative expenses increased by $1,543, or 14.3%, to $12,369 in fiscal 1996 from $10,826 in fiscal 1995 principally as a result of an increase in the number of administrative personnel at the schools. Such increase in personnel was necessary to service the increased student population. Administrative expense as a percentage of net revenues declined to 28.5% in fiscal 1996 compared with 29.2% in fiscal 1995 resulting from the Company's ability to leverage fixed costs at the home office, regional and school level.

     Amortization of Goodwill and Intangibles. Amortization of goodwill and intangibles declined $372, or 29.6%, to $883 in fiscal 1996 from $1,255 in fiscal 1995. The decline was a result of fully amortizing certain intangible assets acquired in connection with the purchase of schools in fiscal 1992 and prior.

     Other Expenses. Other expenses in fiscal 1996 consisted of a charge of $1,115 for the settlement of a class action lawsuit and a $50 charge related to the relocation of one of the Company's schools, and $764 for the impairment of goodwill and intangibles due to operating losses of the Company's Roanoke, Virginia school.

     Interest Expense, Net. Net interest expense decreased $113, or 12.1%, to $822 in fiscal 1996 from $935 in fiscal 1995 principally as a result of lower debt levels during fiscal 1996.

     Income Taxes. Income taxes increased by $604 to $632 in fiscal 1996 from $28 in fiscal 1995 due principally to not recognizing a tax benefit for the impairment of goodwill and intangibles and a portion of the legal settlement. As a result, the effective income tax rate in fiscal 1996 was substantially higher than in fiscal 1995.

     Net Income. Net income increased to $527 in fiscal 1996 from a loss of $444 in fiscal 1995 principally as a result of increased net revenues and reduced expenses as a percentage of net revenues.

LIQUIDITY AND CAPITAL RESOURCES


     During the three fiscal years ended March 31, 1997, the Company financed its operating activities and capital requirements, including debt repayments, principally from cash provided by operating activities and by a $2.2 million subordinated debt borrowing in March 1995. Cash provided by operating activities for fiscal 1996 and fiscal 1997 was $4.3 million and $2.7 million, respectively and cash used in operating activities for the quarter ended June 30, 1996 and 1997 was $248 and $921 respectively. The use of cash experienced in the quarter ended June 30, 1997 was a result of payments of debt related to the Texas and Maryland acquisitions, and payments of accrued merger expenses. The Company's principal sources of funds at June 30, 1997 were cash and cash equivalents of $9.2 million and accounts receivable of $7.1 million.


     Historically, the Company's investment activity has primarily consisted of capital asset purchases and the purchase of schools. Capital expenditures, excluding capital leases, totaled $1.3 million and $2.0 million for fiscal 1996 and 1997, respectively, as a result of purchasing additional equipment and upgrading and replacing existing equipment such as computers and medical equipment for school programs, and expanding facilities at several locations. Purchases of the Texas and Maryland businesses, including goodwill and intangibles, totaled $5.2 million of which $1.4 million was paid in cash in fiscal 1997.

     The Company's capital assets consist primarily of classroom and laboratory equipment (such as computers and medical devices), classroom and office furniture, and leasehold improvements. All building facilities are leased with the exception of the land and buildings owned by the Company in Dayton, Ohio, Lincoln, Nebraska and Omaha, Nebraska. The Company plans to continue to expand current facilities, upgrade and replace equipment, and open new schools. The Company expects fiscal 1998 capital expenditures for its existing schools to be approximately $2.2 million. The Company expects that its fiscal 1998 operations and planned capital expenditures can be funded through cash to be generated from existing operations.

     Cash flow from operations on a long term basis is highly dependent on the receipt of funds from Title IV Programs, and presently a majority of the Company's net revenues are derived from Title IV Programs. Disbursement of Title IV Program funds is dictated by federal regulations. For students enrolled in "non-term" programs (i.e., not divided into quarters or semesters), payments are generally made in two equal installments, one in the first 30 days following the student's first day of class and the second when the student reaches the midpoint of the program. For students enrolled in term programs (i.e., quarters or semesters), payments are made at the beginning of each term, with the exception of the initial disbursement which is made 30 days following the student's first day of class. In addition, the Title IV regulations set forth other financial standards for the Company and its schools including restrictions for (i) positive tangible net worth, (ii) an "acid" test ratio of at least 1-to-1, (iii) a 10% limitation on losses as a percentage of tangible net worth and (iv) the maintenance of a minimum cash reserve equal to 25% of prior year school refunds in the event of certain non-compliance. Except with respect to the operating losses incurred at the Company's Roanoke school, the Company believes each of its schools satisfied the financial responsibility standards. Because the HEA and the Regulations are subject to amendment, and because the Department of Education may change its interpretation of the HEA and the Regulations, there can be no assurance that the Department of Education will agree in the future with the Company's interpretation of each such requirement or that such requirements will not change in the future.

     In connection with the Texas Acquisition, the Company made payments of approximately $1,150,000 to the sellers in May 1997 and will make note payments of approximately $250,000 per year for five years, beginning in fiscal 1998. The Company's Title IV funding from its Texas Acquisition was suspended pending Department of Education recertification, which was received in April 1997. In connection with the Maryland Acquisition, the Company made payments of $1,350,000 in May 1997. No further amounts are due. The Company's Title IV funding from its Maryland Acquisition was suspended pending Department of Education recertification, which was received in April 1997. The Company's Title IV funding for its Nebraska Acquisition has been suspended pending Department of Education recertification, which is expected to be received in the fall of 1997.

     The Company anticipates it will need additional debt or equity financing in order to carry out its strategy of growth through acquisitions. In February 1997, the Company entered into a loan agreement with a major U.S. bank for loan facilities to the Company of up to $17.5 million (the "Bank Credit Facility"). Of the total amount of the Bank Credit Facility, $5 million is to be provided in the form of a three year revolving line of credit and the remainder by a term loan facility maturing on the third anniversary of the Bank Credit Facility. Subject to compliance by the Company with certain financial conditions and expenditure of all the proceeds from the IPO, the term loan facility provides $5 million of availability the first year, increasing to $7.5 million in the second year and $12.5 million in the third year. Interest is charged on borrowings at different floating rates above LIBOR depending on certain financial conditions of the Company and depending on whether drawn under the revolving line of credit or the term loan. In addition, the Bank Credit Facility provides for commitment fees to be paid on the unused portion of the facility. The Bank Credit Facility also contains restrictions on the payment of dividends and incurrence of additional debt, and various other financial covenants. The Bank Credit Facility is secured by substantially all of the assets of the Company. The Company believes this Bank Credit Facility will be adequate to meet its financing needs for at least the next twelve months.

     Effect of Inflation. The Company does not believe its operations have been materially affected by inflation.

                                    BUSINESS

COMPANY HISTORY

     The Company, a Delaware corporation, was founded in 1988 by Gary D. Kerber, the Chairman of the Board and President of the Company. The Company began business by acquiring seven schools in fiscal 1989 and 1990, all of which offered programs in the healthcare field. In fiscal 1992, the Company continued to grow by acquisition and implemented a new strategy to diversify outside of the healthcare field by acquiring a fashion and design school. In fiscal 1993 and 1994, the Company acquired seven additional schools which included schools offering programs in the fields of healthcare, business, fashion and design, and photography. In fiscal 1997, the Company acquired six schools which included schools offering programs in the fields of healthcare and business -- See "Fiscal Year 1997 Acquisitions." As a result of its fiscal 1992, 1993, 1994 and 1997 acquisitions (4,176 students were attending such schools at the date of their respective acquisitions) and increasing enrollment at its existing and newly acquired schools, the number of students attending the Company's schools rose 3,153 from 2,840 at March 31, 1993 to 5,993 at March 31, 1997. During the same period, the Company's net revenues increased 97% from $25.1 million for the year ended March 31, 1993 to $49.4 million for the year ended March 31, 1997. As of March 31, 1997, the Company owned and operated 19 schools in nine states. The foregoing and all other information include the operations of the Company's two schools in Nebraska, which were acquired in fiscal 1997 and accounted for as a pooling of interests.

THE IPO

     In October 1996, the Company completed an initial public offering (the "IPO") of 2,200,000 shares of its common stock and received net proceeds of approximately $19.3 million. Approximately $4.8 million of the net proceeds of the IPO were used to repay indebtedness and related interest and expenses. The remainder of the net proceeds, approximately $14.5 million, have been and continue to be used for general corporate purposes, principally the expansion of its operations through the acquisition of additional schools and adding academic programs at existing schools. Certain stockholders also sold 410,000 shares in the IPO; the Company received no proceeds related to these sales.

FISCAL YEAR 1997 ACQUISITIONS

     During the fiscal year ended March 31, 1997, the Company acquired a total of six schools operating in Texas, Maryland and Nebraska.

  The Texas Acquisition

     In September 1996, the Company acquired three Texas schools (the "Texas Schools") for $2.5 million (the "Texas Acquisition"). As of the acquisition date, approximately 706 students attended the schools, which offer diploma and degree programs in the healthcare field at locations in San Antonio, McAllen, and El Paso, Texas. As of March 31, 1997, approximately 844 students attended the Texas Schools. The acquisition was accounted for as a purchase and the results of operations of the Texas Schools are included in the consolidated results of operations of the Company, effective September 1996.

     Of the $2.5 million purchase price for the Texas Acquisition, $1,250,000 was paid in cash and the remaining $1,250,000 was financed by the issuance of the Company's five-year promissory note bearing interest at 8% per annum and due in five equal annual principal payments, beginning in fiscal year 1998.

  The Maryland Acquisition

     In December 1996, the Company acquired one school in Maryland known as Hagerstown Business College (the "Hagerstown School") for $2.7 million in cash (the "Maryland Acquisition"). As of the date of the acquisition, approximately 495 students attended Hagerstown Business College, which offers diploma and degree programs in the field of business at a single location in Hagerstown, Maryland, which is located in the Washington, D.C.-Baltimore corridor. As of March 31, 1997, approximately 435 students attended the Hagerstown School. The decrease is a result of the seasonal timing of student starts. The acquisition was accounted for as a purchase and the results of operations of the Hagerstown School are included in the consolidated results of the operations of Company, effective December 1996.

  The Nebraska Acquisition

     On March 31, 1997, the Company acquired two schools located in Nebraska (the "Nebraska Schools") by merging Educational Management, Inc., a privately held corporation, which previously operated the schools, into a wholly-owned subsidiary of the Company in exchange for 761,263 shares (the "Merger Shares") of the Company's common stock (the "Nebraska Acquisition"). As of March 31, 1997, approximately 687 students attended the Nebraska Schools, which offer degree and diploma programs in business and healthcare at locations in Lincoln, Nebraska ("Lincoln") under the name of the "Lincoln School of Commerce," and Omaha, Nebraska ("Omaha") under the name "Nebraska College of Business." The Nebraska Acquisition has been accounted for as a pooling of interests, and therefore the results of the Nebraska Schools' operations are included in the restated consolidated results of operations of the Company for fiscal 1997 and all prior periods.

     The Company agreed to file a registration statement pursuant to the Securities Act of 1933 (the "Act") with respect to the Merger Shares prior to August 1, 1997, which date was extended by mutual agreement. When declared effective by the Securities and Exchange Commission (the "SEC"), and provided it continues to be effective, such registration statement will enable the holders of the Merger Shares to sell their shares in the public market.

OVERVIEW

     As of March 31, 1997, the Company provided diversified career oriented postsecondary education to approximately 6,000 students in 19 schools located in nine states. The Company's 19 schools offer diploma and/or associate degree programs designed to provide students with the knowledge and skills necessary to qualify them for entry level employment in the fields of healthcare (offered in 17 schools), business (offered in seven schools), fashion and design (offered in three schools), and photography (offered in one school). The Company's curricula include programs leading to employment in nine of the 15 fastest growing occupations (measured by percentage growth from 1994 through 2005) as projected by the U.S. Department of Labor. At March 31, 1997, approximately 67% of the Company's students were enrolled in programs in the healthcare field. As of the same date, approximately 32% of the Company's students were enrolled in associate degree programs and the remainder were enrolled in diploma programs. Due to the diversity of the programs offered by the Company's schools, graduates of the Company's programs are employed by a wide variety of employers, including hospitals, physicians, insurance companies, retailers, corporate graphics departments, photographic studios and other businesses.

     The Company believes the demand for postsecondary career oriented education will increase over the next several years as a result of recognized trends, including (i) a projected 21% growth in the number of new high school graduates from approximately 2.5 million in 1993-94 to approximately 3.0 million in 2005-06, (ii) the increasing enrollment of students over the age of 24 in postsecondary education institutions as they seek to enhance their skills or retrain for new technologies, and (iii) the increasing recognition of the income premium attributable to higher education degrees, with individuals holding associate degrees earning on average approximately 30% more income during their lifetimes than individuals holding only high school diplomas.

     The Company derives a substantial majority of its revenues from federal financial aid received by the students of its schools under Title IV programs ("Title IV Programs") administered by the United States Department of Education ("Department of Education") under the Higher Education Act of 1965, as amended (the "HEA"). Each of the Company's schools participates in Title IV Programs.

     According to the Department of Education, there were approximately 2,187 accredited, proprietary postsecondary main campuses that participate in Title IV programs as of March 1997. The ownership of these schools is highly fragmented. Although the industry appears to be moving into a consolidation phase, management believes that no organization either holds a significant national market share or owns or operates more than 75 schools.

     The Company's goal is to increase its market share in the expanding market for postsecondary education and improve profitability by (i) acquiring additional schools, (ii) promoting internal growth at the Company's existing and any newly acquired schools, and (iii) enhancing operating efficiencies. The Company has implemented the following strategies to achieve these goals:

  Acquisition Strategy

     The Company intends to acquire additional schools and integrate them into its existing school system. The Company believes that the fragmentation of the postsecondary education market provides significant opportunities to consolidate existing independently owned schools. The Company expects to utilize a majority of the proceeds of the IPO in connection with such acquisitions.

     In general, the Company's principal acquisition criteria are: historical profitability; acceptable default rates with respect to federally guaranteed or funded student loans; established and marketable curricula; and locations with populations in excess of 100,000. Each of the Company's acquisitions during fiscal 1997 met these criteria. The Company intends to concentrate its acquisition efforts on schools which satisfy its general eligibility criteria regardless of whether they offer programs in the fields of study in which programs are currently being offered at the Company's schools. However, the Company will consider other school acquisitions which it believes will further its long-term goals. The Company believes the newly acquired schools can benefit from its marketing analysis, accounting, information systems, financial aid and regulatory compliance systems to increase enrollment and enhance operating efficiencies. The Company also believes that both new and existing schools will benefit from the ability to replicate successful programs among the schools.

     The Company believes its acquisition strategy and the increased liquidity provided by the proceeds of the IPO and the availability of funds pursuant to its recently completed loan arrangements with a major bank will encourage acquisition candidates to consider the Company as a leading potential acquirer. The Company's experience with acquiring and integrating schools offering diverse curricula provides it with the ability to consider a wide variety of potential school candidates. The Company believes that its decentralized management strategy, which in many cases will enable existing management to remain involved in the operations of acquired schools, also will enhance its ability to attract acquisition candidates.

  Internal Growth Strategy

     The Company intends to increase student enrollment at its existing and any newly acquired schools by continuing to enhance local marketing efforts and increasing the number and variety of program offerings at its schools.

     The Company's ability to increase enrollment is limited by the capacity of its facilities and its ability to attract teachers to maintain appropriate student/teacher ratios. In the past, the Company has not had any difficulty in expanding its facilities to accommodate increased enrollment or relocating facilities if expansion was not feasible. The Company has also been able to maintain appropriate student/teacher ratios by offering its existing teachers the opportunity to work additional hours and by recruiting additional teachers. Based on its experience, the Company anticipates that neither facilities nor faculty will constitute a significant barrier to increasing enrollment.

     The Company's decentralized marketing strategy makes use of centralized marketing data which tracks, among other things, lead sources, media expenditures and individual school enrollments on a weekly basis. Individual schools utilize these statistics to monitor their own marketing efforts. These statistics, combined with placement statistics, allow the individual schools to respond quickly to changing employment markets by developing new programs or changing the emphasis placed on existing programs, and to identify new populations of student candidates. The constant monitoring of enrollment activity also allows the Company to determine whether it is appropriate to increase its capital commitment to additional marketing efforts either to improve unsatisfactory performance or to take advantage of successfully marketed programs.

     The Company intends to continue to increase the number and variety of programs offered at its schools by (i) developing new diploma and degree programs, (ii) replicating existing programs at schools where such programs were not previously offered, and (iii) introducing associate degree granting programs at all of its schools currently offering only diploma programs.

     The Company intends to continue to create new programs at individual schools and to replicate its new and existing programs for introduction into additional schools on a market-selected basis to increase student enrollment and revenue at its existing schools.

     The Company intends to continue to increase the number of associate degree programs at those schools already approved to grant degrees and to introduce degree granting programs at all of its other schools. Associate degree programs generally generate greater revenue to the Company on a per student basis than diploma programs because generally they take longer to complete and are more expensive than diploma programs. In addition, the Company believes the ability of its individual schools to offer one or more associate degree programs enables the schools to attract additional students from market segments with different academic goals. The Company also believes such programs attract diploma students because of the increased prestige the associate degree programs bring to the diploma programs. Furthermore, the continued participation in the schools' associate degree programs by students desiring to continue their studies beyond the diploma level has the same economic impact as a newly enrolled degree student. In order to introduce additional degree programs, the Company must secure approval from relevant state and accrediting agencies. After receiving such approval, in order to receive Title IV funding, the schools must apply to the Department of Education for certification of the new degree program for eligibility under Title IV. The time to complete this process varies from state to state, and the entire process as to an individual program has taken the Company up to one year to complete.

  Operating Strategy

     The Company provides each of its schools with certain services which the Company believes can be performed most efficiently and cost effectively by a centralized office. Such services include marketing analysis, accounting, information systems, financial aid and regulatory compliance. The Company believes this will enable it to achieve significant economies of scale during its planned expansion by combining a number of general and administrative functions at the home office and regional levels. The Company believes that this leaves local management the flexibility to react to the needs of its students and changing job markets both promptly and effectively.

     Although the Company provides centralized services to its schools, it operates through a decentralized management structure to manage them. The Company manages its schools with experienced local managers who have a valuable understanding of their local markets and businesses. The Company intends to continue its strategy of operating with a decentralized management structure in which local school management is empowered to make most of the day-to-day operating decisions at each school and are primarily responsible for the profitability and growth of that school.

  Schools

     The following table shows the location of each of the Company's schools, the name under which it operates, the date of its acquisition, the fields of study in which it offers its programs, its degree granting status and number of students attending the school at March 31, 1997 and at the time of its acquisition.


                                                                                        APPROXIMATE
                                                            ASSOCIATE                     STUDENT       STUDENT
                                                             DEGREE     INSTITUTIONAL   POPULATION     POPULATION
                                    DATE                    GRANTING     ACCREDITING    AT DATE OF    AT MARCH 31,
INSTITUTION                       ACQUIRED    CURRICULUM       (1)       AGENCY (2)     ACQUISITION       1997
-----------                       --------   ------------   ---------   -------------   -----------   ------------
Maric College of Medical Careers    4/88     Healthcare       Yes       ACCSCT               135           829
San Diego, CA
Maric College of Medical Careers    4/88     Healthcare     Yes(4)      ACCSCT                91           222
San Marcos Campus
Vista, CA(3)
Maric College of Medical Careers    4/88     Healthcare     Yes(4)      ACCSCT                14           265
Vista Campus
Vista, CA(3)
Long Medical Institute              4/88     Healthcare       Yes       ACCSCT               129           168
Phoenix, AZ
Andon College                      11/89     Healthcare       No        ABHES                150           420
Stockton, CA
Andon College                      11/89     Healthcare       Yes       ABHES                123           286
Modesto, CA
Bauder College                      3/92     Fashion and      Yes       ACCSCT               440           384
Atlanta, GA                                  Design/                    SACS/COC
                                             Business
Modern Technology                   3/93     Healthcare       Yes       ACCSCT               221           357
School of X-Ray
North Hollywood, CA
Dominion Business School            5/93     Business/        Yes       ACICS                129           161
Roanoke, VA                                  Healthcare
Dominion Business School            5/93     Business/        Yes       ACICS                408           150
Harrisonburg, VA(5)                          Healthcare
ICM School of Business              7/93     Business/        Yes       ACICS                376           420
Pittsburgh, PA                               Healthcare/
                                             Fashion and
                                             Design
Ohio Institute of Photography &     7/93     Photography/     Yes       ACCSCT                67           259
Technology                                   Healthcare
Dayton, OH
California Institute of             8/93     Fashion and      Yes       ACICS                  5           106
Merchandising Art & Design                   Design
Sacramento, CA
San Antonio College of Medical      9/96     Healthcare       No        ACCSCT               234           342
and Dental Assistants
San Antonio, TX
San Antonio College of Medical      9/96     Healthcare       No        ACCSCT               186           176
and Dental Assistants
McAllen, TX
Career Centers of Texas-El Paso     9/96     Healthcare       No        ACCSCT               286           326
El Paso, TX

                                                                                        APPROXIMATE
                                                            ASSOCIATE                     STUDENT       STUDENT
                                                             DEGREE     INSTITUTIONAL   POPULATION     POPULATION
                                    DATE                    GRANTING     ACCREDITING    AT DATE OF    AT MARCH 31,
INSTITUTION                       ACQUIRED    CURRICULUM       (1)       AGENCY (2)     ACQUISITION       1997
-----------                       --------   ------------   ---------   -------------   -----------   ------------
                                   12/96     Business/        Yes       ACICS                495           435
Hagerstown Business College
Hagerstown, MD                               Healthcare
Lincoln School of Commerce          3/97     Business/        Yes       ACICS                342           342
Lincoln, NE                                  Healthcare
Nebraska College of Business        3/97     Business/        Yes       ACICS                345           345
Omaha, NE                                    Healthcare
                                                                                           -----         -----
          TOTAL                                                                            4,176         5,993
                                                                                           =====         =====

---------------

(1) In order for a school to grant associate degrees, it must be accredited by the applicable accrediting agency and approved by the relevant state agency. After receiving accreditation and state authorization, the Department of Education must recertify the school when it becomes degree granting in order for Title IV funding to be available for the new degree programs.
(2) Accrediting Commission of Career Schools and Colleges of Technology ("ACCSCT"), Accrediting Council for Independent Colleges and Schools ("ACICS"), Accrediting Bureau of Health Education Schools ("ABHES"), Southern Association of Colleges and Schools/Commission on Colleges ("SACS/COC"), and Council on Occupational Educational Institutions ("COEI"). All schools were accredited at their time of acquisition other than Maric College of Medical Careers in Vista, California, which was accredited in fiscal 1989. See "Financial Aid and Regulation -- State Authorization and Accreditation."

(3) The Company determined that there was a substantial overlap in the San Marcos and Vista, California markets. The Vista school was combined into the San Marcos school during the second quarter of fiscal 1998. The Vista and San Marcos schools were acquired at approximately the same time.

(4) Degree granting status has been approved; however, programs have not yet been implemented.
(5) The Company determined that there was a substantial overlap in the Harrisonburg and Staunton, Virginia markets, and combined its Staunton school with the Harrisonburg school in fiscal 1997. The Harrisonburg and Staunton schools were both acquired at the same time. The chart represents the combined operations of the schools at the date of the acquisition and at March 31, 1997.

PROGRAMS OF STUDY

     The Company's programs are intended to provide students with the specific knowledge and job skills required to prepare them for entry-level positions in a chosen career field. The Company's programs, which generally provide for internships or include business simulation instruction, are designed after consultation with employers and advisory committees, which are composed of business and educational professionals who assist the Company in assessing and updating curricula and other aspects of relevant programs.

     The Company offers both associate degree and diploma programs in three areas: healthcare, business and photography and offers associate degree programs in fashion and design. The healthcare programs are designed to prepare students for occupations associated with the medical and healthcare industry, such as nursing, medical and dental assisting, home health aid, patient care services and medical and dental office management. Fashion and design programs prepare students for positions associated with fashion merchandising, fashion design and interior design, such as buyers, display directors, fashion coordinators, pattern makers, fashion designers and interior designers. The photography programs provide education in photography, video, desktop media and computer graphics, and are designed to prepare students for such occupations as professional photographer, videographer, photographic laboratory technician, computer graphic technician and desktop publisher. The business programs provide education in areas such as accounting, business management, computer operations, secretarial skills, paralegal skills and travel, and are designed to prepare students for entry level positions in such areas.

     The Company provides healthcare programs at 17 of its schools, business programs at seven of its schools, fashion and design at three of its schools and photography at one of its schools. Tuition and fees vary depending on the program offered and the location of the school.

     The following table provides information at March 31, 1997 with respect to the programs offered by the Company's schools in each of the four major fields described above:

                                             DIPLOMA                         DEGREE
                                   ----------------------------   ----------------------------
                                                        AVERAGE                        AVERAGE    TOTAL
                                                        STUDENT                        STUDENT     NO.
                                   NO. OF     NO. OF    PROGRAM   NO. OF     NO. OF    PROGRAM      OF
PROGRAM                            SCHOOLS   STUDENTS    COST     SCHOOLS   STUDENTS    COST*    STUDENTS
-------                            -------   --------   -------   -------   --------   -------   --------
Healthcare.......................    17       3,537     $6,376       8          489    $7,204     4,026
Business.........................     7         485      6,679       7          880     9,456     1,365
Fashion and Design...............    --          --         --       3          451     9,745       451
Photography......................     1          26      9,205       1          125     7,883       151
                                              -----                          ------               -----
  Company Total..................             4,048                           1,945               5,993

---------------

* Represents weighted average tuition and fees on an academic year basis (i.e. nine month basis).

     As of March 31, 1997, approximately 67%, 23%, 7% and 3% of students were enrolled in programs in the fields of healthcare, business, fashion and design, and photography, respectively. All of the Company's programs are designed to prepare graduates to perform effectively in a variety of entry-level positions by providing the student with practical experience both in the classroom and, in the case of most programs in the healthcare and fashion and design fields, through the use of internships. The internships constitute a graded portion of the curricula and provide hands-on experience in the work place as well as a source of job opportunities. In addition, most of the Company's business programs provide for a significant amount of education in a simulated business environment with a view toward preparing the student for participation in actual business situations.

     The academic schedule of the Company's schools varies depending on the programs offered by the individual schools. Degree programs begin four times a year. Diploma programs begin every four to six weeks. Diploma courses are typically offered mornings, afternoons, and evenings, and degree programs are principally offered during day-time hours. The schools generally have classes operating year round and are generally open five days per week. The Company believes that its diversified curricula provide it with an extensive library of programs and experience in various fields enabling it to meet changing demands in the areas served by each of its schools and to expand offerings at each of the schools when justified by student and employer demand.

     Programs which lead to similar occupational outcomes have the same general content. However, modifications are made to conform each program to the requirements of the particular market as well as to state and accrediting regulations. In addition to courses directly related to a student's program of study, degree programs may also include general education courses such as English, Psychology or Mathematics. The programs in each field are reviewed periodically by the regional managers and the schools' directors in order to respond to changes in the job market and technology. Each school also has established advisory committees, comprised of local business executives and academics, to assist it in assessing and updating curricula and other aspects of the relevant programs.

STUDENT RECRUITMENT

     The Company endeavors to recruit motivated students with the ability to complete the programs offered by the Company's schools and to secure entry-level employment in the fields for which their programs are designed to prepare them. To attract potential students, the Company engages in several activities to inform them, and in some instances their parents, about the Company's programs. These expenditures vary from school to school, depending on the desired audience, and include television advertising, direct mailings, newspaper advertising and yellow pages advertising. The Company also engages in high school visits to attract potential students.

     The Company's television advertising is coordinated and developed locally, and budgeted on a centralized basis. It is tailored to and directed at the local market in which each school is located and is intended to create recognition for the name under which the applicable school operates. Responses to direct mail campaigns are received and followed up on a local basis; however, all marketing activities are tracked and analyzed on a centralized system and the results forwarded to the individual schools for use in evaluating the effectiveness of their marketing programs.

     Each of the Company's schools employs a director of admissions who generally reports to the school director. The director of admissions for each school is responsible for, among other things, coordinating the efforts of the school to recruit qualified students to the school. The director of admissions also determines recruiting policies and procedures and standards for hiring and training admissions representatives; however, such policies, procedures and standards are reviewed at the regional or national level.

     Admissions representatives contact potential students who have indicated an interest in the schools' programs and arrange for interviews which generally take place at the school, although occasionally such interviews take place at the prospective student's home. The interview is designed to establish the student's qualifications, academic background and employment goals. Prospective students are generally given a school catalogue which describes the applicable school's programs, a tour of the campus, an explanation of the programs offered and the types of employment opportunities typically available to graduates of the Company's schools. The Company employs admissions representatives who generally perform their services in recruitment offices located at each school, but who, in some instances, make visits and presentations at high schools or other sources from which students may likely be recruited.

     The Company's central marketing system monitors the effectiveness of each school's marketing efforts to gauge the extent to which such efforts result in student enrollment. The results of such monitoring are communicated to each of the Company's schools allowing each school to more efficiently utilize its marketing resources. Also, when a particular school develops a successful marketing program, the Company makes such programs available to the other schools for incorporation into their marketing programs as appropriate.

ADMISSION AND RETENTION

     In order to apply for admission to any of the Company's programs, a candidate is required to have a high school diploma or recognized equivalent, or pass an admissions test specifically approved by the Department of Education. At March 31, 1997, 85% of the students were high school graduates or held recognized equivalent certification. Approximately 15% of enrolled students were under 20 years of age, 39% were between 20 and 24 years of age, and 46% were 25 years of age or older. At March 31, 1997, 84% of the students attending the Company's schools were women.

     In an attempt to minimize student withdrawals prior to the completion of their program, each of the Company's schools provides staff and other resources to assist and advise its students regarding academic and financial matters, and employment. Each of the schools also provides tutoring, and encourages help sessions between individual students and instructors when students are experiencing academic difficulties. The Company is obligated to provide refunds to those students who withdraw from school prior to completion of the program based on formulas required by applicable accrediting agencies or by state and federal regulations. The refund formula in California, where the Company's largest schools are located, provides for pro rata refunds based on the number of days a student is in attendance compared to the total number of days in the program. In other states, the Company is generally allowed to retain a greater percentage of tuition than that provided for by the California formula.

GRADUATE PLACEMENT

     Each of the Company's schools employs placement personnel to provide placement assistance services to students and graduates and to solicit appropriate employment opportunities from employers. In addition, the Company's schools utilize their internship programs to develop job opportunities and referrals. During the course of each program, students receive instruction on job-search and interviewing skills and have available reference materials and assistance with the composition of resumes.

     Since their respective acquisition by the Company, the Company's schools have graduated approximately 23,000 students, including 4,992 in fiscal 1997.

     Based on data obtained by the Company from its students and their employers, the Company believes that 77% of the students graduating from programs offered by the Company's schools during the prior two calendar years, who did not go on to further education, obtained employment in a field related to their program of study as of June 30 or earlier of the year following graduation.

FACULTY

     Faculty members are hired locally in accordance with criteria established by the school, applicable accreditation organizations, and applicable state regulatory authorities. Members of a school's faculty are hired based on academic background, prior educational experience, and prior work experience. A significant portion of the Company's faculty were previously employed in fields related to their area of instruction. The Company believes that such faculty members provide a "real world" perspective to the students. At most of the Company's schools, instructors are supervised by the school director and an academic dean. At the remaining schools, faculty members are supervised by lead instructors with respect to particular areas of instruction, subject to review by the school director. As of March 31, 1997, the Company's schools employed approximately 242 full-time faculty members (defined as those faculty members spending at least 20 hours per week teaching classes at the Company's schools) and 230 part-time faculty members.

ADMINISTRATION AND EMPLOYEES

     Each of the Company's schools is managed by a school director. Additionally, the staff of each school includes a director of placement, a financial aid administrator, and a director or assistant director of admissions. Twelve schools also employ a director of education. In the other schools, lead instructors are appointed to oversee instruction in their areas of expertise, subject to the overall supervision of the school director. As of March 31, 1997, the Company had approximately 1,212 full and part-time employees, including 42 people employed at its home office in Roswell, Georgia and its regional offices in Tampa, Florida, San Diego, California and Pittsburgh, Pennsylvania, and 472 full and part-time faculty members. It also employed 75 students under the Federal Work-Study program. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company has never experienced a work stoppage and believes that its employee relations are satisfactory.

     From its home office and its three regional offices, the Company provides each of its schools with financial aid services, oversees regulatory compliance, assists in the development and addition of programs to existing curricula, implements and supports management information systems and provides accounting services and financial resources. The Company's regional offices each have a regional manager and staff who manage the individual school directors and provide expertise in the area of operations, curriculum development, and sales and marketing. These centralized services relieve the local school management of tasks which the Company believes can be performed most efficiently and cost effectively by a centralized office. However, because of the Company's belief that each of the markets served by its schools is unique, and that by offering programs specifically targeted at each market it can maximize its long-term ability to enroll and place students in an appropriate outcome, local school management has the responsibility and authority to schedule the school's programs, hire its teachers, and originate new program development or propose the addition of programs from the existing curricula library.

COMPETITION

     The postsecondary education market is highly fragmented and competitive with no private or public institution having a significant market share. The Company's schools compete for students with not-for-profit public and private colleges and proprietary institutions which offer degree and/or non-degree granting programs. Such proprietary institutions include vocational and technical training schools, continuing education programs and commercial training programs. Competition among educational institutions is believed to be based on the quality of the program, perceived reputation of the institution, the cost of the program, and the employability of graduates. Public and private colleges may offer programs similar to those offered by the Company's schools at lower tuition costs due in part to government subsidies, foundation grants, tax deductible contributions, or other financial resources not available to proprietary institutions. Certain of the Company's competitors in both the public and private sector have greater financial and other resources than the Company.

TITLE IV STUDENT FINANCIAL ASSISTANCE PROGRAMS

     A substantial majority of the students attending the Company's schools finance all or a part of their education through grants or loans under Title IV Programs. Revenues from Title IV funding provide most of the Company's tuition revenues (approximately 76% of cash receipts in fiscal 1997). The maximum amount of a student's available Title IV program assistance is generally based on the student's financial need. The Company determines a student's financial need based on the national standard need analysis system established by the HEA. If there is a difference between the amount of Title IV program funding a student is entitled to receive (combined with other outside assistance) and the student's tuition, the student is responsible for the difference.

     Students at the Company's schools participate in the following Title IV
Programs:

  Pell and FSEOG Grants

     The Federal Pell Grant Program provides for grants to help financially needy undergraduate students meet the costs of their postsecondary education. The amount of an eligible student's Pell grant award currently ranges from $400 to $2,470 annually, depending on the student's financial need, as determined by a formula set by the HEA and the Regulations. The HEA guarantees that all of the eligible students at a school receive Pell grants in the amounts to which they are entitled. In fiscal 1997, Pell grants to students represented approximately $9.5 million, or 19.3%, of the Company's net revenues.

     The Federal Supplemental Educational Opportunity Grant ("FSEOG") program provides for awards to exceptionally needy undergraduate students. The amount of an FSEOG award currently ranges from $100 to $4,000, depending on the student's financial need and the availability of funds. The availability of federal funding for FSEOG awards is restricted. The Company, or another outside source, is required to make a 25% matching contribution for FSEOG program funds it disburses. FSEOG awards made to the Company's students (net of matching contributions) amounted to approximately $618,000 and represented approximately 1.3% of the Company's net revenues in fiscal 1997.

  Federal Family Education Loans and Federal Direct Student Loans

     The Federal Family Education Loan ("FFEL") programs include the Federal Stafford Loan Program ("Stafford Loan"), and the Federal PLUS Program ("PLUS") pursuant to which private lenders make loans to enable a student or his or her parents to pay the cost of attendance at a postsecondary school.

     The FFEL Program is administered through state and private nonprofit guarantee agencies that insure loans directly, collect defaulted loans and provide various services to lenders. The federal government provides interest subsidies in some cases and reinsurance payments for borrower default, death, disability, and bankruptcy.

     The Federal Direct Student Loan Program ("FDSLP") is substantially the same as the FFEL program in providing Stafford and PLUS loans. Under the FDSLP, however, funds are provided directly by the federal government to the students, and the loans are administered through the school. For schools electing to participate, the FDSLP replaces the FFEL program, although loans are made on the same general terms and conditions. The Company was one of the initial participants in the FDSLP.

  Stafford Loan Program

     Students may borrow an aggregate of $2,625 for their first undergraduate academic year and $3,500 for their second academic year under the FFEL Stafford Loan or FDSLP Stafford Loan program. If the student qualifies for a subsidized loan, based on financial need, the federal government pays interest on the loan while the student is attending school and during certain grace and deferment periods. If the student does not qualify for a subsidized Stafford Loan, the interest accruing on the loans must be paid by the student. In addition, independent students may qualify for an additional $4,000 a year in unsubsidized Stafford loans.

     By the end of fiscal 1997, all of the Company's existing schools participated in the FDSLP program and in fiscal 1998, all of its existing schools will participate exclusively in such programs. FDSLP and FFEL Stafford loans amounted to approximately $27.1 million, or approximately 54.8% of the Company's net revenues, in fiscal 1997.

  PLUS Loan Program

     Parents of dependent students may receive loans under the FFEL PLUS Program or the FDSLP PLUS Program on an academic year basis. The maximum amount of any PLUS loan is the total cost of a student's education for each relevant academic year less other financial aid received by the student attributable to such year. PLUS loans carry a maximum interest rate of 9%. These loans are repayable commencing 60 days following the last disbursement made with respect to the relevant academic year, with flexible payment schedules over a 10 year period. The FFEL PLUS loans are made by lending institutions and guaranteed by the federal government. The FDSLP PLUS Program provides PLUS loans by the federal government on the same general terms as the FFEL PLUS loans. FDSLP PLUS loans and FFEL PLUS loans amounted to approximately $3.6 million, or approximately 7.3% of the Company's net revenues, in fiscal 1997.

  Perkins Loans

     Students who demonstrate financial need may borrow up to $3,000 per academic year under the Federal Perkins Loan ("Perkins") program, subject to the availability of Perkins funds at the institution. Repayment of loans under the Perkins program is delayed until nine months after graduation or the termination of studies. Funding for a school's Perkins program is made by the Department of Education into a fund maintained by the participating school for that purpose. The participating school is required to make a matching contribution into the fund of 25% of the total loans made from the fund and to deposit all repayments into the fund.

     Five of the Company's schools participated in the Perkins program in fiscal 1997. In fiscal 1998, three of these schools will liquidate the Perkins programs and no longer participate. The Company made no matching contributions in fiscal 1997 because the Company did not receive any Perkins funding from the Department of Education and utilized only funds received from borrower repayments. A school will not receive continued federal funding for Perkins loans if the school's Cohort Default Rate for Perkins loans exceeds 30%. One of the Company's schools receiving Perkins loan funding had a cohort default rate in excess of 30% in the last fiscal year and is therefore ineligible to receive additional funds from the government for the subsequent fiscal year. The school will, however, remain able to make Perkins loans to students through funds repaid by previous borrowers. Perkins loans amounted to approximately $140,000, or approximately 0.3% of the Company's net revenues, in fiscal 1997.

  Federal Work-Study

     Pursuant to the Federal Work-Study ("FWS") program, federal funds are made available to provide part-time employment to eligible students based on financial need. The Company's schools provide a limited number of on-campus and off-campus jobs to eligible students participating in the FWS program. During the 1996-97 award year, the Company's schools employed less than 300 students pursuant to this program. The Company, or another outside source, is required to pay 25% of the gross earnings for each participant in the FWS program.

TITLE IV REGULATION

     To obtain and maintain eligibility to participate in the programs described above, the Company's schools must comply with the rules and regulations set forth in the HEA and the Regulations thereunder. An institution must obtain certification by the Department of Education as an "eligible institution" to participate in Title IV Programs. Certification as an "eligible institution" requires, among other things, that the institution be authorized to offer its educational programs by the state in which it operates. It must also be accredited by an accrediting agency recognized by the Department of Education.

     The HEA provides standards for institutional eligibility to participate in the Title IV Programs. The standards are designed, among other things, to limit dependence on Title IV funds, prevent schools with unacceptable student loan default rates from participating in Title IV Programs and, in general, require institutions to satisfy certain criteria intended to protect the integrity of the federal programs, including criteria regarding administrative capability and financial responsibility.

     Generally, a school (a main campus and any additional locations for purposes of the Regulations) is considered separately for compliance with the Regulations. Seventeen of the Company's schools are main campuses. One school, located in Vista, California, is an additional location of the San Marcos, California main campus, and another school located in McAllen, Texas is an additional location of the San Antonio, Texas main campus.

     A school that has been certified as eligible to participate in the Title IV Programs continues to remain eligible for the period of its certification, which is generally four years. A school must apply for a renewal of its certification prior to its expiration, and must demonstrate compliance with the eligibility requirements in its application.

     Under certain circumstances, the Department of Education may provisionally certify a school to participate in Title IV programs. Provisional certification may be imposed, when a school is reapplying for certification or when a school undergoes a change of ownership resulting in a change in control, if the school
(i) does not satisfy all the financial responsibility standards, (ii) has a Cohort Default Rate of 25% or more in any single fiscal year of the three most recent federal fiscal years for which data is available, and (iii) under other circumstances determined by the Secretary of Education. Provisional certification may last no longer than three years. Provisional certification differs from certification in that a provisionally certified school may be terminated from eligibility to participate in the Title IV Programs without the same opportunity for a hearing before an independent hearing officer and an appeal to the Secretary of Education as is afforded to a fully certified school faced with termination, suspension, or limitation of eligibility prior to expiration of its certification. Additionally, the Department of Education may impose additional conditions on a provisionally certified institution's eligibility to continue participating in the Title IV Programs.

  Student Loan Defaults

     Under the HEA, an institution may lose its eligibility to participate in some or all Title IV Programs if student defaults on the repayment of federally guaranteed student loans exceed specified Cohort Default Rates. Similar rules regarding default rates apply to Federal Direct Loans made pursuant to the FDSLP, commencing with those loans entering into repayment for the first time in the 12 month period ending September 30, 1995. Under existing regulations, these rates are based on the repayment history of current and former students for loans provided under the Stafford Loan program and the SLS program. A Cohort Default Rate is calculated for each school on a federal fiscal year basis by determining the rate at which the school's students entering repayment in that federal fiscal year default by the end of the following federal fiscal year. Cohort Default Rates are subject to revision by the Department of Education if new data becomes available and is subject to appeal by schools contesting the accuracy of the data or the adequacy of the servicing of the loans by the loan servicer.

     An institution whose Cohort Default Rate exceeds 40% for any single federal fiscal year may have its eligibility to participate in all Title IV Programs limited, suspended or terminated. If the Department of Education elects to take such action due to a single-year Cohort Default Rate in excess of the regulatory level, it must afford the institution a hearing before an independent Department of Education hearing officer and an opportunity to appeal any decision to the Secretary of Education before the limitation, suspension, or termination may take effect. Except for its school located in Albany, Georgia, which was closed in fiscal 1995, none of the Company's schools has, or has had, a Cohort Default Rate in excess of 40%.

     An institution whose Cohort Default Rate is 25% or more for the three most recent federal fiscal years for which data is available is subject to immediate loss of eligibility to participate in Title IV Student Loan Programs, subject to an appeal (on the bases stated in the prior paragraph) of the determination, including an appeal based on a claim of exemption from the Cohort Default Rate requirements by virtue of exceptional mitigating circumstances. The loss of eligibility lasts for the duration of the fiscal year in which the determination of ineligibility is made, plus the two succeeding fiscal years. However, an institution remains eligible for Title IV funding while the appeal is pending.

     None of the Company's schools had a Cohort Default Rate of 25% or more for either each of the three consecutive federal fiscal years ending June 30, 1994 or those ending with federal fiscal 1995 based on 1995 data released by the Department of Education in May 1997. The Department of Education has designated this 1995 data as preliminary, reserving the right to issue final 1995 Cohort Default Rates in or about November 1997. The Company does not expect its final 1995 Cohort Default Rates to differ materially from the preliminary data. Accordingly, the Company believes that none of the schools is currently vulnerable to termination from Title IV eligibility based on three consecutive years of excess default rates. Only the Company's school located in Omaha, Nebraska had a Cohort Default Rate of 25% or more for federal fiscal 1995 (based on the preliminary data). This school had a Cohort Default Rate of 17.3% in federal fiscal 1994, and therefore, is not vulnerable to termination of Title IV Student Loan Program eligibility unless its rates for the next two federal fiscal years are 25% or more. The Company's other schools must have Cohort Default Rates of 25% or more for consecutive three year periods beginning with federal fiscal 1996 and thereafter in order to become vulnerable to termination of Title IV eligibility.

     The Regulations require that any school which experiences a Cohort Default Rate in excess of 20% must establish a default management plan in compliance with the federally mandated plan included in the Regulations. This plan includes measures to reduce student withdrawal rates, improve student employment rates and counseling of students on their responsibility to repay their loans. The Company has instituted default reduction programs in each of its schools; however, economic and other factors outside of the Company's control could adversely affect default rates.

  The 85/15 Rule

     The "85/15" rule, which applies to for-profit institutions such as the schools owned and operated by the Company, became applicable to the Company's schools beginning with the fiscal year ending March 31, 1996. It requires that no more than 85% of the school's applicable cash receipts may be derived from Title IV Programs. A school whose annual certified financial statement or Title IV compliance audit report to the Department of Education does not reflect compliance with the 85/15 rule is subject to immediate termination of its Title IV eligibility. The Company believes that each of its schools was in compliance with the 85/15 rule with respect to fiscal 1995, 1996 and 1997, and has taken steps to help ensure on-going compliance with the 85/15 Rule.

  Change in Control

     Upon a change in ownership resulting in a change in control of the Company, as defined in the HEA and Regulations, each of the Company's schools would lose its eligibility to participate in Title IV Programs for an indeterminate period of time during which it applies to regain eligibility. A change of control also could have significant regulatory consequences for the Company at the state level and could affect the accreditation of the Company's schools.

     The Department of Education's regulations provide that after a company becomes publicly traded, a change in control occurs when a report on Form 8-K is required to be filed with the Securities and Exchange Commission disclosing a change in control. Most states and accrediting agencies have similar requirements, but they do not provide a uniform definition of change in control. If the Company were to lose its eligibility to participate in Title IV Programs for a significant period of time pending an application to regain eligibility, or if it were determined not to be eligible, its operations would be materially adversely effected. The possible loss of Title IV eligibility resulting from a change in control may also discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company.

  Administrative Capability

     The Regulations set certain standards of "administrative capability" which a school must satisfy to participate in the Title IV Programs. These criteria require, among other things, that the school comply with all applicable Title IV Regulations, have capable and sufficient personnel to administer the Title IV Programs, have acceptable methods of defining and measuring the satisfactory academic progress of its students, provide financial aid counseling to its students, timely submit all reports and financial statements required by the Regulations, and that the school's Cohort Default Rate not equal or exceed 25% for any single fiscal year.

     Failure to satisfy any of the criteria may lead the Department of Education to determine that the school lacks the requisite administrative capability and may subject the school to provisional certification when it seeks to renew its certification as an eligible institution, or may subject it to a fine or to a proceeding for the limitation, suspension, or termination of its participation in Title IV Programs. Proceedings to fine, limit, suspend, or terminate an institution are conducted before an independent hearing officer of the Department of Education and are subject to appeal to the Secretary of Education, prior to any sanction taking effect. Thereafter, judicial review may be sought in the federal courts pursuant to the federal Administrative Procedures Act.

     Eight of the Company's schools are provisionally certified to participate in the Title IV Programs. The conditions imposed on them as a result of such provisional certification include reporting requirements relating to each school. The material violation of such requirements, or any of the requirements of the HEA or the Regulations, would subject the school to a loss of its provisional eligibility.

  Financial Responsibility Requirements

     The HEA and the Regulations prescribe specific standards of financial responsibility which the Department of Education must consider with respect to qualification for participation in the Title IV Programs ("Financial Responsibility Standards"). These standards are generally applied on an individual school basis. However, there can be no assurance that the Department of Education will not apply such standards on a consolidated basis. If the Department of Education determines that any of the Company's schools fails to satisfy the Financial Responsibility Standards, the Department may require that such school post an irrevocable letter of credit (a "Financial Responsibility Bond") in favor of the Secretary of Education in an amount equal to not less than one-half of Title IV Program funds received by the school during the last complete fiscal year or, in the Department of Education's discretion, require some other less onerous demonstration of financial responsibility (a "Demonstration of Financial Responsibility"). One-half of Title IV funds received by the Company's individual schools in the most recent fiscal year ranged from approximately $232,000 to $3.7 million, and one-half of the total Title IV funds received by all the Company's schools in the most recent fiscal year was $18.4 million. Pursuant to the Regulations, the Company submits annual audited consolidated financial statements and unaudited consolidating financial statements to the Department of Education.

     Among the principal Financial Responsibility Standards which a school must satisfy are: (i) an "acid test" ratio (defined as the ratio of the total of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1-to-1 at the end of the most recent fiscal year, (ii) a positive tangible net worth, as defined by the applicable Regulations, at the end of the most recent fiscal year (the "Tangible Net Worth Standard") and (iii) net operating results for the two most recent fiscal years, excluding extraordinary losses or losses from discontinued operations, which do not show an aggregate net loss in excess of 10% of tangible net worth at the beginning of the two year period. The Company has a positive tangible net worth of $16.7 million as of March 31, 1997, primarily because of the receipt of the net proceeds of the IPO, although the Company has not yet filed the applicable financial statements with the Department of Education. Primarily because a large portion of the Company's assets consists of goodwill and other intangibles related to school acquisitions, the Company has had a negative tangible net worth on a consolidated basis for the Company's three fiscal years ending March 31, 1996. None of the Company's schools had a negative tangible net worth on an individual school basis as of March 31, 1997. The Company has filed audited consolidated financial statements with the Department of Education for each of the last three fiscal years ended March 31, 1996, along with unaudited consolidating statements. There also can be no assurance that the Company's acquisition program will not again result in the Company having a negative tangible net worth, and, no assurance can be given that the Department of Education may not make a request for the Company to post a Financial Responsibility Bond in such circumstances or otherwise make a request for a Demonstration of Financial Responsibility based on its consolidated negative tangible net worth. If such a request were to be made, there is no assurance that the Company (i) would be successful in persuading the Department of Education or a court that such a request is contrary to law, (ii) could secure the funds to post the Financial Responsibility Bond which the Department of Education may request, or (iii) that the Company would be successful in negotiating a more favorable Demonstration of Financial Responsibility. If the Company were unable to post a Financial Responsibility Bond or make a satisfactory Demonstration of Financial Responsibility, it could become ineligible to receive Title IV funding in some or all of its schools. Ineligibility for Title IV funding would have an immediate material adverse effect on the Company's operations.

     Other than the Roanoke, Virginia school, none of the Company's schools had operating losses in fiscal 1996 or fiscal 1997 which, in the aggregate, exceeded 10% of the tangible net worth at the beginning of the period. Therefore, only the Roanoke school is in violation of the Financial Responsibility Standard relating to operating losses.

  The Nebraska Acquisition

     The Lincoln School underwent a program review (the "Program Review") which was completed in May 1997 in which the Department of Education alleged that the prior operations were not in compliance with certain applicable regulations. As a result, the Company was obligated to make payments to the Department of Education and various other parties totaling approximately $398,000 (the "Compliance Payment"), all of which were paid in June 1997. The Nebraska Schools are also subject to allegations of certain fund administration errors which were noted in connection with certain Title IV Financial Aid Audits (the "Financial Aid Audits") filed pursuant to the applicable regulations. The terms of the Nebraska Acquisition provide that the number of shares of the Company's common stock exchanged in the transaction will be adjusted with respect to all liabilities arising from the resolution of (a) the alleged compliance deficiencies asserted by Department of Education in the Program Reviews, (b) the fund administration errors described in the Financial Aid Audits, or otherwise ("Fund Administration Errors"). To facilitate any adjustments, a total of 95,000 shares of the total number of shares of the Company's stock exchanged were placed in escrow and approximately one tenth of such shares will be returned to the Company for each dollar paid to the DOE with respect to the relevant program compliance deficiencies or administration error refunds. As a result of the Compliance Payment, 37,884 shares of the Company's common stock were returned to the Company from escrow in July 1997. The balance of the shares remain in escrow pending the resolution of the Fund Administration Errors and related matters.

     Each of the Nebraska Schools must be recertified as eligible for participation in Title IV funding by the Department of Education because of the change in ownership resulting in a change in control, as defined by applicable regulations. While such approval is pending, the relevant school is not eligible to participate in Title IV funding programs, which make up substantially all of its revenue and cash receipts; therefore, the school's operations must be funded from the Company's working capital. Upon recertification, the school receives applicable Title IV funding for students currently enrolled, including funding for prior periods. Although the Company has had no difficulty in obtaining such recertification in the past, there can be no assurance that such approvals may not be subject to unexpected delays or difficulties which may adversely effect the Company's operations.

                                   FACILITIES


     All of the Company's facilities are leased by the Company, except for the facilities in Dayton, Ohio, Lincoln, Nebraska, and Omaha, Nebraska, which are owned by the Company. The table below sets forth certain information regarding these facilities as of June 30, 1997.



                                                                                   APPROXIMATE
                                                                                     SQUARE
OFFICE/SCHOOL                                                 LOCATION               FOOTAGE
-------------                                                 --------             -----------
Home Office.......................................  Roswell, GA                       8,850
Western Region Office.............................  San Diego, CA                     2,001
Eastern Region Office.............................  Tampa, FL                         1,581
Central Region Office.............................  (1)

WESTERN REGION SCHOOLS
Andon College.....................................  Modesto, CA                      11,319
Andon College.....................................  Stockton, CA                     13,241
California Academy of Merchandising, Art, and
  Design..........................................  Sacramento, CA                    6,232
Long Medical Institute............................  Phoenix, AZ                      11,423
Maric College of Medical Careers..................  San Diego, CA                    39,092
Maric College of Medical Careers..................  Vista, CA                        14,600
Maric College of Medical Careers(2)...............  Vista, CA (San Marcos Campus)    13,500
Modern Technology School of X-Ray.................  North Hollywood, CA              15,194

EASTERN REGION SCHOOLS
Bauder College....................................  Atlanta, GA                      27,187
Career Centers of Texas...........................  El Paso, TX                      10,453
Dominion Business School..........................  Harrisonburg, VA                  9,400
Dominion Business School..........................  Roanoke, VA                      12,500
Hagerstown Business College.......................  Hagerstown, MD                   23,682
Ohio Institute of Photography and Technology(3)...  Dayton, OH                       24,200
  Technology(3) San Antonio College of Medical and
     Dental Assistants............................  San Antonio, TX                  23,712
San Antonio College of Medical and Dental
  Assistants......................................  McAllen, TX                       7,800

CENTRAL REGION SCHOOLS
Lincoln School of Commerce(4).....................  Lincoln, NE                      58,490(5)
Nebraska College of Business(4)...................  Omaha, NE                        19,035
ICM School of Business............................  Pittsburgh, PA                   47,833


---------------

(1) Because the Central Region was established at the time of the Nebraska Acquisition, its operations have been conducted at the school facility located in Pittsburgh, where the former regional manager, now the Company's Vice President of Operations, Mr. Kosentos, also serves as campus director. Mr. Kosentos is expected to continue to serve as Central Regional Director until various matters relating to potential acquisitions are resolved.

(2) The Vista campus was consolidated with the San Marcos campus during the second quarter of fiscal 1998 due to market overlap.


(3) The Dayton, Ohio facility was purchased in connection with the acquisition of the school in fiscal 1994. It is owned subject to a mortgage with an aggregate principal amount outstanding of $618,277 at June 30, 1997.

(4) The Nebraska facilities were acquired in connection with the Nebraska Acquisition in March 1997. These facilities are unencumbered by mortgage debt.
(5) Total square footage includes dormitory facilities at this location.

                                   LITIGATION

NORTH HOLLYWOOD PROCEEDING

     In September 1995, the Company filed suit in the California Superior Court in connection with its 1993 purchase of its North Hollywood, California school. The suit alleged that the sellers made significant financial and operational misrepresentations to the Company. The sellers denied the Company's allegations and filed a Cross-Complaint against the Company seeking an indeterminate amount of damages and alleging among other things, breach of contract and fraud. In order to avoid protracted litigation and discovery, the Company decided it was in its best interests to settle the lawsuit in April 1997. In that connection the Company agreed to immediately pay all amounts remaining on the notes payable to sellers related to the financing of the acquisition and the related payments for the covenants not to compete plus attorneys' fees. All amounts were paid in April 1997.

SAN DIEGO PROCEEDING

     On June 24, 1994, eight students enrolled in one of the Company's programs at its schools in the San Diego, California area filed a class action lawsuit against the Company in state court in San Diego, California. In substance, the suit alleged that there were material misrepresentations made with respect to the context of the program and the potential jobs available to the students who graduated from it. The suit was certified as a class action in the fall of 1994. Although the Company believes that it accurately described the course content and the jobs to which the course could lead, in order to avoid further legal expense and because of the uncertainty and risks inherent in any litigation, the Company settled the lawsuit in March 1996. Pursuant to the terms of the settlement, the Company paid $600,000 in March 1996 and $400,000 in April 1997. Additionally, the Company agreed to make available tuition credits. Approximately $115,000 was paid in April 1997 related to unused tuition credits. The involved program was discontinued in the summer of 1994 for reasons unrelated to the lawsuit.

     In order to reduce the risk of any similar actions, the Company has reviewed all of its catalogs and admission materials and, where the Company believes appropriate, taken steps to further disclose to students in writing that placement rates are based on multiple outcomes and the course is not represented to lead to any one particular outcome, including the course title.

ROUTINE PROCEEDINGS

     The Company is also a party to routine litigation incidental to its business, including ordinary course employment litigation. Management does not believe that the resolution of any or all of such routine litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information regarding the executive officers and directors of the Company. Biographical information for each of the persons set forth in the table is presented below.


NAME                                     AGE                           TITLE
----                                     ---                           -----
                                               Chairman, President, Chief Executive Officer and a
Gary D. Kerber.........................  58    Director
Vince Pisano...........................  43    Vice President and Chief Financial Officer
Gerald T. Kosentos.....................  45    Vice President of Operations
Gerry M. Taylor........................  54    Director of Operations -- Western Region
Ellen L. Bernhardt.....................  46    Director of Operations -- Eastern Region
Elaine Neely-Eacona....................  45    Director of Financial Aid
K. Terry Guthrie.......................  54    Director of Accreditation
A. William Benham, Jr..................  35    Controller
Robert J. Cresci.......................  53    Director
Carl S. Hutman.........................  63    Director
W. Patrick Ortale, III.................  44    Director
Richard E. Kroon.......................  55    Director


     Gary D. Kerber, age 58, has been President, Chief Executive Officer and a Director of the Company since March 1988. From 1971 to 1983, he was employed by American Hospital Supply Company in various sales and executive positions. From 1983 to 1986, Mr. Kerber was the chief executive officer for Kimberly Services, Inc.

     Vince Pisano, age 43, has been Vice President of Finance and Chief Financial Officer of the Company since March 1990. From 1978 to 1990, he was employed by National Education Corporation, a provider of postsecondary education, as corporate controller and subsequently as the vice president of finance of its educational centers division.

     Gerald T. Kosentos, age 45, was appointed Vice President of Operations of the Company in June 1997. He was Director of Operations -- Central Region of the Company from April 1997 through June 1997 and continues as Acting Regional Director. Mr. Kosentos has been Director of ICM School of Business & Medical Careers, a wholly owned subsidiary of the Company located in Pittsburgh, Pennsylvania, since January 1995 and is expected to continue as the Acting Director of that school until a replacement is hired. Prior to that, Mr. Kosentos was employed for 21 years by National Education Corporation, in various positions including the directorship of three school locations, Regional Director of Operations and, for the last nine years of his employment, as Vice President of Operations.


     Gerry M. Taylor, age 54, has been Director of Operations -- Western Region of the Company since July 1991. From 1989 to 1991, she was employed as Executive Director of the Company's three schools in the San Diego, California area.


     Ellen L. Bernhardt, age 46, has been Director of Operations -- Eastern Region of the Company since August 1993. From 1985 to 1993, she was employed by National Education Corporation, a provider of postsecondary education, most recently as southeast regional director of operations.

     Elaine Neely-Eacona, age 45, has been Director of Financial Aid of the Company since 1990. From 1976 to 1990, she was employed in various financial aid positions by Education Management Corporation, a provided of postsecondary education.

     K. Terry Guthrie, age 54, has been Director of Accreditation of the Company since July 1993. From 1971 to July 1993, he was employed as president of Ohio Institute of Photography and Technology, which he co-founded. Ohio Institute of Photography and Technology was acquired by the Company in July 1993.

     A. William Benham, age 35, has been Controller of the Company since May 1995. From 1989 to May 1995, Mr. Benham was Assistant Controller of the Company. On December 16, 1992, Mr. Benham filed for protection under Chapter VII of the Federal Bankruptcy Act in the United States Bankruptcy Court for the Northern District of Georgia (Atlanta Division) and was discharged on May 18, 1993.

     Robert J. Cresci, age 53, has been a Director of the Company since 1991. Since September 1990, Mr. Cresci has been a managing director of Pecks Management Partners Ltd., an investment management firm. Mr. Cresci is a member of the boards of directors of Bridgeport Machines, Inc., Serv-Tech, Inc., EIS International, Inc., Sepracor, Inc., Vestro Natural Foods, Inc., Arcadia Financial, Inc., Hitox, Inc., Natures Elements, Inc., Garnet Resources Corporation, HarCor Energy, Inc., Meris Laboratories, Inc. and several private companies.

     Carl S. Hutman, age 63, has been a Director of the Company since 1988. Since 1996, he has also been managing director of Fundamental Management Corporation, an investment management firm. Since 1981, he has been president of Anlyn Advisers, Inc., an investment advisory company. From 1981 to 1991, he was a general partner of Investech, L.P., a venture capital partnership which purchased convertible preferred stock and Common Stock of the Company in 1988 and 1989 and distributed all of its holdings to its general and limited partners in 1991. Mr. Hutman is a member of the Board of Directors of Canadian General Investments, Limited, Canadian World Fund Limited and Third Canadian General Investment Trust Limited, all of which are investment funds.

     Richard E. Kroon, age 55, has been a Director of the Company since 1994. Since 1981, Mr. Kroon has been managing partner of the Sprout Group and President and Chief Executive Officer of DLJ Capital Corp. Mr. Kroon is a director of Loehmann's, Inc., a clothing retailer, AMCOMP, a workers' compensation insurance company, and other private companies.

     W. Patrick Ortale, III, age 44, has been a Director of the Company since 1988. Since 1985, Mr. Ortale has been a general partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith, a private venture capital limited partnership, which is a principal stockholder of the Company. Since 1990, 1994 and 1996, respectively, Mr. Ortale has been a general partner of the general partnerships which control Lawrence, Tyrrell, Ortale & Smith II, L.P., Richland Ventures, L.P. and Richland Ventures II, L.P., private venture capital limited partnerships.

BOARD OF DIRECTORS

     Pursuant to the Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Bylaws (the "Bylaws") of the Company, the Company's Board of Directors consists of five directors or such greater or lesser number as may be fixed from time to time by a majority of the total number of directors which the Company would have if there were no vacancies on the Company's Board of Directors.

     The Board has a standing Audit Committee and a standing Compensation Committee. It does not have a Nominating Committee.

     Messrs. Cresci (Chairman) and Hutman comprise the Audit Committee of the Board of Directors, which is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, time and cost of any audit and any other services they may be asked to perform, and also review with the auditors their report on the financial statements following completion of each such audit. In addition, the Audit Committee is responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interests.

     Messrs. Kroon (Chairman), Cresci and Ortale comprise the Compensation Committee of the Board of Directors, which is responsible for policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually., The Compensation Committee is also responsible for administering and making awards under the stock-based compensation plans, procedures and other matters relating to management development and for reviewing, monitoring and recommending (for approval by the Company's full Board of Directors) plans with respect to succession of the chief executive officer.

COMPENSATION OF THE BOARD OF DIRECTORS

     All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors who are not employees and do not otherwise receive compensation from the Company are entitled to an annual directors' fee of $6,000 and directors' fees of $1,000 for each Board meeting attended and $500 for each Committee meeting attended in addition to the reimbursement of reasonable expenses incurred in connection with their activities as directors of the Company. Directors who are also employees of the Company receive no compensation for serving on the Board of Directors. Non-Employee Directors are also entitled to receive options to purchase the Company's Common Stock. See "Non-Employee Directors' Stock Option Plan."

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     On June 20, 1996, the Company adopted, and its stockholders approved, a Non-Employee Director Stock Option Plan (the "Directors' Plan") to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company. The maximum number of shares of Common Stock with respect to which options may be granted under the Directors' Plan is 200,000 shares. As of March 31, 1997, options covering 100,000 shares were available for future grant under the Directors' Plan.

     Each member of the Board of Directors of the Company who otherwise (i) is not currently an employee of the Company, (ii) is not a former employee still receiving compensation for prior services (other than benefits under a tax-qualified pension plan), and (iii) is not currently receiving remuneration from the Company in any capacity other than as a director shall be eligible for the grant of stock options under the Directors' Plan ("Participant"). Currently, all directors other than Mr. Kerber are eligible to participate in the Directors' Plan.

     On the date the Directors' Plan was adopted, each of the four existing non-employee directors were each granted, contingent upon completion of the IPO, options to purchase 25,000 shares of Common Stock of the Company at the IPO price, or $10.00 per share. These options vested immediately upon consummation of the IPO. Upon the election of any new member to the Board of Directors, such member will be granted an option to purchase 25,000 shares of Common Stock at the fair market value at date of grant, vesting in five equal annual installments beginning on the first anniversary of the date of grant. Beginning with the next annual meeting of the stockholders of the Company and provided that a sufficient number of shares remain available under the Directors' Plan, each year immediately following the date of the annual meeting of the Company there automatically will be granted to each non-employee director who is then serving on the Board an option to purchase 3,000 shares of the Common Stock of the Company, which options will be immediately vested. The options to be granted under the Directors' Plan shall be nonqualified stock options (stock options which do not constitute "incentive stock options" within the meaning of Section 422A of the Plan.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Of Compensation

     The following table sets forth the annual and long-term compensation paid by the Company for services performed on the Company's behalf for the last three completed fiscal years (i.e., the fiscal years ended March 31, 1995, March 31, 1996 and March 31, 1997), with respect to those persons who were, as of March 31, 1997, the Company's Chief Executive Officer and the Company's executive officers (the "Named Executive Officers") who earned compensation greater than $100,000 in such year.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                   COMPENSATION AWARDS
                                                                            ---------------------------------
                                        ANNUAL COMPENSATION(1)                  SECURITIES
                              -------------------------------------------   UNDERLYING OPTIONS
                              FISCAL                         OTHER ANNUAL       (NUMBER OF        ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY     BONUS     COMPENSATION        SHARES)         COMPENSATION
---------------------------   ------   --------   --------   ------------   ------------------   ------------
Gary D. Kerber..............   1997    $188,660   $148,000          --           134,260           $ 2,400(2)
  Chairman, President          1996     187,124    155,606          --            16,667             4,720(2)
  and Chief Executive          1995     193,511         --          --                --             2,400(2)
  Officer
Vince Pisano................   1997     140,247    111,200     $10,000(3)        100,740                --
  Vice President Finance       1996     140,595    116,915          --            13,333                --
  and Chief Financial
     Officer                   1995     145,384         --          --                --                --
Gerry M. Taylor.............   1997     116,048         --          --             7,500                --
  Director of Operations       1996     109,283    101,615          --            25,000                --
  -- Western Region            1995     108,162     15,435          --                --                --
Ellen L. Bernhardt..........   1997     110,914     22,500          --             7,500                --
  Director of Operations       1996     107,744     66,606          --            10,000                --
  -- Eastern Region            1995     108,212         --          --                --                --
Gerald T. Kosentos..........   1997      86,166     24,430          --             4,000                --
  Vice President of            1996      80,026      1,280          --             6,667                --
  Operations                   1995      19,551         --          --                --                --

---------------

(1) Does not include the dollar value of perquisites and other personal benefits.
(2) Consists solely of premiums paid by the Company for a life insurance policy for Mr. Kerber. Upon Mr. Kerber's death, the Company will receive no proceeds from such policy.
(3) Consists of a discount on the outstanding amount of a loan from the Company to Mr. Pisano in return for early repayment of the loan.

  Option Grants in Last Fiscal Year

     The following table sets forth all grants of options for the Company's Common Stock to the Named Executive Officers of the Company during the fiscal year ended March 31, 1997. In addition, the table shows the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option terms.

               OPTION GRANTS FOR FISCAL YEAR ENDED MARCH 31, 1997

                               INDIVIDUAL GRANTS

                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL RATES OF
                                 NUMBER OF    % OF TOTAL                              STOCK PRICE APPRECIATION FOR
                                 SECURITIES    OPTIONS     EXERCISE OR                       OPTION TERM(2)
                                 UNDERLYING   GRANTED TO   BASE PRICE    EXPIRATION   -----------------------------
NAME                              OPTIONS     EMPLOYEES     ($/SHARE)     DATE(1)          5%              10%
----                             ----------   ----------   -----------   ----------   -------------   -------------
Gary D. Kerber(3)..............   100,000        36.7%(3)    $10.00       06/20/06       $  766,495      $1,904,104
                                   34,260                     10.00       11/06/06
Vince Pisano(3)................    75,000        27.6(3)      10.00       06/20/06          575,155       1,428,796
                                   25,740                     10.00       11/06/06
Gerry M. Taylor................     7,500         2.1         10.00       06/20/06           47,175         119,550
Ellen L. Bernhardt.............     7,500         2.1         10.00       06/20/06           47,175         119,550
Gerald T. Kosentos.............     4,000         1.1         10.00       06/20/06           25,160          63,760
                                  -------                                                ----------      ----------
          Total................   254,000                                                $1,461,160      $3,635,760
                                  =======                                                ==========      ==========

---------------

(1) Expiration dates reflect the expiration date of the last vested installment of each grant. The Company generally schedules an option grant to vest in five equal installments, each installment expiring on the fifth anniversary of the vesting date.
(2) The dollar amounts under these columns represent the potential tangible value, before income taxes, of each option assuming that the market price of the Common Stock appreciates in value from fair market value at the date of grant to the end of the option term at 5% and 10% annual rates and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. All grants of options have been made with exercise prices equal to fair value at date of grant.
(3) The percentage of total options granted and potential realizable value given for Messrs. Kerber and Pisano's options are inclusive of the two separate option grants listed herein.

     No options were exercised in fiscal year ended March 31, 1997 by any of the Named Executive Officers. The following table sets forth, as of March 31, 1997, the number of stock options and the value of unexercised stock options held by the Named Executive Officers.

        AGGREGATED OPTION EXERCISES IN FISCAL YEAR ENDED MARCH 31, 1997
                           AND YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS(1)
                                                   OPTIONS AT MARCH 31, 1997         AT MARCH 31, 1997
                                                  ---------------------------   ---------------------------
NAME                                              EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                              -----------   -------------   -----------   -------------
Gary D. Kerber..................................     45,000        147,594      $  394,250      $269,830
Vince Pisano....................................     27,667        111,406         241,653       207,520
Gerry M. Taylor.................................     38,333         27,500         333,247       162,375
Ellen L. Bernhardt..............................     27,000         23,833         196,550       130,989
Gerald T. Kosentos..............................      1,333          9,334          10,197        45,805
                                                    -------        -------      ----------      --------
          Total:................................    139,333        319,667      $1,175,897      $816,519

---------------

(1) The dollar value of the unexercised options has been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise or base price of the option at exercise or fiscal year-end, respectively.

     1996 PERFORMANCE INCENTIVE PLAN


     In June 1996, the Board of Directors of the Company (the "Board") authorized, and the stockholders of the Company approved, the 1996 Stock Incentive Plan for executive and other employees of the Company, including a limited number of outside consultants and advisors, effective as of the completion of the IPO (the "Stock Option Plan"). Under the Stock Option Plan, employees, outside consultants and advisors (the "Participants") of the Company (as defined in the Stock Option Plan) may receive awards of stock options (both Nonqualified Options and Incentive Options, as defined in the Stock Option
Plan), stock appreciation rights or restricted stock. A maximum of 961,666 shares of Common Stock are subject to the Stock Option Plan. As of March 31, 1997, options for 240,167 shares of Common Stock were available for grant. On June 20, 1996, the Board of Directors approved the exchange of stock options covering an aggregate of 361,666 shares of Common Stock previously granted to certain executive officers of the Company and others for similar stock options to be granted under the Stock Option Plan. The purpose of the Stock Option Plan is to provide employees (including officers and directors who are also employees) and non-employee consultants and advisors of the Company ("employees") with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company, to join their interests with the interests of the shareholders of the Company, and to facilitate attracting and retaining employees of exceptional ability.


     Administration. The Stock Option plan may be administered by the Board, or in the Board's sole discretion by the Compensation Committee of the Board (the "Committee", and with the Board "the Administrator") or such other committee as may be specified by the Board to perform the functions and duties of the Committee under the Stock Option Plan. Subject to the provisions of the Stock Option Plan, the Administrator shall determine, from those eligible to be Participants, the persons to be granted stock options, stock appreciation rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock option, stock appreciation rights and restricted stock. Subject to the provisions of the Stock Option Plan, the Administrator is authorized to interpret the Stock Option Plan, to make, amend and rescind rules and regulations relating to the Stock Option Plan and to make all the determinations necessary or advisable for the Stock Option Plan's administration.

     Participants. The Participants in the Stock Option Plan are those employees, consultants and advisors of the Company who in the judgment of the Administrator are or will become responsible for the direction and financial success of the Company. Employees include officers and directors who are also employees of the Company.

     Shares Subject to Plan. The maximum number of shares with respect to which stock options or stock appreciation rights may be granted or which may be awarded as restricted stock under the Stock Option Plan is 961,666 shares of Common Stock of which 260,167 were available for grant as of March 31, 1997. Shares covered by expired or terminated stock options or stock appreciation rights or forfeited restricted stock awards will again become available for grant or award under the Stock Option Plan. The number of shares subject to each outstanding stock option, stock appreciation right or restricted stock award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights and the aggregate number of shares remaining available under the Stock Option Plan will be subject to such adjustment as the Administrator, in its discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of, or by, the Company.

     Stock Options and Stock Appreciation Rights. Subject to the terms of the Stock Option Plan, the Administrator may grant to Participants either Incentive Options meeting the definition of an incentive stock option under Section 422 of the Code or Nonqualified Options not meeting such definition, or any combination thereof. The exercise price for an Incentive Option may not be less than 100% of the fair market value of the stock on the date of grant; however, the exercise price for an Incentive Option granted to an employee who owns more than 10% of the voting stock of the Company or any subsidiary may not be less than 110% of the fair market value of the stock on the date of grant.

     Subject to the terms of the Stock Option Plan, the Administrator may grant stock appreciation rights to Participants either in conjunction with, or independently of, any stock options. Stock appreciation rights may be granted in conjunction with stock options as an alternative right or as an additional right. Upon exercise of a stock appreciation right, a Participant will generally be entitled to receive an amount equal to the difference between the fair market value of the shares at the time of grant and the fair market value of the shares at the time of exercise. This amount may be payable in cash, shares of Common Stock or a promissory note from the Participant, or any combination thereof, as determined in the discretion of the Administrator.

     The exercise period for stock options and stock appreciation rights will be determined by the Administrator, but no stock option or stock appreciation right may be exercisable prior to the expiration of six months from the date of grant or after 10 years from the date of grant, subject to certain conditions and limitations.

     Incentive options and related stock appreciation rights are not transferable by a Participant other than by will or by the laws of descent and distribution, and incentive options and related stock appreciation rights are exercisable, during the lifetime of the Participant, only by the Participant.

     If the employment or consultancy of a Participant by the Company terminates, the Administrator may, in its discretion, permit the exercise of stock options and stock appreciation rights granted to such Participant (i) for a period not to exceed three months following termination of employment with respect to Incentive Options or related stock appreciation rights if termination of employment is not due to death or permanent disability of the Participant,
(ii) for a period not to exceed one year following termination of employment with respect to Incentive Options or related stock appreciation rights if termination of employment is due to the death or permanent disability of the Participant, and (iii) for a period not to extend beyond the expiration date with respect to Nonqualified Options or related or independently granted stock appreciation rights.

     Restricted Stock Awards. Subject to the terms of the Stock Option Plan, the Administrator may award shares of restricted stock to Participants. All shares of restricted stock will be subject to the following terms and conditions, among others: (i) at the time of each award of restricted shares, a restricted period of no less than six months and no greater than five years, will be established for the shares. The restricted period may differ among Participants and may have different expiration dates with respect to portions of shares covered by the same award; (ii) shares of restricted stock awarded to Participants may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares. Except for such restrictions on transfer, a Participant will have all of the rights of a shareholder in respect to restricted shares awarded to him or her including the right to receive any dividends on, and the right to vote, the shares; and (iii) if a Participant ceases to be an employee or consultant of the Company for any reason other than death or permanent disability, all shares theretofore awarded to the Participant which are still subject to the restrictions imposed by provision (ii) above will upon such termination of employment or consultancy be forfeited and transferred back to the Company. If such employment or consultancy is terminated by action of the Company without cause or by agreement between the Company and the Participant, the Administrator may, in its discretion, release some or all of the shares from the restrictions;
(iv) if a Participant ceases to be an employee or consultant of the Company by reason of death or permanent disability, the restrictions will lapse with respect to shares then subject to such restrictions, unless otherwise determined by the Administrator.

     Termination, Duration and Amendments of Plan. The Stock Option Plan may be abandoned or terminated at any time by the Board. Unless sooner terminated, the Stock Option Plan will terminate on the date ten years after its adoption by the Board. The termination of the Stock Option Plan will not affect the validity of any stock option, stock appreciation right or restricted stock outstanding on the date of termination.

     For the purpose of conforming to any changes in applicable law or governmental regulation, or for any other lawful purpose, the Board will have the right, with or without approval of the shareholders of the Company, to amend or revise the terms of the Stock Option Plan at any time; however, no such amendment or revision will, without the consent of the holder thereof, change the stock option price (other than anti-dilution adjustments) or alter or impair any stock option, stock appreciation right or restricted stock which has been previously granted or awarded under the Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK INCENTIVE PLANS

     The Company understands that, under current federal income tax rules, awards under the 1996 Performance Incentive Plan and the Non-Employee Director Plan have the consequences described below:

          The rules governing the tax treatment of stock options, stock appreciation rights, restricted stock and shares acquired upon the exercise of stock options and stock appreciation rights are technical. Therefore, the description of federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

     Incentive Options. Incentive Options granted pursuant to the Plan are intended to qualify as "Incentive Options" within the meaning of Section 422 of the Code. If the Participant makes no disposition of the shares acquired pursuant to exercise of an Incentive Option within one year after the transfer of shares to such Participant and within two years from grant of the option, such Participant will realize no taxable income as a result of the grant or exercise of such option, and any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such Incentive Options or the transfer of shares upon their exercise. However, the exercise of an Incentive Option is an item of tax preference and a Participant may have alternative minimum tax liability.

     If shares acquired upon exercise of Incentive Options are disposed of prior to the expiration of the above time periods, the Participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the amount constitutes reasonable compensation. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

     Nonqualified Options. A Participant who acquires shares by exercise of a Nonqualified Option generally realizes as taxable ordinary income, at the time of exercise, the difference between the exercise price and the fair market value of the shares on the date of exercise. Such amount will ordinarily be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss.

     Stock Appreciation Rights. A Participant generally will recognize income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any shares received at the time of exercise, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation.

     Restricted Stock. A Participant granted shares of restricted stock under the Plan is not required to include the value of such shares in ordinary income until the first time such Participant's rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such Participant timely files an election under Section 83(b) of the Code to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount (if any) paid for the stock. The Company will ordinarily be entitled to a deduction, in the amount of the ordinary income recognized by the Participant, for the Company's taxable year in which the Participant recognizes such income, provided that the amount constitutes reasonable compensation.

     Withholding Payments. If, upon exercise of a Nonqualified Option or stock appreciation right, or upon the award of restricted stock or the expiration of restrictions applicable to restricted stock, or upon a disqualifying disposition of shares acquired upon exercise of an Incentive Option, the Company must pay amounts for income tax withholding, then in the Committee's sole discretion, either the Company will appropriately reduce the amount of stock or cash to be delivered or paid to the Participant or the Participant must pay such amount to the Company to reimburse the Company for such payment. The Committee may permit a Participant to satisfy such withholding obligations by electing to reduce the number of shares of Common Stock delivered or deliverable to the Participant upon exercise of a stock option or stock appreciation right or award of restricted stock or by electing to tender an appropriate number of shares of Common Stock back to the Company subsequent to exercise of a stock option or stock appreciation right or award of restricted stock (with such restrictions as the Committee may adopt).

EMPLOYMENT AGREEMENTS

     On December 31, 1992, the Company entered into an Employment Agreement with Gary D. Kerber as President and Chief Executive Officer. The Employment Agreement provides for a base salary of $160,000 per year as of March 21, 1992, which salary is reviewed on an annual basis by the Board of Directors of the Company prior to the end of each fiscal year. The Employment Agreement also provides that Mr. Kerber will prepare, on an annual basis for each fiscal year, an appropriate incentive compensation plan for himself and other executive officers of the Company, which plan may be implemented only with the consent of the Board of Directors of the Company. In reviewing such plans, the Compensation Committee of the Board of Directors has considered the appropriateness of the goals presented in light of the Company's past performance and prospects and the reasonableness of the projected compensation in light of the Company's size and potential income levels. The term of the Employment Agreement continues until terminated by either Mr. Kerber or the Company, with or without cause; provided, however, that if the Company terminates the Employment Agreement without cause, the Company will be obligated to pay Mr. Kerber termination pay equal to the greater of $160,000 or an amount based upon a specified fraction of Mr. Kerber's most recent annual fiscal year base compensation (net of incentive or bonus compensation), as determined under the Employment Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Richard E. Kroon, Robert J. Cresci and W. Patrick Ortale, III. No member of the Compensation Committee was at any time during fiscal 1996, or formerly, an officer or employee of the Company or any subsidiary of the Company.

     In July 1991, the Company entered into a Securities Purchase Agreement, dated July 21, 1991, as amended (the "Securities Purchase Agreement"), among the Company and the Pecks Managed Entities, pursuant to which the Delaware Plan, the ICI Trust and the Zeneca Trust loaned $2,900,000, $603,000 and $497,000, respectively, to the Company on a senior subordinated basis in exchange for 13% Senior

Subordinated Notes (the "Notes") originally due July 23, 1996 issued by the Company in the aggregate principal face amount of $4,000,000 and warrants (the "Warrants") to purchase an aggregate of 1,333,333 shares of Common Stock at a purchase price equal to the lesser of (i) $3.00 per share or (ii) 70% of the cash purchase price per share of Common Stock in an initial public offering without regard to deductions for underwriting discounts and commissions. In May 1996, the terms of the Warrants were amended to provide for a cashless exercise based on the initial public offering price in the event of a public offering of the Company's Common Stock. In return, the holders agreed to exercise the Warrants simultaneously with the commencement of the initial public offering and to terminate certain "put" provisions originally contained in the Warrants. The modifications were approved by all of the members of the Company's Board of Directors, with Mr. Cresci abstaining. At completion of the IPO, the Pecks Managed Entities beneficially own more than five percent of the issued and outstanding Common Stock of the Company. In addition, Robert J. Cresci, who is a director of the Company, is a managing director of Pecks, which serves as investment advisor for each of the Pecks Managed Entities. In fiscal 1996, Mr. Cresci served as a member of the Compensation Committee of the Board of Directors of the Company. In connection with the IPO, the Pecks Managed Entities exercised, on a cashless basis, the Warrants to purchase 1,333,333 shares of Common Stock at $3.00 per share, which resulted in the issuance of 1,000,000 shares of Common Stock in respect of such Warrants. In fiscal years 1995, 1996 and 1997, the Company incurred interest expense on the Notes to the Delaware Plan in the amounts of $253,610, $364,941 and $149,834 respectively, to the ICI Trust in the amounts of $52,733, $75,883 and $31,155, respectively, and to the Zeneca Trust in the amounts of $43,464, $62,543 and $25,678, respectively. Upon consummation of the IPO, the Company utilized $2.7 million of the proceeds of this Offering to repay the entire outstanding amount of principal and accrued interest on the Notes.

     In connection with the transactions contemplated by the Securities Purchase Agreement, the Company, the Pecks Managed Entities, the Sprout Group, LTOS and Gary D. Kerber entered into a Co-investors Agreement (the "Co-investors Agreement"), dated July 23, 1991, pursuant to which the parties thereto agreed to vote their respective shares of Common Stock of the Company for the election to the Board of Directors of the Company of one person designated by the Pecks Managed Entities, so long as the Pecks Managed Entities collectively held or beneficially owned (i) $750,000 aggregate principal amount of Notes or (ii) 250,000 shares of Common Stock issued or issuable upon exercise of the Warrants.

     In addition, pursuant to a Registration Rights Agreement, dated as of July 23, 1991, as amended (the "Registration Rights Agreement"), the Pecks Managed Entities were granted certain demand registration rights with respect to shares of Common Stock issued or issuable to them upon exercise of the Warrants. Pursuant thereto, upon request of Pecks Managed Entities holding at least 50% (by voting power) of the Warrants (assuming conversion of the Warrants into shares of Common Stock), the Company shall use its best efforts to effect the registration under the Securities Act of Common Stock at such holders' request. The Company is only required to undertake two such registrations. In the event of a registration initiated by the Company or by any other stockholder of the Company holding registration rights, the Company has granted certain "piggy-back" registration rights to the Pecks Managed Entities and must notify the Pecks Managed Entities of such registration and permit the inclusion of any of the Pecks Managed Entities' Common Stock in any such registration if so requested. The number of shares of Common Stock held by the Pecks Managed Entities that must be included in a registration will be determined by the managing underwriter selected by the Company, and Pecks Managed Entities' participation will be subject to a priority cut-back as provided for in the Registration Rights Agreement. The Company has agreed to pay all expenses in connection with such registrations. The Company has been advised that Pecks Managed Entities have waived their registration rights with regard to the Offering.

     See "Certain Transactions."

                              CERTAIN TRANSACTIONS

     For information regarding transactions among the Company, the Pecks Managed Entities and Robert J. Cresci, who is a director of the Company, see "Compensation Committee Interlocks and Insider Participation."

     In March 1995, the Company entered into a Loan Agreement with Sirrom Capital Corporation ("Sirrom"), pursuant to which Sirrom loaned $2,200,000 to the Company, less expenses of the transaction and a processing fee of $44,000. Upon completion of the IPO, Sirrom owned less than one percent of the Company's outstanding Common Stock. The loan was evidenced by a secured promissory note (the "Secured Note") which matured on March 31, 2000, bore interest at a rate of 14.0% per annum on the unpaid principal amount, and was secured by a blanket security interest in the Company's assets. In fiscal 1996 and 1997, the Company incurred interest expense on the Secured Note of approximately $309,771 and $179,667, respectively. The Secured Note was paid in full with a portion of the net proceeds of the IPO.

     In connection with the issuance of the Secured Note, the Company issued warrants (the "Sirrom Warrants") to Sirrom to acquire up to 141,667 shares of Common Stock, for a purchase price of $.006 per share. The Sirrom Warrants were exercised in connection with the IPO for shares of Common Stock. Pursuant to the Loan Agreement, Sirrom was also made a party to the Registration Rights Agreement, and was granted rights pari passu with the Pecks Managed Entities for purposes of determining its registration rights under such Registration Rights Agreement. Sirrom waived its registration rights with regard to the IPO.

     In July 1993, the Company acquired the Ohio Institute of Photography and Technology, which was previously partially-owned by K. Terry Guthrie, who is an executive officer of the Company. The purchase price for the school was $1,236,000, including amounts paid for covenants not to compete and real estate. Mr. Guthrie received cash of $132,127. In addition, Mr. Guthrie and the Company entered into a three-year consulting agreement pursuant to which Mr. Guthrie received a consulting fee of $23,807 per year through July 1996. Mr. Guthrie also entered into a noncompetition agreement pursuant to which Mr. Guthrie receives $35,000 per year for a five-year term. Pursuant to the consulting agreement and the noncompetition agreement, the Company paid Mr. Guthrie $58,806, $58,806 and $46,903 in fiscal years 1995, 1996 and 1997, respectively

     In September 1991, the Company made a loan to Vince Pisano and Mr. Pisano's wife, Gail Pisano, in the amount of $75,000 pursuant to an Employee Loan Agreement, as amended. The loan did not bear interest and was to be repaid upon the earlier of December 31, 1996 or certain other events. The loan was secured by certain real property owned by Mr. Pisano. If the loan was paid at or prior to its stated maturity, $10,000 of the loan would be cancelled. Mr. Pisano is a Vice President and Chief Financial Officer of the Company. The Company and Mr. Pisano entered into an agreement which permitted Mr. Pisano to repay the loan on its maturity date with Common Stock of the Company owned by Mr. Pisano which stock was valued at its fair market value on the date of repayment. Pursuant to this agreement, during fiscal 1997, Mr. Pisano repaid his loan from the Company in full by transfer of 5,652 shares of Common Stock to the Company.


     In connection with the Company's acquisition of its three schools in Virginia, its school in North Hollywood, California, its three schools in El Paso and San Antonio, Texas, and its school in Hagerstown, Maryland, the Company pledged the stock of its acquiring subsidiaries to secure related indebtedness. As of June 30, 1997, the principal amount outstanding of such indebtedness was $1,575,000.


     On March 31, 1997, the Company acquired two schools located in Nebraska (the "Nebraska Schools") by merging a privately held corporation, which previously operated the schools, into a wholly-owned subsidiary of the Company in exchange for 761,263 shares (the "Merger Shares") of the Company's common stock (the "Nebraska Acquisition"). The Company has filed a registration statement pursuant to the Securities Act of 1933 (the "Act") with respect to the Merger Shares of which this Preliminary Prospectus is a part. When declared effective by the Securities and Exchange Commission (the "SEC"), and provided it continues to be effective, such registration statement will enable the holders of the Merger Shares (who are the Selling Stockholders) to sell their shares in the public market. See "Business," "Fiscal Year 1997 Acquisitions -- The Nebraska Acquisition," and "Title IV Regulation -- The Nebraska Acquisition."

     With respect to each transaction between the Company and an affiliate of the Company, a majority of the disinterested members of the Board of Directors determined that such transactions were on terms at least as fair as if they had been consummated with unrelated third parties. The Board of Directors has adopted a policy that prior to entering into any transaction with a related party, a similar determination must be made with respect to such transaction by a majority of the Company's disinterested directors.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The table below sets forth, as of June 30, 1997, certain information regarding beneficial ownership of the shares of Common Stock of the Company, assuming consummation of the Offering Transactions) and as adjusted to reflect the sale of the Shares offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (including the Selling Shareholders), (ii) each director, (iii) each executive officer included in the Summary Compensation Table, (iv) all executive officers and directors of the Company as a group and (v) by each of the Selling Shareholders.


                                                       SHARES OWNED                      SHARES TO BE
                                                           PRIOR         NUMBER OF           OWNED
                                                        TO OFFERING      SHARES TO    AFTER THE OFFERING
                                                     -----------------   BE SOLD IN   -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)              NUMBER    PERCENT    OFFERING     NUMBER    PERCENT
---------------------------------------              -------   -------   ----------   --------   --------
Sprout Capital V(2)(3).............................  920,005    12.5            --     920,005     12.5
Sprout Technology Fund(2)(3).......................   19,889       *            --      19,889        *
DLJ Venture Capital Fund II, L.P(2)(3).............   54,921       *            --      54,921        *
Lawrence, Tyrrell, Ortale & Smith(3)(4)............  995,307    13.5            --     995,307     13.5
Delaware State Employees' Retirement
  Fund(3)(5)(6)....................................  637,051     8.7            --     637,051      8.7
Declaration of Trust for Defined Benefit Plans of
  ICI America Holding Inc(3)(5)(6).................  109,178     1.5            --     109,178      1.5
Declaration of Trust for Defined Benefit Plans of
  Zeneca Holding Inc(3)(5)(6)......................  132,463     1.8            --     132,463      1.8
Pecks Management Partners Ltd(5)(6)................  878,692    12.0            --     878,692     12.0
J. & W. Seligman Co., Incorporated.................  630,000     8.6            --     630,000      8.6
Gary D. Kerber(3)..................................  359,632     4.8            --     359,632      4.8
Vince Pisano.......................................  186,457     2.5            --     186,457      2.5
Gerry M. Taylor....................................   41,916       *            --      41,916        *
Ellen L. Bernhardt.................................   36,833       *            --      36,833        *
Gerald T. Kosentos.................................    2,133       *            --       2,133        *
Elaine Neely-Eacona................................   14,500       *            --      14,500        *
K. Terry Guthrie...................................    3,000       *            --       3,000        *
A. William Benham..................................    6,501       *            --       6,501        *
Robert J. Cresci(6)................................   25,000       *            --      25,000        *
Carl S. Hutman.....................................   25,340       *            --      25,340        *
W. Patrick Ortale, III(7)..........................   25,000       *            --      25,000        *
Richard E. Kroon(8)................................   25,000       *            --      25,000        *
Richard D. Wikert(9)...............................  488,772     6.7       488,772           0      0.0
  340 East Military
  Fremont, NE 68025
The A. Lauren Rhude Trust(9).......................   46,936       *        46,936           0      0.0
  c/o a. Lauren Rhude, Trustee
  4550 N. Calle Loma Linda
Tucson, AZ 85718
  The Lila Rhude Trust(9)..........................   73,301       *        73,301           0      0.0
  c/o Lila Rhude, Trustee
4550 N. Calle Loma Linda
  Tucson, AZ 85718
The Scott L. Rhude Trust(9)........................   72,338       *        72,338           0      0.0
  c/o Scott L. Rhude, Trustee
  4020 N. Pontatoc
  Tucson, AZ 85718

                                                       SHARES OWNED                      SHARES TO BE
                                                           PRIOR         NUMBER OF           OWNED
                                                        TO OFFERING      SHARES TO    AFTER THE OFFERING
                                                     -----------------   BE SOLD IN   -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)              NUMBER    PERCENT    OFFERING     NUMBER    PERCENT
---------------------------------------              -------   -------   ----------   --------   --------
Roger D. Bojens(9).................................   42,032       *        42,032           0      0.0
  4220 Sergeant Road
  Sioux City, IA 51106
All executive officers and directors as a group (12
  persons).........................................  751,312     9.8            --     751,312      9.8


---------------

  * Less than 1%.
(1) Unless otherwise noted, the Company believes that all persons and entities named in the table have sole voting and investment power over the shares of Common Stock listed opposite his, her or its name. The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares of Common Stock which the individual has the right to acquire within 60 days after June 30, 1997 through the exercise of any stock option or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) The address of such entity is 277 Park Avenue, 21st Floor, New York, New York 10172.
(3) Pursuant to a Coinvestors Agreement, such entity has agreed to vote its shares of Common Stock along with the other parties to such agreement for the election of one director jointly designated by the Pecks Managed Entities (see Note 6 for definition of "Pecks Managed Entities").
(4) The address of such entity is 3100 West End Avenue, Suite 400, Nashville, Tennessee 37203.
(5) The address of such entity is c/o Pecks Management Partners Ltd., 1 Rockefeller Plaza, New York, New York 10020.
(6) Pecks Management Partners Ltd. ("Pecks") is an investment advisor to Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. and Declaration of Trust for Defined Benefit Plans of Zeneca Holding Inc. (collectively, the "Pecks Managed Entities"). As such, Pecks has sole investment and voting power with respect to the shares beneficially owned by such entities. Mr. Cresci, a director of the Company, is a managing partner of Pecks. Pecks disclaims beneficial ownership of such shares.
(7) Mr. Ortale is a general partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith ("LTOS"). Excludes 637,500 shares of Common Stock owned by LTOS and for which Mr. Ortale disclaims any beneficial ownership.
(8) Mr. Kroon is the general partner of the general partner of Sprout Capital V, Sprout Technology Fund, and DLJ Venture Capital Fund II, L.P. Excludes 994,815 shares of Common Stock owned, in the aggregate, by such entities. Mr. Kroon disclaims any beneficial ownership.
(9) Five shareholders, who received , in the aggregate, 761,263 shares of the Company's Common Stock in connection with the Nebraska Acquisition, are participating in this Offering (collectively, the "Selling Shareholders"). Due to circumstances as explained in "Title IV Student Financial Assistance Programs -- The Nebraska Acquisition," 37,884 of those shares were returned to the Company in July 1997, leaving 723,379 shares to be sold by the Selling Shareholders participating in this Offering. As of the date of this Prospectus, 57,116 of the 723,379 shares continue to be held in escrow pending resolution of various contingency claims.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 15 million shares of Common Stock, par value $.01 per share, and five million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus, there are approximately 117 holders of record of the Common Stock, no holders of record of the Preferred Stock and two holders of warrants to purchase Common Stock.

     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter).

     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.

     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors.

PREFERRED STOCK

     At the time of this Offering, no shares of Preferred Stock are outstanding. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company.

     The issuance of any series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any share of Preferred Stock.

WARRANTS TO PURCHASE COMMON STOCK

     In July 1991, the Company issued a warrant (the "Equitable Warrant") to purchase 26,667 shares of Common Stock to Equitable Securities Corporation ("Equitable"). The Equitable Warrant has an exercise price of $3.60 per share and expires on July 31, 1999. The Company issued the warrant to Equitable in connection with assistance provided by Equitable to the Company in issuing certain convertible preferred stock by the Company.

     In November 1988, the Company granted an option to Robert L. Heidrick to purchase 16,667 shares of Common Stock at a purchase price equal to the offering price of the Company's Common Stock in an initial public offering. The option became exercisable upon the effective date of an initial public offering (October 28, 1996) of the Company's Common Stock and expires on the tenth anniversary of such date. This option was granted to Mr. Heidrick as partial compensation for certain executive search services provided by Mr. Heidrick to the Company.

REGISTRATION RIGHTS

     Following consummation of the IPO in October 1996, 3,994,411 shares of Common Stock were "restricted" securities within the meaning of the Securities Act of 1933, as amended, and may not be sold in the absence of registration under the Securities Act, or an exemption therefrom, including the exemptions combined in Rule 144 under the Securities Act. Pursuant to the Registration Rights Agreement, the Company has granted the Sprout Group, LTOS, the Pecks Managed Entities and Sirrom demand registration rights covering up to 3,240,286 shares of Common Stock and covering up to a maximum of four demand registrations. In addition, such parties have been granted "piggy-back" registration rights, pursuant to which the Company must notify such parties of any registration of Common Stock under the Securities Act, and must include shares of Common Stock held by such parties in such registration. In addition, upon qualification for registration under the Securities Act on Form S-2 and/or S-3, such parties have demand registration rights; provided, that the amount of Common Stock proposed to be registered pursuant to a demand registration must have an aggregate offering price of at least $500,000. The Company has agreed to pay all expenses in connection with the demand and "piggy-back" registrations described above. See "Certain Transactions," and "Risk Factors -- Shares Eligible for Future Sale."

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the General Corporation Law of the State of Delaware and of the Company's Certificate of Incorporation and By-laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

DELAWARE ANTI-TAKEOVER LAW

     The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203 thereof. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon becoming an interested stockholder the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

SPECIAL MEETINGS OF STOCKHOLDERS; NO ACTION WITHOUT MEETING

     The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of the Board of Directors of the Company. The Company's Certificate of Incorporation and Bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDERS PROPOSALS AND DIRECTOR NOMINATIONS

     The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


     As of June 30, 1997, the Company has outstanding 7,383,283 shares of Common Stock. The Company has reserved an additional (i) 961,666 shares of Common Stock for issuance pursuant to the Stock Option Plan, which shares have been registered under the Securities Act, (ii) 200,000 shares of Common Stock for issuance pursuant to the Directors' Plan, which shares have been registered under the Securities Act, and (iii) 43,334 shares of Common Stock which may be purchased upon exercise of outstanding warrants to purchase Common Stock. Any shares issued pursuant to the Stock Option Plan or the Director's Plan will be freely transferable upon issuance without registration under the Securities Act, subject to volume limitations contained in Rule 144 under the Securities Act applicable to affiliates, as that term is defined in the Securities Act. Of such outstanding shares, all are freely transferable without restriction under the Securities Act by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.


     In general, Rule 144 currently provides that a person (or persons whose shares are aggregated) who satisfies a one-year holding period with respect to "restricted securities" will be entitled to sell, in brokers' transactions and within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to manner of sale and notice requirements and the availability of current public information about the Company. After "restricted securities" that are held by persons who are no longer "affiliates" of the Company have satisfied a two-year holding period, such shares may be sold without regard to such volume limitation, current public information, manner of sale or notice requirements. However, under Rule 144, "restricted securities" held by "affiliates" must continue, after the two-year holding period, to be sold in brokers' transactions or to market makers subject to the volume limitations described above. The requirements described above (except the holding period requirements) also apply to non-restricted securities of the Company held by affiliates of the Company. Such shares are required, under Rule 144, to be sold in brokers' transactions subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not "affiliates" are thereafter freely tradeable without restrictions or registration requirements under the Securities Act. The foregoing discussion is only a summary of Rule 144 and is not intended to be a complete description of the rule.

     The Company, its officers and Directors, the Selling Stockholders and certain other stockholders and warrantholders, holding in the aggregate substantially all of the Company's currently outstanding equity securities, agreed not to sell, assign or transfer any of their shares of Common Stock for a period of 180 days after the effective date of the IPO (October 28, 1996) without the prior consent of Smith Barney Inc. Such 180-day period expired on April 29, 1997 and at the expiration of this 180 day period, 3,994,411 shares of Common Stock immediately became eligible for sale under Rule 144, subject to the volume and manner of sale restrictions imposed by that Rule. The Company is unable to predict the effect that sales of Common Stock may have on the then prevailing market price of the shares of the Common Stock, but such sales may have a substantial depressing effect on such market price.

     The Company intends to file registration statements under the Securities Act to register for offer and sale Common Stock reserved for issuance pursuant to the award of restricted stock or the exercise of stock options granted under the Company's Stock Option Plan and Directors' Plan. See
"Management -- Compensation of Board of Directors" and "-- Stock Option Plan."

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., West Palm Beach, Florida.

                                    EXPERTS


     The consolidated financial statements and schedule of Educational Medical, Inc. at March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also appearing elsewhere herein which are based in part on the reports of Winther, Stave & Co., LLP, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


     The combined financial statements of San Antonio College of Medical and Dental Assistants, Inc. and Career Centers of Texas -- El Paso, Inc. as of December 31, 1996 and 1995 and for the years then ended appearing in this Prospectus and Registration Statement have been audited by Tsakopulos Brown Schott & Anchors, independent auditors, as set forth in their report thereon also appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The divisional financial statements of Hagerstown Business College (a division of O/E Learning, Inc.) as of October 31, 1996 and 1995 and for the years then ended appearing in this Prospectus and Registration Statement have been audited by Plante & Moran, LLP, independent auditors, as set forth in their report thereon also appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C., a Registration Statement on Form S-1, together with all amendments and exhibits thereto (the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document files as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirely by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 1400 Citicorp Center, 500 West Madison, Chicago, Illinois 60661; and 7 World Trade Center (13th Floor), New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     The Company is subject to the information requirements of the Security Exchange Act of 1934, as amended (the "Exchange Act"). The Company will fulfill its obligations with respect to the requirements of the Exchange Act by filing periodic reports and other information with the Commission.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES
Report of Ernst & Young LLP, Independent Auditors...........   F-2
Consolidated Balance Sheets as of March 31, 1996 and 1997
  and June 30, 1997 (unaudited).............................   F-3
Consolidated Statements of Operations for the year ended
  March 31, 1995, 1996 and 1997 and the three months ended
  June 30, 1996 and 1997 (unaudited)........................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended March 31, 1995, 1996 and 1997.................   F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 1995, 1996 and 1997 and the three months ended
  June 30, 1996 and 1997 (unaudited)........................   F-6
Notes to Consolidated Financial Statements..................   F-7

SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
AND CAREER CENTERS OF TEXAS -- EL PASO, INC.
Tsakopulos Brown Schott & Anchors, Independent Auditors'
  Report....................................................  F-25
Combined Financial Statements:
Combined Balance Sheets as of December 31, 1994 and 1995 and
  June 30, 1996 (unaudited).................................  F-26
Combined Statement of Operations for the year ended December
  31, 1995..................................................  F-27
Combined Statements of Operations for the year ended
  December 31, 1994 and the six month periods ended June 30,
  1995 (unaudited) and June 30, 1996 (unaudited)............  F-28
Combined Statement of Retained Earnings for the years ended
  December 31, 1994 and 1995 and for the six month period
  ended June 30, 1996 (unaudited)...........................  F-29
Combined Statement of Cash Flows for the years ended
  December 31, 1994 and 1995................................  F-30
Combined Statements of Cash Flows for the six month period
  ended June 30, 1995 (unaudited) and June 30, 1996
  (unaudited)...............................................  F-31
Notes to the Combined Financial Statements..................  F-32

HAGERSTOWN BUSINESS COLLEGE (A DIVISION OF O/E LEARNING,
INC.)
Plante & Moran, LLP, Independent Auditor's Report...........  F-37
Financial Statements:
Divisional Balance Sheet as of October 31, 1996 and 1995....  F-38
Statement of Divisional Income for the year ended October
  31, 1996 and 1995.........................................  F-39
Statement of Changes in Divisional Equity for the year ended
  October 31, 1996 and 1995.................................  F-40
Statement of Divisional Cash Flows for the year ended
  October 31, 1996 and 1995.................................  F-41
Notes to Divisional Financial Statements....................  F-42
Unaudited Pro Forma as Adjusted Financial Data..............  F-44
Condensed Consolidated Statement of Operations for the year
  ended March 31, 1997 (unaudited)..........................  F-45

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Educational Medical, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Educational Medical, Inc. and subsidiaries as of March 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the financial statements of Nebraska Acquisition Corporation, a wholly-owned subsidiary, or its predecessors (Educational Management, Inc. and Wikert and Rhude, a general partnership) acquired by Educational Medical, Inc. on March 31, 1997 in a business combination accounted for as a pooling of interests as described in
Note 4 to the consolidated financial statements, which statements reflect total assets of approximately $2,625,000 and $5,681,000 as of March 31, 1996 and 1997, respectively, and total net revenues of approximately $5,015,000, $4,695,000, and $6,012,000 for the years ended March 31, 1995, 1996 and 1997, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Nebraska Acquisition Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Educational Medical, Inc. and subsidiaries at March 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, based on our audits and the report of other auditors, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                 /s/ ERNST & YOUNG LLP
                                          --------------------------------------
                                                    Ernst & Young LLP


Atlanta, Georgia


June 30, 1997


  except as to the


  second paragraph of


  Note 3 as to which the


  date is August 27, 1997

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                      MARCH 31,
                                                              -------------------------    JUNE 30,
                                                                 1996          1997          1997
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,209,045   $14,047,889   $ 9,158,426
  Restricted cash...........................................      610,000            --            --
  Trade accounts receivable, less allowance for doubtful
    accounts of $974,357, $922,704 and $924,713,
    respectively............................................    3,522,715     5,238,742     6,154,634
  Prepaid expenses..........................................    1,033,098     1,149,146     1,161,353
  Income taxes receivable...................................           --       155,542        88,381
  Deferred income tax assets................................           --     1,208,669     1,208,669
                                                              -----------   -----------   -----------
Total current assets........................................    8,374,858    21,799,988    17,771,463
Property and equipment, net.................................    6,270,619     7,617,958     7,617,041
Deferred debt issuance costs, net of accumulated
  amortization of $286,402, $0 and $28,035, respectively....       96,109       297,492       308,396
Covenants not to compete, net of accumulated amortization of
  $902,780, $1,194,238 and $1,271,600, respectively.........      974,445     1,082,987     1,054,792
Goodwill and other intangible assets, net of accumulated
  amortization of $6,488,863, $7,063,793 and $7,271,139,
  respectively..............................................    5,040,410    10,152,625     9,943,676
Deferred income tax assets..................................           --       944,629       944,629
Other assets................................................      229,210       176,855       176,854
                                                              -----------   -----------   -----------
Total assets................................................  $20,985,651   $42,072,534   $37,816,851
                                                              ===========   ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   723,834   $   820,784   $   650,695
  Accrued compensation......................................    1,175,423       858,049     1,179,798
  Accrued income taxes......................................      232,252            --            --
  Other accrued expenses....................................    1,051,497     2,486,532       791,797
  Deferred tuition income...................................    2,821,257     3,184,225     3,541,045
  Current portion of long-term debt.........................    1,080,085     3,964,851       768,394
                                                              -----------   -----------   -----------
         Total current liabilities..........................    7,084,348    11,314,441     6,931,729
Long-term debt, less current portion........................    6,674,909     2,163,880     1,830,978
Other liabilities...........................................      957,166       394,145       641,153
                                                              -----------   -----------   -----------
         Total liabilities..................................   14,716,423    13,872,466     9,403,860
Commitments and contingencies
Stockholders' equity:
  Preferred stock, authorized 5,000,000 shares, none issued
    and outstanding.........................................           --            --            --
  Convertible preferred stock, $.01 par value -- authorized
    1,100,000 shares; 1,023,049 shares issued and
    outstanding (liquidation preference of $6.66 per share)
    at March 31, 1996; none authorized, issued or
    outstanding at March 31, or June 30, 1997...............       10,230            --            --
  Additional paid-in capital on convertible preferred
    stock...................................................    6,732,160            --            --
  Common stock, $.01 par value -- authorized 5,833,333 and
    15,000,000 shares in 1996 and 1997, respectively;
    2,438,100, 7,418,100 and 7,418,100 shares issued and
    outstanding at March 31, 1996 and 1997 and June 30,
    1997, respectively......................................       24,381        74,181        74,181
  Additional paid-in capital on common stock................       42,424    30,222,776    30,222,776
  Common stock purchase warrants............................    2,838,148            --            --
  Accumulated deficit.......................................   (3,343,115)   (1,996,889)   (1,783,966)
  Less treasury stock, at cost, 29,165, 34,817 and 34,817
    common shares at March 31, 1996 and 1997 and June 30,
    1997, respectively......................................      (35,000)     (100,000)     (100,000)
                                                              -----------   -----------   -----------
         Total stockholders' equity.........................    6,269,228    28,200,068    28,412,991
                                                              -----------   -----------   -----------
         Total liabilities and stockholders' equity.........  $20,985,651   $42,072,534   $37,816,851
                                                              ===========   ===========   ===========


                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                           YEAR ENDED MARCH 31,             THREE MONTHS ENDED JUNE 30,
                                                  ---------------------------------------   ---------------------------
                                                     1995          1996          1997           1996           1997
                                                  -----------   -----------   -----------   ------------   ------------
                                                                                            (UNAUDITED)    (UNAUDITED)
Net revenues....................................  $37,080,045   $43,346,533   $49,449,680    $10,400,873    $12,909,020
School operating costs:
  Cost of education and facilities..............   17,487,917    19,650,937    23,150,599      5,243,020      6,369,982
  Selling and promotional.......................    6,215,697     6,533,229     7,530,741      1,669,958      1,976,541
  Provision for losses on accounts receivable...    1,280,654     1,270,565     1,239,151        217,157        321,047
  General and administrative expenses...........    9,545,715    11,098,422    12,802,441      2,768,193      3,664,179
Amortization of goodwill and intangibles........    1,255,288       882,953       886,268        175,926        312,743
Other expenses:
  Legal defense and settlement costs............      600,000     1,115,000            --             --             --
  Loss on closure or relocation of schools......           --        50,000       143,585             --             --
  Impairment of goodwill and intangibles........      176,042       764,000            --             --             --
  Merger expenses...............................           --            --       391,453             --             --
                                                  -----------   -----------   -----------    -----------    -----------
Income from operations..........................      518,732     1,981,427     3,305,442        326,619        264,523
Interest (income) expense, net (net of interest
  income of $60,327 in 1995, $171,870 in 1996,
  and $476,194 in 1997) and (net of interest
  income of $41,285 at June 30, 1996 and
  interest expense of $49,944 at June 30,
  1997).........................................      934,529       822,434       284,162        210,741        (94,130)
                                                  -----------   -----------   -----------    -----------    -----------
Income (loss) before income taxes and
  extraordinary item............................     (415,797)    1,158,993     3,021,280        115,878        358,653
Provision (benefit) for income taxes............       27,982       632,185      (845,363)        43,674        145,730
                                                  -----------   -----------   -----------    -----------    -----------
Net income (loss) before extraordinary item.....     (443,779)      526,808     3,866,643         72,204        212,923
Extraordinary item -- loss on early
  extinguishment of debt, net of income taxes...           --            --       308,683             --             --
                                                  -----------   -----------   -----------    -----------    -----------
        Net income (loss).......................  $  (443,779)  $   526,808   $ 3,557,960    $    72,204    $   212,923
                                                  ===========   ===========   ===========    ===========    ===========
Pro forma income tax data:
  Income (loss) before income taxes and
    extraordinary item..........................  $  (415,797)  $ 1,158,993   $ 3,021,280    $   115,878
  Provision (benefit) for income taxes..........       97,633      (486,505)      408,951         56,429
                                                  -----------   -----------   -----------    -----------
  Income (loss) before extraordinary item.......     (513,430)      672,488     2,612,329    $    59,449
  Extraordinary item, net of income taxes.......           --            --       308,683             --
                                                  -----------   -----------   -----------    -----------
Pro forma net income (loss).....................  $  (513,430)  $   672,488   $ 2,303,646    $    59,449
                                                  -----------   -----------   -----------    -----------
Pro forma net income (loss) per common and
  common equivalent share:
  Primary:
    Income (loss) before extraordinary item.....  $     (0.21)  $      0.13   $      0.41    $      0.01
    Extraordinary item..........................           --            --         (0.05)            --
                                                  -----------   -----------   -----------    -----------
        Net income (loss).......................  $     (0.21)  $      0.13   $      0.36    $      0.01
                                                  ===========   ===========   ===========    ===========
Weighted average number of shares and common
  equivalent shares outstanding (primary).......    2,483,115     5,149,764     6,447,339      5,524,548
                                                  ===========   ===========   ===========    ===========
Fully diluted:
  Income (loss) before extraordinary item.......  $     (0.21)  $      0.12   $      0.41    $      0.01
  Extraordinary item............................           --            --         (0.05)            --
                                                  -----------   -----------   -----------    -----------
        Net income (loss).......................  $     (0.21)  $      0.12   $      0.36    $      0.01
                                                  ===========   ===========   ===========    ===========
Weighted average number of shares and common
  equivalent shares outstanding (fully
  diluted)......................................    2,483,115     5,416,712     6,447,339      5,524,548
                                                  ===========   ===========   ===========    ===========
Net income per share............................                                                            $      0.03
                                                                                                            -----------
Weighted average shares outstanding.............                                                              7,603,243
                                                                                                            ===========


                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        ADDITIONAL
                                                         PAID-IN                ADDITIONAL
                                                        CAPITAL ON                PAID-IN       COMMON
                                         CONVERTIBLE   CONVERTIBLE              CAPITAL ON       STOCK
                                          PREFERRED     PREFERRED     COMMON      COMMON       PURCHASE     ACCUMULATED   TREASURY
                                            STOCK         STOCK        STOCK       STOCK       WARRANTS       DEFICIT       STOCK
                                         -----------   ------------   -------   -----------   -----------   -----------   ---------
Balance at March 31, 1994, as
  restated.............................   $ 10,230     $ 6,732,160    $24,381   $    42,424   $1,724,400$     (702,527)   $ (35,000)
  Accretion of value of common stock
    purchase warrants..................         --              --        --             --       339,252     (339,252)          --
  Issuance of common stock purchase
    warrants...........................         --              --        --             --       368,150           --           --
  Distributions to former Nebraska
    Shareholders.......................         --              --        --             --            --   (1,333,075)          --
  Adjustment for change in Nebraska
    year end...........................         --              --        --             --            --                   208,229
  Net loss.............................         --              --        --             --            --     (443,779)          --
                                          --------     -----------    -------   -----------   -----------   -----------   ---------
Balance at March 31, 1995..............     10,230       6,732,160    24,381         42,424     2,431,802   (2,610,404)     (35,000)
  Accretion of value of common stock
    purchase warrants..................         --              --        --             --       406,346     (406,346)          --
  Distributions to former Nebraska
    Shareholders.......................         --              --        --             --            --     (853,173)          --
  Net income...........................         --              --        --             --            --      526,808           --
                                          --------     -----------    -------   -----------   -----------   -----------   ---------
Balance at March 31, 1996..............     10,230       6,732,160    24,381         42,424     2,838,148   (3,343,115)     (35,000)
  Accretion of value of common stock
    purchase warrants..................         --              --        --             --       281,398     (281,398)          --
  Issuance of common stock in
    connection with initial public
    offering...........................         --              --    22,000     19,238,000            --           --           --
  Conversion of note receivable to
    treasury stock.....................         --              --        --             --            --           --      (65,000)
  Exercise of common stock purchase
    warrants...........................         --              --     1,417        367,583      (368,150)          --           --
  Cashless exercise of common stock
    purchase warrants..................         --              --     9,333      2,742,063    (2,751,396)          --           --
  Conversion of convertible preferred
    stock to common stock..............    (10,230)     (6,732,160)   17,050      6,725,340            --           --           --
  Distributions to former Nebraska
    Shareholders.......................         --              --        --             --            --   (1,236,970)          --
  Reclassification of undistributed
    Nebraska S Corporation earnings to
    additional paid-in-capital.........         --              --        --        693,366            --     (693,366)          --
  Recognition of deferred income tax
    assets related to termination of
    Nebraska Subchapter S Corporation
    status upon consummation of pooling
    of interests.......................         --              --        --        414,000            --           --           --
  Net income...........................         --              --        --             --            --    3,557,960           --
                                          --------     -----------    -------   -----------   -----------   -----------   ---------
Balance at March 31, 1997..............         --              --    74,181     30,222,776            --   (1,996,889)    (100,000)
Net income (unaudited).................         --              --        --             --            --      212,923           --
                                          --------     -----------    -------   -----------   -----------   -----------   ---------
Balance at June 30, 1997 (unaudited)...   $     --     $        --    $74,181   $30,222,776   $        --   $(1,783,966)  $(100,000)
                                          ========     ===========    =======   ===========   ===========   ===========   =========


                                            TOTAL
                                         -----------
Balance at March 31, 1994, as
  restated.............................  $ 7,796,068
  Accretion of value of common stock
    purchase warrants..................           --
  Issuance of common stock purchase
    warrants...........................      368,150
  Distributions to former Nebraska
    Shareholders.......................   (1,333,075)
  Adjustment for change in Nebraska
    year end...........................           --
  Net loss.............................     (443,779)
                                         -----------
Balance at March 31, 1995..............    6,595,593
  Accretion of value of common stock
    purchase warrants..................           --
  Distributions to former Nebraska
    Shareholders.......................     (853,173)
  Net income...........................      526,808
                                         -----------
Balance at March 31, 1996..............    6,269,228
  Accretion of value of common stock
    purchase warrants..................           --
  Issuance of common stock in
    connection with initial public
    offering...........................   19,260,000
  Conversion of note receivable to
    treasury stock.....................      (65,000)
  Exercise of common stock purchase
    warrants...........................          850
  Cashless exercise of common stock
    purchase warrants..................           --
  Conversion of convertible preferred
    stock to common stock..............           --
  Distributions to former Nebraska
    Shareholders.......................   (1,236,970)
  Reclassification of undistributed
    Nebraska S Corporation earnings to
    additional paid-in-capital.........           --
  Recognition of deferred income tax
    assets related to termination of
    Nebraska Subchapter S Corporation
    status upon consummation of pooling
    of interests.......................      414,000
  Net income...........................    3,557,960
                                         -----------
Balance at March 31, 1997..............   28,200,068
Net income (unaudited).................      212,923
                                         -----------
Balance at June 30, 1997 (unaudited)...  $28,412,991
                                         ===========


                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         THREE MONTHS ENDED
                                                     YEAR ENDED MARCH 31,                     JUNE 30,
                                            ---------------------------------------   -------------------------
                                               1995          1996          1997          1996          1997
                                            -----------   -----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).........................  $  (443,779)  $   526,808   $ 3,557,960   $   72,204    $   212,923
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Depreciation............................      930,715     1,104,039     1,330,180      310,998        350,703
  Amortization of other assets............    1,284,043       931,076       886,555      175,925        312,743
  Extraordinary item -- loss on early
    extinguishment of debt, net of income
    taxes.................................           --            --       308,683           --             --
  Loss on closure or relocation of
    schools...............................           --        50,000        25,000      (35,187)            --
  Impairment of goodwill and
    intangibles...........................      176,042       764,000            --           --             --
  Provision for losses on accounts
    receivable............................    1,280,654     1,270,565     1,239,151      217,157        321,047
  Deferred income taxes...................           --            --    (1,563,995)          --             --
  Amortization of discount on long-term
    debt..................................      212,445       123,567        72,044       30,877             --
  Changes in operating assets and
    liabilities, net of assets acquired
    and liabilities assumed:
    Restricted cash.......................     (525,000)     (235,000)      610,000           --             --
    Accounts receivable...................   (1,986,958)     (673,666)   (1,885,940)    (124,570)    (1,236,928)
    Income taxes receivable...............           --            --      (155,542)          --         67,161
    Prepaid expenses......................       91,400       (60,224)      (68,651)    (273,890)       (12,207)
    Other assets..........................     (183,766)      (40,292)       62,297           --          3,185
    Accounts payable and accrued
      expenses............................    1,052,681      (282,548)      734,795      284,170     (1,543,075)
    Deferred tuition income...............     (519,615)      202,430    (1,826,398)    (277,971)       356,820
    Income taxes payable..................           --       220,807       (26,461)    (147,070)            --
    Other liabilities.....................      134,352       305,713      (563,021)    (480,420)       247,008
                                            -----------   -----------   -----------   ----------    -----------
Net cash provided by (used in) operating
  activities..............................    1,503,214     4,207,275     2,736,657     (247,777)      (920,620)
INVESTING ACTIVITIES
Net Additions to goodwill and
  intangibles.............................           --            --            --           --        (50,760)
Purchase of businesses, net of cash
  acquired................................           --            --    (1,400,000)                         --
Purchases of property and equipment.......   (2,200,758)   (1,342,638)   (2,079,501)    (686,620)      (349,786)
                                            -----------   -----------   -----------   ----------    -----------
Net cash (used in) investing activities...   (2,200,758)   (1,342,638)   (3,479,501)    (686,620)      (400,546)
FINANCING ACTIVITIES
Issuance of common stock..................           --            --    19,260,000           --             --
Issuance of common stock purchase
  warrants................................      368,150            --            --           --             --
Proceeds from notes payable and long-term
  debt....................................    2,529,950       391,837       532,295      532,295             --
Principal payments on acquisition notes
  payable.................................   (1,156,187)   (1,404,160)   (1,890,493)    (414,095)    (3,529,358)
Exercise of common stock purchase
  warrants................................           --            --           850           --             --
Principal payments on senior subordinated
  debt....................................     (300,000)     (500,000)   (5,000,000)          --             --
Increase in deferred financing costs......      (66,100)      (86,222)     (297,492)                    (38,939)
Distributions to former Nebraska
  Shareholders............................   (1,057,273)     (790,193)   (1,023,472)    (108,000)            --
                                            -----------   -----------   -----------   ----------    -----------
Net cash provided by (used in) financing
  activities..............................      318,540    (2,388,738)   11,581,688       10,200     (3,568,297)
                                            -----------   -----------   -----------   ----------    -----------
Increase (decrease) in cash and cash
  equivalents.............................     (379,004)      475,899    10,838,844     (924,197)    (4,889,463)
Cash and cash equivalents at beginning of
  year....................................    3,112,150     2,733,146     3,209,045    3,819,045     14,047,889
                                            -----------   -----------   -----------   ----------    -----------
Cash and cash equivalents at end of
  year....................................  $ 2,733,146   $ 3,209,045   $14,047,889   $2,894,848    $ 9,158,426
                                            ===========   ===========   ===========   ==========    ===========


                            See accompanying notes.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997

1.  ORGANIZATION AND NATURE OF BUSINESS

     Educational Medical, Inc. (the "Company") operates diversified career-oriented postsecondary education schools. The Company offers diploma and, in certain locations, degree programs through its 19 schools located in nine states. The Company's 19 schools offer programs designed to provide enrolled students with the knowledge and skills necessary for entry level employment in the fields of healthcare, business, fashion and design, and photography.

     The consolidated financial statements have been restated for the March 31, 1997 acquisition of Educational Management, Inc. ("Nebraska Acquisition"), which has been accounted for as a pooling of interests. The financial statements and notes reflect amounts related to the consolidated results of the Company and the Nebraska Acquisition. See Note 4 for further details.

     On October 28, 1996, the Company completed its initial public offering ("IPO") of common stock by selling 2,200,000 shares of newly issued shares, in addition to 410,000 shares sold by certain selling stockholders in October and November 1996. See Note 7 for further details.

     Approximately 46% and 12% of the Company's fiscal 1997 net revenues were derived from its schools in California and Nebraska, respectively. No other state represented over 10% of net revenues. Approximately 76% of the Company's fiscal 1997 cash receipts were derived from Title IV programs as provided for by the Higher Education Act of 1965, as amended. Cash receipts approximated 98% of the Company's net revenues in fiscal 1997.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS/RESTRICTED CASH

     Cash equivalents includes overnight investments in a bank. These investments are recorded at cost, which approximates market. The Company considers investments with maturities of three months or less at the date of purchase to be cash equivalents for purposes of the statements of cash flows.

     Restricted cash represents 25% of certain of the Company's Title IV program refunds made in the preceding fiscal year, as previously required by such programs or posting of irrevocable letters of credit. In 1997, the Company determined that segregation of such funds was no longer required except in instances of failure to demonstrate financial responsibility, as defined, or to pay refunds on a timely basis.

     At March 31, 1996 and 1997, the Company held $3,717,558 and $13,515,475, respectively, in cash balances at certain financial institutions which amounts were in excess of the $100,000 federally insured amounts. The Company monitors the financial condition of these institutions since it is exposed to credit risk for such excess amounts, however, at this time the Company does not believe any of these institutions present such a risk.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

LONG-LIVED ASSETS

     In accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), the Company records impairment losses on long-lived assets, including intangibles, used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation, including that related to assets under capital leases, is computed using the straight-line method over the estimated useful lives of the related assets or the remaining lease term for leasehold improvements, if shorter.

COVENANTS NOT TO COMPETE

     Non-compete agreements obtained from the sellers of certain acquired schools are being amortized on the straight-line basis over the life of the agreement, generally from two to 15 years.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill is amortized over a fifteen year period.

     Other intangible assets, which are similar in character to goodwill (acquired student contracts, program curriculum, favorable leases assumed, accreditation and acquired tradenames) are being amortized using the straight-line method over periods ranging generally from two to ten years.

     During the fiscal year ended March 31, 1995, the Company wrote-off approximately $176,000 of unamortized intangible assets due to changes in federal regulations regarding student referrals. During the fiscal year ended March 31, 1996, the Company wrote-off approximately $764,000 of unamortized goodwill related to one of its schools due to estimated impairment in value (see
Note 11).

LONG-TERM DEBT

     Outstanding principal amounts are carried net of unamortized debt discount, when applicable. The debt discount is being amortized over the period until maturity of the underlying debt, using the straight-line method. Such amortization is included in interest expense.

     Deferred debt issuance costs represent fees and other costs associated with obtaining long-term debt financing. Such amounts are amortized over the lives of the related loans.

REVENUE RECOGNITION

     Tuition revenue is recognized monthly on a straight-line basis over the term of the course of study. Certain nonrefundable fees and charges are fully recognized as revenue at the time a student begins classes.

     The Company is generally required to refund a portion of a student's unearned tuition who withdraws from a Company school. The amount of tuition, if any, that may be retained by the Company after payment of any potential refund is immediately recognized in the Company's statement of operations.

     Deferred tuition income represents the portion of student tuitions received in advance of the course of study's completion.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

PRO FORMA INCOME TAX DATA

     Prior to March 31, 1997, the Nebraska Acquisition consisted of a Subchapter S Corporation and a partnership and, accordingly, was not subject to federal or state income taxes. For informational purposes, the statements of operations include a pro forma presentation that includes a provision for income taxes as if the Nebraska Acquisition had been a taxable corporation for these periods and had filed a consolidated income tax return with the Company. Such pro forma calculations were based on the income tax laws and rates in effect during those periods and Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

STATEMENTS OF CASH FLOWS

     The following non-cash transactions have been excluded from the consolidated statements of cash flows:

                                                              YEAR ENDED MARCH 31,
                                                        --------------------------------
                                                          1995       1996        1997
                                                        --------   --------   ----------
Capital leases........................................  $623,000   $347,000   $  121,000
Issuance of notes payable in connection with
  acquisitions and related non-compete agreements.....        --         --    4,100,000
Distribution of note receivable to former Nebraska
  shareholders........................................        --         --      213,498
Conversion of note receivable to treasury stock.......        --         --       65,000

EARNINGS PER SHARE

     Historical net income (loss) per share presented in accordance with generally accepted accounting principles is as follows:


                                                                                THREE MONTHS
                                                YEAR ENDED MARCH 31,           ENDED JUNE 30,
                                        ------------------------------------   --------------
                                           1995         1996         1997           1997
                                        ----------   ----------   ----------   --------------
                                                                                (UNAUDITED)
Net income (loss) per common share and
  common equivalent share:
  Income (loss) before extraordinary
     item.............................  $    (0.18)  $     0.10   $     0.60   $         0.03
  Extraordinary item..................          --           --         (.05)              --
  Net income (loss)...................       (0.18)        0.10         0.55   $         0.03
Weighted average number of shares used
  in computing net income (loss) per
  common share and common equivalent
  share...............................   2,483,115    5,149,764    6,447,339        7,603,243


     Historical net income (loss) per share was computed by dividing net income
(loss) by the weighted average number of shares of common stock and common stock equivalents outstanding including 761,263 shares issued on March 31, 1997 to effect the Nebraska Acquisition less 37,810 shares returned pursuant to the contingency clause, as if outstanding for all periods plus cheap stock using the treasury stock method at the

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES estimated market prices at each applicable date. In 1995, common stock equivalents were antidilutive, therefore they were not included in the computation of weighted average shares outstanding for such period.

     Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its IPO have been included as if outstanding for all periods prior to the IPO (using the treasury stock method at the IPO price) even though the effect is to reduce the loss per share in 1995.

     Pro forma net income (loss) per share was computed by dividing net income
(loss) adjusted for the pro forma income tax provision after considering the Nebraska Acquisition (which previously was a Subchapter S corporation) by the weighted average number of shares of common stock and common stock equivalents outstanding (including the 761,263 shares issued on March 31, 1997 to effect the Nebraska Acquisition less 37,810 shares returned pursuant to the contingency clause, as if outstanding for all periods) plus cheap stock using the treasury stock method at the IPO price for all periods. In 1995, common stock equivalents were antidilutive, therefore they were not included in the computation of weighted average shares outstanding for such period.

     Assuming the repayment of certain long-term debt outstanding of $4,800,000 as if repaid at the beginning of the period with the proceeds of the sale of common stock, supplemental historical net income for fiscal year 1997 would have been $0.59 per share of common stock before extraordinary item and $0.55 per share of common stock after extraordinary item.

STOCK COMPENSATION

     The Company uses the intrinsic value method of accounting for its stock-based compensation awards. As such, compensation expense is measured and recorded if the exercise price of the stock options (or other awards) is below the fair value of the Company's stock on the date of grant. The Company discloses the pro forma effect of all stock compensation using the fair value method as prescribed by Financial Accounting Standards Board Statement No. 123, Accounting for Stock-based Compensation, ("SFAS 123"). See Note 7.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", ("SFAS 128"), which generally simplifies the calculation of earnings per share. The Company will adopt this new standard in fiscal year 1998 and has not yet evaluated the impact.

RECLASSIFICATIONS

     Certain reclassifications were made to the 1995 and 1996 consolidated financial statements to conform to the 1997 presentation.


INTERIM STATEMENTS



     The interim financial data for the three months ended June 30, 1997 and 1996 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations for the interim periods, on a consistent basis.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

3.  REGULATORY MATTERS

     The Company derives a substantial portion of its revenues from financial aid received by its students under Title IV programs ("Title IV Programs") administered by the United States Department of Education ("Department") pursuant to the federal Higher Education Act of 1965, ("HEA"), as amended. In order to continue to participate in Title IV Programs, the Company and its schools must comply with complex standards set forth in the HEA and the regulations promulgated thereunder (the "Regulations"). Among other things these Regulations require the Company's schools to exercise due diligence in approving and disbursing funds and servicing loans, limit the proportion of cash receipts by the Company's schools derived from Title IV Programs to no more than 85% of the total revenue derived from the school's students in its Title IV eligible educational programs, and to exercise financial responsibility related to maintaining certain financial covenants (including cash reserve for refunds, an "acid test" ratio, a positive tangible net worth test and limitations on the amount of operating losses in comparison to tangible net worth, as defined). All of the Company's schools participate in Title IV Programs.


     The following table sets forth, for each institution, the percentage of revenues derived from Student Financial Assistance programs in the year ended March 31, 1997. Percentages were calculated including funds received in periods prior to acquisition by the Company.



                                                    OPE                     TOTAL      TITLE IV FUNDS
                                                 IDENTIFI-    TITLE IV     ELIGIBLE    AS PERCENTAGE
                                                  CATION       FUNDS        FUNDS      OF TOTAL FUNDS
SCHOOL                                            NUMBER      RECEIVED     RECEIVED       RECEIVED
------                                           ---------   ----------   ----------   --------------
Maric College of Medical Careers --............  02091700    $7,486,083   $9,246,540        81.0%
  San Diego, California
Maric College of Medical Careers --............  02549000     4,204,441    5,012,133        83.9%
  San Marcos/Vista, California
Long Medical Institute --......................  02071200     1,212,291    1,471,521        82.4%
  Phoenix, Arizona
Andon College --...............................  02565400     2,187,271    2,613,929        83.7%
  Stockton, California
Andon College of Modesto --....................  02306300     1,485,259    1,808,792        82.1%
  Modesto, California
Bauder College --..............................  01157400     2,807,549    4,327,637        64.9%
  Atlanta, Georgia
Modern Technology School of X-Ray --...........  02539100     2,632,371    3,127,512        84.2%
  North Hollywood, California
Dominion Business School --....................  01290100       952,712    1,122,745        84.9%
  Roanoke, Virginia
Dominion Business School --....................  03077000       923,703    1,144,852        80.7%
  Harrisonburg, Virginia
ICM School of Business --......................  00743600     2,919,497    4,590,857        63.6%
  Pittsburgh, Pennsylvania
Ohio Institute of Photography &
  Technology --................................  02052000     1,838,577    2,707,130        67.9%
  Dayton, Ohio
California Academy of Merchandising, Art, and
  Design --....................................  02351900       781,616      924,969        84.5%
  Sacramento, California
San Antonio College of Medical & Dental
  Assistants --................................  00946600     1,330,135    1,785,291        74.5%
  San Antonio/McAllen, TX

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                                                    OPE                     TOTAL      TITLE IV FUNDS
                                                 IDENTIFI-    TITLE IV     ELIGIBLE    AS PERCENTAGE
                                                  CATION       FUNDS        FUNDS      OF TOTAL FUNDS
SCHOOL                                            NUMBER      RECEIVED     RECEIVED       RECEIVED
------                                           ---------   ----------   ----------   --------------
Career Centers of Texas --.....................  02591900    $  711,116   $1,140,656        62.3%
  El Paso, Texas
Hagerstown Business College --.................  00794600       989,180    1,916,954        51.6%
  Hagerstown, Maryland
Nebraska College of Business --................  00849100     2,645,949    3,242,624        81.6%
  Omaha, Nebraska
Lincoln School of Commerce --..................  00472100     2,635,081    3,312,854        79.5%
  Lincoln, Nebraska


     The failure of any of the Company's schools to comply with the requirements of the HEA or the Regulations could result in the restriction or loss by the Company or such school of its ability to participate in Title IV Programs. If the Department determines that any of the Company's schools is not financially responsible, the Department may require that the Company or such school post an irrevocable letter of credit in an amount equal to not less than one-half of Title IV Program funds received by the relevant school during the last complete award year or, at the Department's discretion, require some other less onerous demonstration of financial responsibility. One-half of Title IV funds received by the Company's individual schools in the most recent fiscal year ranged from $0.2 million to $3.7 million and one-half of the aggregate Title IV funds received by all of the Company's schools in the most recent fiscal year equaled $18.4 million. At March 31, 1997, the Company posted irrevocable letters of credit for two of its schools totaling $145,000 which are payable to the Department of Education and expire in January 1998.

     Many of the financial responsibility standards are new, difficult to interpret, and subject to the interpretation of the Department for implementation. Further, the process for resolving lack of compliance with such Regulations is also subject to interpretation and, in some cases, negotiation with the Department. The Company believes each of its schools satisfies the financial responsibility standards for fiscal 1997 except with respect to the operating losses incurred by the Company's school located in Roanoke, Virginia.

4.  ACQUISITIONS

     During the fiscal year ended March 31, 1997, the Company acquired the stock or certain assets and assumed certain liabilities of three businesses operating a total of six schools. The following summarizes key information relevant to these acquisitions:

TEXAS ACQUISITION

     On September 6, 1996, the Company entered into an acquisition agreement providing for the purchase of three schools located in Texas for $2.5 million (the "Texas Acquisition"). The schools offer healthcare degree and diploma programs and are located in San Antonio, McAllen and El Paso, Texas.

     The Company financed the purchase of the Texas schools with $1,250,000 in cash and the remaining $1,250,000 payable in the form of a promissory note bearing interest at 8% per annum and due in five equal annual principal payments.

MARYLAND ACQUISITION

     On December 12, 1996, the Company entered into an acquisition agreement providing for the purchase of one school located in Hagerstown, Maryland ("Maryland Acquisition") for $2.7 million in cash. The Maryland school offers healthcare and business diploma and degree programs.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

     The Texas Acquisition and the Maryland Acquisition, described above, were each accounted for using the purchase method of accounting. The results of operations of the acquired companies are included in the Company's fiscal 1997 consolidated statement of operations beginning with the respective acquisition dates. The assets and liabilities of the acquired companies are included in the Company's consolidated balance sheet based on a preliminary allocation of the estimated fair values on the dates of acquisition. The excess of cost over acquired net assets of the Texas and Maryland businesses acquired aggregated approximately $5,687,000 at the dates of acquisition and is being amortized over a 15 year period.

NEBRASKA ACQUISITION

     On March 31, 1997, the Company acquired all of the outstanding stock of Educational Management, Inc. ("Nebraska Acquisition"). The Nebraska Acquisition consisted of two schools located in Lincoln and Omaha, Nebraska, which offer business degree and diploma programs, and related real estate. In connection with the acquisition, the Company issued 761,263 shares of its common stock, agreed to pay $300,000 in non-compete agreements and paid approximately $1,100,000 in cash which was used to pay off mortgage notes on certain real estate owned by the Nebraska Acquisition.

     This transaction was accounted for as a pooling of interests; therefore, all financial statements presented have been restated to reflect the acquisition. The Nebraska Acquisition prepared its financial statements using a December 31 calendar year-end prior to the acquisition. In recording the pooling of interests combination, the Nebraska Acquisition's financial statements for the years ended March 31, 1997, March 31, 1996 and December 31, 1994 were combined with the Company's financial statements for the years ended March 31, 1997, 1996 and 1995, respectively. The Nebraska Acquisition reported net revenues and net income of $1,345,000 and $208,229, respectively for the three-month period ended March 31, 1995. An adjustment of $208,229 was made directly to the Company's consolidated stockholders' equity representing the results of operations for the Nebraska Acquisition for the period from January 1, 1995 through March 31, 1995 to conform the Nebraska Acquisition's year end to the Company's year-end. Prior to the acquisition, the Nebraska Acquisition and its predecessor filed its income tax returns under the provisions of Subchapter S of the Internal Revenue Code and as a partnership and hence recorded no income tax provision. Certain adjustments were made to the Company's financial statements to record deferred income taxes at the date of acquisition.

     Net revenues and net income (loss) included in the Company's consolidated statements of operations are as follows:

                                                           YEAR ENDED MARCH 31,
                                                  ---------------------------------------
                                                     1995          1996          1997
                                                  -----------   -----------   -----------
Net revenues:
  Educational Medical, Inc......................  $32,065,009   $38,651,827   $43,437,416
  Nebraska Acquisition..........................    5,015,036     4,694,706     6,012,264
                                                  -----------   -----------   -----------
                                                  $37,080,045   $43,346,533   $49,449,680
                                                  ===========   ===========   ===========
Net income (loss):
  Educational Medical, Inc......................  $(1,428,376)  $    79,424   $ 2,321,432
  Nebraska Acquisition..........................      984,597       447,384     1,236,528
                                                  -----------   -----------   -----------
                                                  $  (443,779)  $   526,808   $ 3,557,960
                                                  ===========   ===========   ===========

     In connection with this acquisition, 95,000 shares of the 761,263 shares issued were placed into escrow pending the resolution of certain financial aid compliance matters with the Department of Education. In May 1997, the Company settled a portion of these contingencies and as a result agreed to pay approximately

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

$397,000 to various parties and hence will receive approximately 37,810 shares from the sellers' escrow. The other shares will continue to be held in escrow for specified periods.

     Summary unaudited pro forma results of operations for the years ended March 31, 1996 and 1997 for the acquisitions, as if the acquisitions had occurred at April 1, 1995 and as if the Texas and Nebraska Acquisitions were filing as C Corporations rather than as Subchapter S corporations and a partnership, are as follows:

                                                                YEAR ENDED MARCH 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Net revenues................................................  $50,631,529   $53,156,034
Income before extraordinary item............................    1,225,350     3,914,088
Net income..................................................    1,225,350     3,605,405
Income per share before extraordinary item..................  $      0.24   $      0.61
Net income per share........................................         0.24          0.56
Weighted average common and common equivalent shares
  outstanding...............................................    5,149,764     6,447,339

     The pro forma adjustments for acquisitions are based on the available information and certain assumptions that management believes are reasonable.

     These unaudited pro forma results of operations do not purport to represent what the Company's actual results of operations would have been if the acquisitions had occurred on April 1, 1995, and should not serve as a forecast of the Company's operating results for any future periods. The pro forma adjustments are based solely upon certain assumptions that management believes are reasonable under the circumstances at this time. Management believes the full impact of potential cost savings has not been reflected in the pro forma results presented above, although there can be no assurances such cost savings will be achieved. Subsequent adjustments may be necessary upon final determination of the allocation of the purchase prices.

5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    MARCH 31,
                                                            --------------------------
                                                               1996           1997
                                                            -----------    -----------
Land......................................................  $   732,148    $   748,598
Buildings.................................................    2,544,531      3,288,257
Equipment, furniture and fixtures.........................    5,812,629      7,451,297
Leasehold improvement.....................................    1,272,871      1,517,178
                                                            -----------    -----------
                                                             10,362,179     13,005,330
Less accumulated depreciation and amortization............   (4,091,560)    (5,387,372)
                                                            -----------    -----------
                                                            $ 6,270,619    $ 7,617,958
                                                            ===========    ===========

6.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                     MARCH 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
Bank line of credit, $17,500,000 principal, monthly
  interest-only payments, matures February 25, 2000. As of
  March 31, 1997, $4,200,000 was available under the
  revolving line of credit and none was available under the
  term loan(a)..............................................  $       --    $       --

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                                                                     MARCH 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
14% senior subordinated debt, ("14% Notes"), $2,200,000
  principal, quarterly interest-only payments through March
  31, 2000, principal due March 31, 2000. Outstanding
  principal amounts at March 31, 1996 are net of unamortized
  discount of $294,520(b)...................................  $1,905,480    $       --
13% senior subordinated debt, ("13% Notes") $4,000,000
  principal, quarterly interest-only payments through March
  31, 1993, quarterly principal payments of $100,000 plus
  interest beginning June 30, 1993 through the repayment of
  the 14% notes. One month after repayment in full of the
  14% Notes, 15% of unpaid principal is due. The remaining
  balance is then payable in three monthly installments of
  20%, 25% and remaining principal balance, respectively.
  Outstanding principal amounts at March 31, 1996 are net of
  unamortized debt discount of $216,056(c)..................   2,583,944            --
8% note, due in monthly installments of interest and annual
  installments of principal, secured by substantially all
  assets including land and buildings at two schools and the
  personal guarantees of three individuals(d)...............     615,051            --
8.75% mortgage payable, adjustable in 1998 up to prime plus
  1.25%, to a bank, due in monthly installments of principal and interest, secured by land and building of one
  school....................................................     653,527       625,668
8% to 11% unsecured promissory notes payable to sellers of
  various schools acquired, principal and interest payable
  periodically through November 2001........................     810,000     1,790,000
Various unsecured, non-interest bearing notes payable for
  noncompetition agreements, payable periodically through
  July 1999.................................................     702,500       757,500
Various unsecured, non-interest bearing notes payable to
  sellers of various schools acquired, payable in fiscal
  1997......................................................          --     2,500,000
8% to 12% capital leases, payable periodically through
  November 2001; secured by equipment.......................     484,492       455,563
                                                              ----------    ----------
                                                               7,754,994     6,128,731
Less current portion........................................  (1,080,085)   (3,964,851)
                                                              ----------    ----------
                                                              $6,674,909    $2,163,880
                                                              ==========    ==========

---------------

(a) In February 1997, the Company entered into a loan with a major U.S. bank for $17.5 million of which $5 million is for a three year revolving line of credit and the remainder a three year term loan (the "Bank Line of Credit"). Subject to certain financial conditions of the Company and the use of all the net proceeds received by the Company from the IPO, the term loan begins at the lesser of $5 million or the amount of eligible accounts receivable in the first year, increasing to $7.5 million in the second year and then to $12.5 million in the third year. Interest will be charged on borrowings at different floating rates above LIBOR depending on certain financial conditions of the Company and depending on whether drawn under the revolving line of credit or the term loan. In addition, the Bank Line of Credit requires fees for the borrowing commitment. The Bank Line of Credit contains restrictions on the payment of dividends, capital expenditures and incurrence of additional debt and contains various financial covenants

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES such as minimum net worth, tangible net worth and debt coverage. The loan is secured by substantially all of the assets of the Company.
(b) On March 31, 1995, the Company issued $2,200,000 of 14% Senior Subordinated Debt and warrants to purchase a total of up to 308,333 shares of Common Stock. Pursuant to this transaction, $368,150 was recorded as debt discount and attributed to the warrants (see Note 7). Amortization of this discount aggregated $73,630 and $42,952 in the years ended March 31, 1996 and 1997, respectively. The 14% Notes were secured by substantially all the assets of the Company. These Notes were repaid in full with proceeds of the IPO.
(c) In 1991, the Company issued $4,000,000 of 13% Senior Subordinated Debt Notes and warrants to purchase a total of 1,333,333 shares of common stock. Pursuant to this transaction, $1,050,000 was recorded as debt discount and attributed to the warrants (see Note 7). Amortization of the discount aggregated $50,000 and $29,092 for the year ended March 31, 1996 and 1997, respectively. In 1995, the 13% Notes were amended to extend the maturity date from 1996 to dates correlated to the repayment of the 14% Notes. The 13% Notes were secured by substantially all the assets of the Company. Such security was subordinate to all senior debt, as defined, including the 14% Notes. These Notes were repaid in full with proceeds of the IPO.
(d) This mortgage note was paid in full in conjunction with the Nebraska Acquisition in March 1997. See Note 4.

     Aggregate maturities of long-term debt at March 31, 1997 are as follows:

FISCAL YEAR ENDING MARCH 31
---------------------------
1998........................................................  $3,964,851
1999........................................................     726,370
2000........................................................     380,575
2001........................................................     321,173
2002........................................................     306,447
Thereafter..................................................     429,315
                                                              ----------
                                                              $6,128,731
                                                              ==========

     Interest paid during the years ended March 31, 1995, 1996 and 1997 was approximately $1,002,000, $1,328,000 and $655,000, respectively.

     The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's estimate of current borrowing rates for credit facilities with maturities which approximate the weighted average maturities for its existing long-term debt. At March 31, 1996 the estimated fair value of the Company's long-term debt approximated $8,600,000 and at March 31, 1997 the estimated fair value of the Company's long-term debt approximated its carrying value.

7.  STOCKHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

     On October 28, 1996, the Company completed its IPO. A total of 2,400,000 shares were sold at $10 per share which included 2,200,000 shares sold by the Company and 200,000 shares sold by certain selling stockholders. The selling stockholders sold an additional 210,000 shares in November 1996; the Company did not receive any of the proceeds from the selling stockholders sales. The net proceeds to the Company were approximately $19.3 million and were partially used to repay $4.8 million of subordinated debt. The balance of the IPO proceeds will be used for general corporate purposes, including the expansion of its operations through the acquisition of additional schools.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

     In connection with the early extinguishment of the $4.8 million in subordinated debt in fiscal year 1997, the Company incurred an extraordinary loss of $514,500 ($308,683, net of tax), as a result of the write-off of the related unamortized deferred debt issuance costs and unamortized debt discount.

STOCK SPLIT

     On June 20, 1996, the Company amended its certificate of incorporation to increase the authorized Common Stock to 15,000,000 shares, retain the par value of $.01 per share, and to provide a five-for-three Common Stock split. Such amendment was effective upon the IPO. All common share and per common share amounts have been adjusted for all periods to reflect the stock split. In addition, the Company authorized 5,000,000 shares of Preferred Stock; terms will be set upon issuance.

CONVERTIBLE PREFERRED STOCK

     Prior to its IPO, the Company had issued and outstanding 1,023,049 shares of Convertible Preferred Stock, $.01 par value. At the option of the holder, shares of Convertible Preferred Stock converted into 1.67 shares of Common Stock and prior to March 1996, were mandatorily redeemable at $6.66 per share, subject to certain antidilution adjustments (1,705,082 shares at March 31, 1996).

     Through July 22, 1991, the shares of Convertible Preferred Stock accrued dividends at an annual rate of 8%. In 1991, pursuant to the issuance of the 13% Notes (see Note 6), the terms of the Convertible Preferred Stock were amended to eliminate the cumulative dividends feature and the mandatory redemption requirement except in the event of an initial public offering of common stock and certain other circumstances. The Company issued 410,833 shares of Common Stock in 1991 in full payment of accrued dividends through July 22, 1991 totaling $1,232,498. In March 1996, the terms were further amended to eliminate the mandatory redemption in all circumstances, but still permitting conversion at the option of the holder. In May 1996, terms were again amended to require automatic conversion of all outstanding shares of Convertible Preferred Stock in the event of an IPO.

     All outstanding shares of Convertible Preferred Stock converted into 1,705,082 shares of common stock at the IPO.

COMMON STOCK

     As of March 31, 1997, the Company has reserved the following shares of Common Stock for future issuance by the following:

Common Stock purchase warrants..............................   43,334
Stock options...............................................  340,167
                                                              -------
                                                              383,501
                                                              =======

COMMON STOCK PURCHASE WARRANTS

     As described in Note 6, the holders of the 14% Notes were granted common stock purchase warrants allowing for the purchase of at least 141,667 and up to 308,333 common shares, depending on the date of repayment of the 14% Notes, at $.006 per share. The warrants were assigned a value of $368,150 and did not include put or call features. As of the IPO, these warrants were exercised for the purchase of 141,667 shares of Common Stock.

     As also described in Note 6, the holders of the 13% Notes were granted stock purchase warrants allowing for the purchase of up to 1,333,333 shares of Common Stock at $3 per share (the "$3 Warrants"), for a total amount of $4,000,000. The $3 exercise price of the warrants was subject to adjustment for any future issuances

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES of equity or equity related securities at a per share price less than the exercise price. As of the IPO, these warrants were exercised for the purchase of 1,333,333 shares, less shares used for the cashless exercise, yielding 933,333 additional shares of Common Stock.

     At any time after March 31, 1998, but on or before March 31, 1999, the holders of the $3 warrants had the right to "put" to the Company warrants representing 50% of total warrants then outstanding. At any time after March 31, 1999, the holders had the right to "put" to the Company all then outstanding $3 warrants. The Company could "call" the warrants at the later of two years from closing (July 23, 1991) or after the Company's stock has been publicly traded for six months. The put/call price was $3 per share. In May 1996, the terms of the warrants were amended to provide for a cashless exercise based on the IPO price per share, in the event of an IPO of the Company's common stock and to eliminate the "put" feature.

     The $3 warrants were assigned a value of $1,050,000 when issued. The difference between the $1,050,000 and the exercise price of $4,000,000 was being accreted, using a method which approximated the effective interest rate method, through the date of earliest exercise (50% through March 31, 1998 and 50% through March 31, 1999). Accretion of $339,252, $406,346 and $281,398 was
charged to accumulated deficit during the years ended March 31, 1995, 1996 and 1997, respectively.

     In connection with the issuance of the Convertible Preferred Stock in 1991, a third party was granted warrants to purchase 26,667 shares of Common Stock exercisable at $3.60 per share. These warrants expire July 31, 1999 and are outstanding as of March 31, 1997.

     At the time of the IPO, the Company issued to a third party, warrants to purchase 16,667 shares of Common Stock at $10 per share. These warrants expire October 28, 2001 and are outstanding as of March 31, 1997.

STOCK OPTIONS

     The Company has granted employees and non-employee directors options to purchase its Common Stock. The employee options vest incrementally over periods ranging from four to five years and expire five years after vesting. The non-employee director options vest immediately and expire five years after vesting.

     A summary of the status of the Company's employee and director stock option activity, and related information for the years ended March 31 is as follows:

                                              1995                  1996                  1997
                                       ------------------    ------------------    ------------------
                                                 WEIGHTED              WEIGHTED              WEIGHTED
                                       NUMBER    AVERAGE     NUMBER    AVERAGE     NUMBER    AVERAGE
                                         OF      EXERCISE      OF      EXERCISE      OF      EXERCISE
                                       SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                       -------   --------    -------   --------    -------   --------
Outstanding at beginning of year.....  199,166    $2.67      190,833    $2.68      361,666    $3.13
  Granted............................       --       --      175,000     3.60      465,500    10.10
  Exercised..........................       --       --           --       --           --       --
  Canceled/forfeited.................   (8,333)    2.40       (4,167)    2.40       (5,667)    8.12
                                       -------               -------               -------
Outstanding at end of year...........  190,833     2.68      361,666     3.13      821,499     7.04
                                       =======               =======               =======
Exercisable at end of year...........  130,833     2.50      156,667     2.57      313,000     5.09
                                       =======               =======               =======
Options available for future grant...  770,833               600,000               340,167
                                       =======               =======               =======

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

     The following table summarizes information about employee and director stock options outstanding at March 31, 1997:

                                              OPTIONS OUTSTANDING
                                      ------------------------------------    OPTIONS EXERCISABLE
                                                     WEIGHTED                ----------------------
                                        NUMBER        AVERAGE     WEIGHTED     NUMBER      WEIGHTED
                                      OUTSTANDING    REMAINING    AVERAGE    EXERCISABLE   AVERAGE
                                       MARCH 31,    CONTRACTUAL   EXERCISE    MARCH 31,    EXERCISE
EXERCISE PRICES                          1997          LIFE        PRICE        1997        PRICE
---------------                       -----------   -----------   --------   -----------   --------
$2.40...............................    153,333      5.0 years     $ 2.40      153,333      $ 2.40
$4.00...............................     33,333      5.3 years       4.00       25,000        4.00
$3.60...............................    173,333      8.7 years       3.60       34,667        3.60
$10.00..............................    100,000      4.6 years      10.00      100,000       10.00
$10.00..............................    331,000      9.6 years      10.00           --          --
$11.50..............................     30,500      9.8 years      11.50           --          --
                                        -------                                -------
                                        821,499                      7.04      313,000        5.09
                                        =======                                =======

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     On June 20,1996, the Company adopted and its stockholders approved a Non-employee Director Stock Option Plan (the "Directors' Plan") to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company. The maximum number of shares of Common Stock with respect to which options may be granted under the Directors' Plan is 200,000 shares. As of March 31, 1997, 100,000 options were available for future grant.

     Each member of the Board of Directors of the Company who otherwise (i) is not currently an employee of the Company, (ii) is not a former employee still receiving compensation for prior services, and (iii) is not currently receiving remuneration from the Company in any capacity other than as a director shall be eligible for the grant of stock options under the Directors' Plan ("Participant"). Currently, all directors other than the Chairman are eligible to participate in the Directors' Plan.

     On the date the Directors' Plan was adopted, each of the four existing non-employee directors were each granted, contingent upon completion of the IPO, options to purchase 25,000 shares of Common Stock of the Company at the per share IPO price ($10). These options vested immediately upon consummation of the IPO. Upon the election of any new member of the Board of Directors, such member will be granted an option to purchase 25,000 shares of Common Stock at the fair market value at date of grant, vesting in five equal annual installments beginning on the first anniversary of the date of grant. Beginning with the next annual meeting of the stockholders of the Company and provided that a sufficient number of shares remain available under the Directors' Plan, each year immediately following the date of the annual meeting of the Company there automatically will be granted to each non-employee director who is then serving on the Board an option to purchase 3,000 shares of the Common Stock of the Company, which options will be immediately vested.

PRO FORMA INFORMATION

     Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee and director stock options granted subsequent to April 1, 1995 under the fair value method described in SFAS 123.

     The fair value of these stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended March 31, 1996 and 1997, respectively: (i) dividend yield of 0%; (ii) expected volatility of 4.91; (iii) risk-free interest rates of 6.50% and 6.18%; and (iv) expected life of 6.00 and 5.64 years.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.

     For purposes of pro forma disclosure, the estimated fair value of the employee and director options is amortized to expense over the options' vesting period. The Company's pro forma information using SFAS 123 follows:

                                                              YEAR ENDED MARCH 31,
                                                              ---------------------
                                                                1996        1997
                                                              --------   ----------
Pro forma income before extraordinary item..................  $479,629   $3,456,221
Pro forma net income........................................   479,629    3,147,538
Pro forma earnings per common share and common equivalent
  share:
  Income before extraordinary item..........................       .09          .54
  Net income................................................       .09          .49

     Because SFAS 123 is applicable only to options granted subsequent to April 1, 1995, its pro forma effect will not be fully reflected until future years.

8.  INCOME TAXES

     At March 31, 1997, the Company recognized the deferred income tax assets and liabilities related to its Nebraska Acquisition. The predecessor entities previously filed their income tax returns under the provisions of Subchapter S of the Internal Revenue Code and as a partnership and hence recorded no income tax provision or deferred income tax assets or liabilities at the corporate level.

     The components of historical income tax expense (benefit) are as follows:

                                                              YEAR ENDED MARCH 31,
                                                        --------------------------------
                                                         1995       1996        1997
                                                        -------   --------   -----------
Current:
Federal...............................................  $    --   $484,376   $   567,544
State.................................................   27,982    147,809       151,088
                                                        -------   --------   -----------
                                                         27,982    632,185       718,632
Deferred:
Federal...............................................       --         --    (1,218,248)
State.................................................       --         --      (345,747)
                                                        -------   --------   -----------
                                                             --         --    (1,563,995)
                                                        -------   --------   -----------
                                                        $27,982   $632,185   $  (845,363)
                                                        =======   ========   ===========

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

     A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate on income before extraordinary item to the Company's effective income tax rate follows:


                                                            YEAR ENDED MARCH 31,
                                                     -----------------------------------
                                                       1995        1996         1997
                                                     ---------   ---------   -----------
Federal............................................  $(141,370)  $ 394,058   $ 1,027,235
State, net of federal tax benefit..................         --      97,554        99,718
Permanent differences..............................     49,988      55,436        53,554
Increase (decrease) in deferred tax asset valuation
  allowance........................................    465,497     308,584    (1,319,987)
Effect of Nebraska Acquisition filing as a
  Subchapter S corporation.........................   (344,763)   (152,111)     (420,420)
Effect of Nebraska Acquisition's termination of
  Subchapter S corporation status..................         --          --      (285,463)
Utilization of AMT credit..........................         --     (56,000)           --
Other, net.........................................     (1,370)    (15,336)           --
                                                     ---------   ---------   -----------
                                                     $  27,982   $ 632,185   $  (845,363)
                                                     =========   =========   ===========


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                     MARCH 31,
                                                              ------------------------
                                                                 1996          1997
                                                              -----------   ----------
Prepaid expenses............................................  $  (192,974)  $ (229,722)
                                                              -----------   ----------
Total deferred income tax liabilities.......................     (192,974)    (229,722)
Deferred income tax assets:
  Tradenames and other intangibles..........................      868,393      575,393
  Property and equipment....................................        8,419      369,236
  Allowance for doubtful accounts...........................      339,637      330,135
  Accrued expenses and other liabilities....................      264,166    1,108,256
  Other, net................................................       32,346           --
                                                              -----------   ----------
Total deferred income tax assets............................    1,512,961    2,383,020
Valuation allowance.........................................   (1,319,987)          --
                                                              -----------   ----------
Net deferred income tax assets..............................  $        --   $2,153,298
                                                              ===========   ==========

     Based on its history of recurring losses before income taxes and the Company's evaluation of available evidence at March 31, 1995 and 1996 as described in SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109"), the Company determined that it was more likely than not, for purposes of SFAS No. 109, that it would not realize its net deferred income tax assets at such dates. Accordingly, the Company recorded a valuation allowance against all of its net deferred income tax assets at March 31, 1995 and 1996. In fiscal year 1997, as a result of its results of operations and the three acquisitions of historically profitable businesses, all of the valuation allowance was eliminated.

     The Company paid approximately $17,000, $360,000 and $1,076,000 of income taxes in the years ended March 31, 1995, 1996 and 1997, respectively. The Company received approximately $733,000 of income tax refunds during the year ended March 31, 1995.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

9.  LEASES

     The Company leases office, classroom and dormitory space under operating lease agreements expiring through 2004. Rent expense totaled approximately $3,111,000, $2,971,000 and $3,650,000 for the years ended March 31, 1995, 1996 and 1997, respectively.

     Future minimum lease payments under noncancelable operating leases in effect at March 31, 1997 are as follows:

FISCAL YEAR ENDING MARCH 31
---------------------------
1998........................................................  $ 3,307,000
1999........................................................    2,499,000
2000........................................................    2,001,000
2001........................................................      777,000
2002........................................................    1,181,000
Thereafter..................................................    3,327,000
                                                              -----------
                                                              $13,092,000
                                                              ===========

10.  EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan covering substantially all employees; the plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Company matches a portion of such contributions up to a maximum percentage of the employees' compensation. The Company's contributions to the plan and predecessor plans of the Nebraska Acquisition were approximately $101,000, $104,000 and $133,000 for the years ended March 31, 1995, 1996 and 1997, respectively.

11.  OTHER EXPENSES

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company's Roanoke, Virginia school has incurred significant operating losses since its acquisition. Accordingly, the Company evaluated the recoverability of the school's long-lived assets including its identifiable intangible assets and goodwill. Based on the Company's expectation of future cash flows, the Company determined that assets with a carrying amount of $764,000 were impaired and recorded an impairment loss in fiscal year 1996 to record such assets at management's estimate of the net present value of such future cash flows. This estimate was based on estimated undiscounted future cash flows to be generated by such assets and is a subjectively determined amount subject to change based upon actual results.

CONTINGENCIES

     In September 1995, the Company filed suit in connection with its 1993 purchase of its Hollywood, California school. The suit alleged that the sellers made significant financial and operational misrepresentations to the Company. The Company sought damages from the sellers. The Sellers denied the Company's allegations and filed a Cross-Complaint against the Company alleging among other things, breach of contract and fraud. Both parties agreed to dismiss their claims in April 1997 when the Company agreed to pay a total of $564,892 representing all amounts outstanding on the acquisition notes payable to the sellers and the notes payable for covenants not-to-compete, in addition to the payment of a portion of the sellers' legal fees. All amounts, including the Company's legal defense expenses, were accrued or paid as of March 31, 1997.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

     On June 24, 1994, eight students enrolled in one of the Company's programs at its schools in the San Diego, California area filed a lawsuit against the Company in the state court in California. In substance, the suit alleged that there were material misrepresentations made with respect to the content of the program and the potential outcomes achieved by the students who graduated from it. The suit was certified as a class action in the fall of 1994. Although the Company believes that it accurately described the course content and the multiple outcomes to which the course could lead, in order to avoid further legal expense and because of the uncertainty and risks inherent in any litigation, the Company determined that it was desirable to settle the lawsuit. A final settlement was approved in March 1996. Pursuant to the terms of the settlement, the Company paid the plaintiffs $600,000 in the fiscal year ended March 31, 1996 and an additional $400,000 on April 1, 1997. In addition, the Company agreed to make available tuition credits of $1,150,000 to class members, provided that students elected to utilize such tuition credits by July 17, 1996. Any unused tuition credits were to be redeemed in cash by the Company for 10% of the credit and $115,000 was accrued for these credits, as of March 31, 1996. All of this settlement expense is reflected in the 1996 consolidated statement of operations. As of March 31, 1997, only a few students had requested tuition credits and substantially all of the $115,000 balance was paid into the settlement fund on April 1, 1997.

     The Company incurred $600,000 and $1,115,000 in expenses in the fiscal years ended March 31, 1995 and 1996, respectively (of which $515,000 and $515,000 was accrued at March 31, 1996 and 1997, respectively) related to legal costs to defend the class action lawsuit and the settlement related to such suit.

     The Company is also a party to routine litigation incidental to its business, including ordinary course employment litigation. Management does not believe that the resolution of any or all of such routine litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

     The following is a summary of the unaudited quarterly results of operations for the fiscal years ended March 31, 1997 and 1996 (in thousands, except per share data):

                                                           YEAR ENDED MARCH 31, 1997
                                             -----------------------------------------------------
                                             1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                             -----------   -----------   -----------   -----------
Net revenues...............................    $10,401       $12,039       $13,324       $13,686
Income before extraordinary item...........         72           698         1,141         1,956
Net income.................................         72           698           832         1,956
Proforma income before extraordinary
  item*....................................         59           738         1,071           744
Pro forma net income*......................         59           738           762           744
Income per share and common equivalent
  share:
  Income before extraordinary item.........       0.01          0.13          0.16          0.25
  Net income...............................       0.01          0.13          0.12          0.25
  Pro forma income before extraordinary
     item*.................................       0.01          0.13          0.15          0.10
  Pro forma income*........................       0.01          0.13          0.11          0.10

---------------

* Pro forma reflects the adjustments described in "Pro Forma Income Tax Data" in
  Note 2 and does not reflect the adjustments described in Note 4.

     Quarterly earnings per share do not total to the annual amount due to the issuance of shares in the IPO.

                   EDUCATIONAL MEDICAL, INC. AND SUBSIDIARIES

                                                           YEAR ENDED MARCH 31, 1996
                                             -----------------------------------------------------
                                             1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                             -----------   -----------   -----------   -----------
Net revenues...............................    $9,765        $10,377       $11,538       $11,667
Net income (loss)..........................      (119)           321           (66)          391
Pro forma net income (loss)*...............       (74)           288            92           366
Income (loss) per share and common
  equivalent share:
  Net income (loss)........................     (0.05)          0.07         (0.03)         0.08
  Pro forma net income (loss)*.............     (0.03)          0.06          0.02          0.07

---------------

* Pro forma reflects the adjustments described in "Pro Forma Income Tax Data" in
  Note 2 and does not reflect the adjustments described in Note 4.

     Fully diluted earnings per common and common equivalent share for the fourth quarter in the year ended March 31, 1996 was $0.07. Primary and fully diluted earnings per share were the same for all other quarters in each of the years ended March 31, 1996 and 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
San Antonio College of Medical
  and Dental Assistants, Inc.
and Career Centers of Texas -- El Paso, Inc.

     We have audited the accompanying combined balance sheets of San Antonio College of Medical and Dental Assistants, Inc. and Career Centers of Texas -- El Paso, Inc. (S corporations) as of December 31, 1995 and 1994, and the related combined statements of operations, retained earnings, and cash flows for the years then ended. The combined financial statements are the responsibility of the Institution's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to in the first paragraph present fairly, in all material respects, the combined financial position of San Antonio College of Medical and Dental Assistants, Inc. and Career Centers of Texas -- El Paso, Inc. as of December 31, 1995 and 1994 and the results of their combined operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                              /s/ Tsakopulos Brown Schott &
                                                        Anchors
                                          --------------------------------------

San Antonio, Texas
March 12, 1996, except for
  Note 1, which is August 2, 1996

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

                            COMBINED BALANCE SHEETS

                                                            DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                                1994           1995           1996
                                                            ------------   ------------   ------------
                                                                                          (UNAUDITED)
                                                ASSETS
Current assets
  Cash....................................................   $1,358,394     $1,315,967     $1,336,260
  Certificates of deposit.................................           --        415,227        473,438
  Short-term investment...................................           --         25,761         25,761
  Grant and loan program cash.............................        3,326            280             --
  Due from Department of Education........................           --             --         49,695
  Accounts receivable from students.......................      898,650      1,127,003        966,877
  Less: Deferred tuition income...........................           --       (978,016)      (884,843)
          Allowance for uncollectible accounts............     (145,460)      (148,987)       (82,034)
  Note receivable, current portion........................           --          4,683          2,858
  Other...................................................       13,632         13,885         13,851
                                                             ----------     ----------     ----------
          Total Current Assets............................    2,128,542      1,775,803      1,901,863
Property and equipment
  Furniture, fixtures and equipment.......................      969,230        950,431        966,299
  Leasehold improvements..................................       82,947         88,725         88,725
                                                             ----------     ----------     ----------
                                                              1,052,177      1,039,156      1,055,024
  Less accumulated depreciation...........................     (797,340)      (833,338)      (874,988)
                                                             ----------     ----------     ----------
          Total Property and Equipment....................      254,837        205,818        180,036
Other assets
  Goodwill, less $24,884 accumulated amortization.........       12,898         11,976         11,516
  Unsecured note receivable, less current portion.........           --          9,942          9,942
                                                             ----------     ----------     ----------
          Total Other Assets..............................       12,898         21,918         21,458
                                                             ----------     ----------     ----------
            Total assets..................................   $2,396,277     $2,003,539     $2,103,357
                                                             ==========     ==========     ==========

                                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable........................................       49,001     $   45,851     $  108,544
  7% unsecured note payable to stockholder................       83,226             --             --
  Accrued expenses........................................       21,064         36,227        216,225
  Grant and loan program payable..........................        3,326            280             --
                                                             ----------     ----------     ----------
  Grant and loan program overdraft........................                                     49,695
  Deferred tuition income.................................    1,454,483      1,595,010      1,542,120
     Less amount to offset receivable from students.......           --       (978,016)      (884,843)
                                                             ----------     ----------     ----------
          Total Current Liabilities.......................    1,611,100        699,352      1,031,741
Stockholder's equity
  Capital stock...........................................       11,000         11,000         11,000
  Capital in excess of par value..........................      104,074        104,074        104,074
  Retained earnings.......................................    1,155,780      1,674,790      1,442,219
                                                             ----------     ----------     ----------
                                                              1,270,854      1,789,864      1,557,293
          Less treasury stock, at cost....................     (485,677)      (485,677)      (485,677)
                                                             ----------     ----------     ----------
            Total stockholder's equity....................      785,177      1,304,187      1,071,616
                                                             ----------     ----------     ----------
            Total liabilities and stockholder's equity....   $2,396,277     $2,003,539     $2,103,357
                                                             ==========     ==========     ==========

    The Accompanying Notes Are an Integral Part of These Combined Financial
                                  Statements.

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1995
                                                              ------------
Net revenues................................................   $4,743,058
School operating costs:
  Cost of education and facilities..........................    2,225,106
  Selling and promotional...................................      371,511
  General and administrative expenses.......................    1,515,594
Amortization of goodwill and intangibles....................          922
                                                               ----------
Income from operations......................................      629,925
Interest income.............................................       49,085
                                                               ----------
Income before pro forma provision for income taxes..........      679,010
Pro forma provision for income taxes (unaudited)............      272,000
                                                               ----------
Pro forma net income (unaudited)............................   $  407,010
                                                               ==========

    The Accompanying Notes Are an Integral Part of These Combined Financial
                                  Statements.

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                             YEAR ENDED    SIX MONTHS ENDED JUNE 30,
                                                            DECEMBER 31,   -------------------------
                                                                1994          1995          1996
                                                            ------------   -----------   -----------
                                                                           (UNAUDITED)   (UNAUDITED)
Revenues
  Tuition income..........................................   $4,478,288     $2,249,178    $2,615,641
  Student expenses........................................     (119,850)       (38,484)      (23,214)
  Tuition refunds.........................................     (333,435)      (153,750)     (141,183)
                                                             ----------     ----------    ----------
          Net tuition revenues............................    4,025,003      2,056,944     2,451,244
Operating Expenses
  Employee expense                                            1,954,660      1,033,979     1,146,486
  Occupancy...............................................      424,147        207,204       221,474
  Advertising and sales promotion.........................      187,262        118,102       152,936
  Bad debts...............................................      147,337        116,950       106,700
  Supplies................................................      159,879         37,233        81,685
  Depreciation............................................       86,519         82,615        41,650
  Books...................................................      115,943         65,670        34,796
  Professional services...................................       59,509         41,141        34,607
  Other...................................................      742,520        354,985       383,663
                                                             ----------     ----------    ----------
          Total operating expenses........................    3,877,776      2,056,979     2,203,997
                                                             ----------     ----------    ----------
  Operating income (loss).................................      147,227            (35)      247,247
Other income
  Interest income.........................................       35,010         17,289        27,205
  Miscellaneous...........................................       17,379          7,020        14,223
  Vending.................................................       11,366          4,569         3,754
  Interest Expense........................................      (10,062)        (1,821)           --
                                                             ----------     ----------    ----------
          Total other income..............................       53,693         27,057        45,182
                                                             ----------     ----------    ----------
Income before pro forma provision for income taxes........      200,920         27,022       292,429
Pro forma provision for income taxes (unaudited)..........       80,000         11,000       117,000
                                                             ----------     ----------    ----------
Pro forma net income (unaudited)..........................   $  120,920     $   16,022    $  175,429
                                                             ==========     ==========    ==========

    The Accompanying Notes Are an Integral Part of These Combined Financial
                                  Statements.

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

                    COMBINED STATEMENT OF RETAINED EARNINGS

Retained earnings at December 31, 1993......................  $1,244,583
Distribution to stockholder.................................    (289,723)
Net income..................................................     200,920
                                                              ----------
Retained earnings at December 31, 1994......................   1,155,780
Distribution to stockholder.................................    (160,000)
Net income..................................................     679,010
                                                              ----------
Retained earnings at December 31, 1995......................   1,674,790
Distribution to stockholder (unaudited).....................    (525,000)
Net income (unaudited)......................................     292,429
                                                              ----------
Retained earnings at June 30, 1996 (unaudited)..............  $1,442,219
                                                              ==========

     The Accompanying Notes are an Integral Part of the Combined Financial
                                  Statements.

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1994           1995
                                                              ------------   ------------
Cash flows from operating activities
  Inflows
     Cash received from students............................   $4,097,092     $4,467,065
     Interest income........................................       35,010         52,707
                                                               ----------     ----------
                                                                4,132,102      4,519,772
  Outflows
     Cash paid to suppliers and employees...................    3,625,764      3,837,357
     Interest expense.......................................       10,062          3,622
                                                               ----------     ----------
                                                                3,635,826      3,840,979
                                                               ----------     ----------
          Net cash provided by operating activities.........      496,276        678,793
Cash flows from investing activities
  Outflows
     Purchase certificates of deposit and short-term
      investment............................................           --        440,988
     Purchase property and equipment........................      100,160         22,381
     Loans to employees.....................................           --         14,625
                                                               ----------     ----------
          Net cash (used) by investing activities...........     (100,160)      (477,994)
Cash flows from financing activities
  Outflows
     Debt payments to stockholder...........................       76,774         83,226
     Distribution to stockholder............................      289,723        160,000
                                                               ----------     ----------
          Net cash (used) by financing activities...........     (366,497)      (243,226)
                                                               ----------     ----------
Net increase (decrease) in cash.............................       29,619        (42,427)
Cash, beginning of year.....................................    1,328,775      1,358,394
                                                               ----------     ----------
Cash, end of year...........................................   $1,358,394     $1,315,967
                                                               ==========     ==========

    The Accompanying Notes are an Integral Part of these Combined Financial
                                  Statements.

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1995          1996
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities
  Net income................................................   $   27,022    $  292,429
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization expense..................       66,130        42,110
     Bad debt expense.......................................      116,950       106,700
     (Increase) in current assets
       Accounts receivable..................................       (3,503)       66,870
       Other current assets.................................        2,267        (2,441)
     Increase in current liabilities
       Accounts payable.....................................        6,076        62,693
       Accrued liabilities..................................      132,929       180,192
       Deferred tuition income..............................       (4,111)     (126,543)
                                                               ----------    ----------
          Net cash provided by operating activities.........      343,760       622,010
Cash flows from investing activities
  Outflows
     Purchase certificate of deposit........................           --        58,211
     Purchase property and equipment........................        6,517        15,867
  Inflows -- payments on notes receivable...................           --        (1,824)
                                                               ----------    ----------
          Net cash (used) by investing activities...........       (6,517)      (72,254)
Cash flows from financing activities
  Outflows
     Repayments on loan from stockholder....................       43,419            --
     Distribution to stockholder............................      135,000       525,000
                                                               ----------    ----------
          Net cash (used) by financing activities...........     (178,419)     (525,000)
                                                               ----------    ----------
Net decrease in cash........................................      158,824        24,756
Cash, beginning of period...................................    1,358,392     1,311,504
                                                               ----------    ----------
Cash, end of period.........................................   $1,517,216    $1,336,260
                                                               ==========    ==========

    The Accompanying Notes are an Integral Part of these Combined Financial
                                  Statements.

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
                    DECEMBER 31, 1994 AND DECEMBER 31, 1995

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Organization

     The accompanying combined financial statements include the financial position, results of operations and cash flows of San Antonio College of Medical and Dental Assistants, Inc. and Career Centers of Texas -- El Paso, Inc. (collectively, the "Institution"). The Institution's outstanding common stock is owned by the same individual who is also an officer of both corporations. The Institution's management believes that combined financial statements fairly present the financial position, results of operations and cash flows of the related entities. Intercompany transactions and balances have been eliminated in the accompanying combined financial statements.

     The Institution was organized to provide training to medical and dental technicians in the San Antonio, McAllen and El Paso, Texas areas. A substantial portion of the Institution's tuition income is derived from students who qualify under government tuition assistance programs. Such programs are subject to continued approval by the U.S. Congress. The Institution is also subject to programmatic and financial audits by the Department of Education and other regulatory agencies. Beginning in 1993, the Institution conducted a portion of its training in an additional location (the "Additional Location") in El Paso, Texas. Although the school received approvals for the Additional Location prior to its opening from the applicable state regulatory authority and its accrediting agency, it inadvertently failed to notify the Department of Education of commencement of operations of the Additional Location until August 2, 1996, at which time the Department verbally approved the location.

     Although the Company does not believe that its inadvertent failure to notify the Department of its operations at the Additional Location will be considered a significant failure to comply with relevant Department of Education Regulations, the Department of Education could take the position that the Additional Location was ineligible for Title IV funding pending its approval and that all Title IV funding received by the Additional Location prior to the August 1996 verbal approval (approximately $1,100,000 unaudited) is subject to refund, repayment and applicable penalties. The Institution has not received notice of any such claim from the Department, and does not believe that the Department will take such a position.

     The Institution has entered into an Asset Purchase Agreement dated September 6, 1996 with an unrelated entity to sell substantially all of its student receivables and property and equipment.

  Use of Estimates

     The Institution uses estimates and assumptions in preparing combined financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

  Fair Values of Financial Instruments

     The Institution's financial instruments consist of cash, certificates of deposit, short-term investment, accounts receivable, note receivable and accounts payable. The carrying amounts of these items reported in the combined balance sheet approximate fair values due to the short maturity of those instruments.

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Cash Equivalents

     For purposes of the combined statement of cash flows, the Institution considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1995 and December 31, 1994.

  Short-term Investment

     The Institution's short-term investment is classified as available-for-sale and is a highly liquid debt security. Market value approximated cost at December 31, 1995.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives principally on the straight-line method.

     The cost of major additions and improvements is capitalized; expenditures for maintenance and repairs are expensed as incurred. When assets are sold, retired or otherwise disposed of, cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in current operations.

  Goodwill

     Goodwill is amortized over forty years using the straight-line method.

  Deferred Tuition Income

     Deferred tuition income represents the amount of tuition for which course instruction has not been provided and is calculated on a monthly pro-rata basis. In 1995, the institution decided for financial reporting purposes, that the related deferred tuition should be shown as an offset against student receivables. Amounts in excess of student receivables are presented as a current liability in the accompanying combined balance sheet. Deferred tuition income will be amortized ratably to future operations as educational services are rendered.

  Advertising Costs

     All costs related to marketing and advertising the Institution's services are expensed in the year incurred.

  Interim Statements

     The interim financial data for the six months ended June 30, 1996 and 1995 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods, on a consistent basis.

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of the Institution's financial instruments at December 31, 1995 are summarized as follows:

                                                               CARRYING
                                                                AMOUNT     FAIR VALUE
                                                              ----------   ----------
Cash and certificates of deposit............................  $1,731,474   $1,731,474
Short-term investment.......................................      25,761       25,761
Accounts receivable.........................................   1,127,003    1,127,003
Note receivable.............................................      14,625       14,625
Accounts payable............................................      45,851       45,851

NOTE 3.  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Institution to concentrations of credit risk consist principally of cash, certificates of deposit and accounts receivable from students. The Institution places its depository accounts and certificates of deposit with high-quality financial institutions and, by policy, limits the amounts of credit exposure to any one financial institution. As of December 31, 1994 and 1995, aggregate deposits exceeded the insuring governmental agency's limit by $271,000 and $477,000, respectively. The concentration of credit risk with respect to student accounts receivable is limited due to the significant large number of students comprising the Institution's student base, their dispersion across San Antonio, McAllen and El Paso, Texas and their qualification for governmental financial assistance (Note 1). The Institution continually monitors student academic performance and maintains allowances for anticipated withdrawals.

NOTE 4.  GRANT PROGRAMS

     The Institution participates in the Pell Grant and Supplemental Educational Opportunity Grant programs. A separate bank account is maintained for the administration of these grants which entails receipt of grant monies and disbursement thereof to eligible students. The ending cash balance represents receipts that are either payable to the students or refundable back to the grant programs if the students do not complete the required program.

NOTE 5.  SHORT-TERM INVESTMENT

     The Institution adopted Statement of Financial Accounting Standards Statement No. 115, "Accounting for Certain Debt and Equity Securities," at December 31, 1995 and has classified its investment as available-for-sale. The investment was purchased in 1995.

NOTE 6.  CAPITAL STOCK

     Capital stock at December 31, 1995 and December 31, 1994 are summarized as follows:

San Antonio College of Medical and Dental Assistants, Inc.
  Class A Common Stock -- $1 par value, 50,000 shares
     authorized; none issued................................  $    --
  Class B Common Stock -- $1 par value, 10,000 shares
     authorized and issued; 3,534 shares outstanding........   10,000
Career Centers of Texas -- El Paso, Inc.
  Common Stock -- $1 par value, 500,000 shares authorized;
     1,000 shares issued and outstanding....................    1,000
                                                              -------
                                                              $11,000
                                                              =======

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Treasury stock represents 6,466 shares of Class B common stock issued by San Antonio College of Medical and Dental Assistants, Inc.

NOTE 7.  NET TUITION REVENUES

     Net tuition revenues for each campus for the year ended December 31, 1994 and 1995 is summarized as follows:

                                                                 1994         1995
                                                              ----------   ----------
San Antonio -- Central......................................  $1,106,343   $1,356,148
San Antonio -- Medical Center...............................     893,797      775,650
McAllen.....................................................     854,710    1,116,558
El Paso.....................................................   1,170,153    1,494,702
                                                              ----------   ----------
          Total Net Tuition Revenues........................  $4,025,003   $4,743,058
                                                              ==========   ==========

NOTE 8.  PROFIT SHARING PLAN

     The Institution has a qualified profit sharing plan for the benefit of its eligible employees. Contributions are made at the discretion of the Board of Directors. Profit sharing expense for the years ended December 31, 1994 and 1995 was $14,091 and $20,986, respectively.

NOTE 9.  RELATED PARTY TRANSACTIONS

     During 1993, the Institution's stockholder purchased the facility currently occupied by the San Antonio -- Central campus from its owner. The Institution has guaranteed the related debt to the bank which financed the purchase of the property and it must also meet certain financial ratios. The stockholder also owns the facility occupied by the McAllen campus.

     During 1995, the Institution's stockholder purchased the facility currently occupied by the main El Paso campus. Previously, the facility was owned by a partnership partially owned by the Institution's stockholder (see Note 13). The Institution has guaranteed the related debt to the bank which financed the purchase of the property, and it must also meet certain financial ratios.

     Operating lease payments aggregating $271,000 and $288,000 for the San Antonio -- Central, McAllen and El Paso campuses were paid to the stockholder in 1994 and 1995, respectively.

NOTE 10.  FEDERAL INCOME TAXES

     Pursuant to applicable provisions of the Internal Revenue Code, the Institution has received permission to be treated as an "S Corporation" for income tax purposes. Under such provisions, the Institution is not responsible for the federal income tax liability attributable to its taxable income. The Institution's taxable income will be reported on its stockholder's individual income tax return and the related tax liability, if any, will be the responsibility of the stockholder.

     The pro forma provision for income taxes represents a provision for income taxes as if the Institution had operated as subchapter C Corporations.

NOTE 11.  EMPLOYEE EXPENSE

     The Institution "leases" its employees from an unrelated company. Consequently, salaries, wages, payroll taxes and other related employee benefit costs are included in the appropriate expense category.

           SAN ANTONIO COLLEGE OF MEDICAL AND DENTAL ASSISTANTS, INC.
                  AND CAREER CENTERS OF TEXAS -- EL PASO, INC.

           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12.  CASH FLOWS

     A reconciliation of net income to net cash provided by operating activities for the year ended December 31, 1994 and 1995 is summarized as follows:

                                                                1994        1995
                                                              ---------   ---------
Net income..................................................  $ 200,920   $ 679,010
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization expense.....................     87,441      72,241
  Bad debt expense..........................................    147,337     223,797
  (Increase) in current assets
     Accounts receivables...................................   (175,212)   (428,204)
     Other current assets...................................      7,039        (173)
  Increase (decrease) in current liabilities
     Accounts payable.......................................    (17,065)     (3,150)
     Accrued expenses.......................................     (2,207)     15,163
     Deferred tuition income................................    248,023     120,109
                                                              ---------   ---------
Net cash provided by operating activities...................  $ 496,276   $ 678,793
                                                              =========   =========

NOTE 13.  COMMITMENTS

     The Institution conducts its operations in facilities pursuant to lease agreements which are classified as operating leases. The following is a schedule by years of minimum rental payments under such operating leases which expire at various dates through 2009:

                                                                           LEASED FROM
                   FOR THE YEARS                                   ---------------------------
                       ENDING                                      INSTITUTION'S    UNRELATED
                    DECEMBER 31,                        TOTAL       STOCKHOLDER    3RD PARTIES
                   -------------                      ----------   -------------   -----------
1996................................................  $  417,700     $  286,000     $131,700
1997................................................     417,700        286,000      131,700
1998................................................     402,800        286,000      116,800
1999................................................     402,300        286,000      116,300
2000................................................     381,100        286,000       95,100
Remaining rentals...................................   2,088,000      2,088,000           --
                                                      ----------     ----------     --------
                                                      $4,109,600     $3,518,000     $591,600
                                                      ==========     ==========     ========

     Total rent expense for the years ended December 31, 1994 and 1995 was $389,003 and $427,054, respectively, of which $271,000 and $288,000 was paid to the Institution's stockholder, respectively.

     As indicated in Note 9 to the combined financial statements, the Institution has guaranteed the related debt which financed the stockholder's purchase of the San Antonio -- Central and El Paso facilities.

     The Institution is from time to time subject to routine litigation incidental to its business. While the ultimate results of these matters cannot be determined at this time, the Institution believes that it has meritorious defenses with respect to such matters and does not expect them to have a material adverse impact on the Institution's financial condition.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Hagerstown Business College

     We have audited the accompanying divisional balance sheet of Hagerstown Business College (a division of O/E Learning, Inc.) as of October 31, 1996 and 1995 and the related statements of divisional income, changes in divisional equity and divisional cash flows for the years then ended. These divisional financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these divisional financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the divisional financial statements referred to above present fairly, in all material respects, the divisional financial position of Hagerstown Business College as of October 31, 1996 and 1995 and the results of its divisional operations and its divisional cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                /s/ Plante & Moran, LLP
                                          --------------------------------------

Southfield, Michigan
December 30, 1996

                          HAGERSTOWN BUSINESS COLLEGE
                       (A DIVISION OF O/E LEARNING, INC.)

                            DIVISIONAL BALANCE SHEET

                                                                    OCTOBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS
Cash (including restricted cash of $14,338 in 1996 and
  $20,450 in 1995)..........................................  $  229,600   $  207,000
Accounts receivable (net allowance for doubtful accounts of
  $15,000 in 1996)..........................................     342,800      302,500
Inventory (Note 2)..........................................      34,500       23,800
                                                              ----------   ----------
          Total current assets..............................  $  606,900   $  533,300
PROPERTY AND EQUIPMENT
Furniture and equipment.....................................     850,000      788,400
Land and building...........................................   2,436,300    2,436,300
                                                              ----------   ----------
          Total property and equipment......................   3,286,300    3,224,700
Less accumulated depreciation...............................  (1,070,800)    (883,700)
                                                              ----------   ----------
          Net property and equipment........................   2,215,500    2,341,000
INTANGIBLE ASSETS (net of accumulated amortization of
  $66,000 in 1996 and $58,000 in 1995)......................     134,000      142,000
                                                              ----------   ----------
          Total assets......................................  $2,956,400   $3,016,300
                                                              ==========   ==========

                          LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES
Accounts payable -- Trade...................................  $   11,800   $   31,900
Accrued expenses and other liabilities......................      91,100       86,200
Deferred revenue (Note 2)...................................     402,700      385,000
                                                              ----------   ----------
          Total current liabilities.........................     505,600      503,100
DIVISIONAL EQUITY (NOTE 2)..................................   2,450,800    2,513,200
                                                              ----------   ----------
          Total liabilities and divisional equity...........  $2,956,400   $3,016,300
                                                              ==========   ==========

                 See Notes to Divisional Financial Statements.

                          HAGERSTOWN BUSINESS COLLEGE
                       (A DIVISION OF O/E LEARNING, INC.)

                         STATEMENT OF DIVISIONAL INCOME

                                                              YEAR ENDED OCTOBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
REVENUE
  Training..................................................  $2,294,800   $2,329,900
  Other.....................................................      46,100       36,700
                                                              ----------   ----------
                                                               2,340,900    2,366,600
EXPENSES
  Training..................................................     973,700    1,012,400
  Depreciation..............................................     188,300      176,100
  Amortization of intangible assets.........................       8,000        8,000
  Selling, general and administrative.......................     581,500      669,000
                                                              ----------   ----------
          Total expenses....................................   1,751,500    1,865,500
                                                              ----------   ----------
INCOME -- Before income taxes...............................     589,400      501,100
INCOME TAX EXPENSE (Note 3).................................     205,300      173,100
                                                              ----------   ----------
          NET INCOME........................................  $  384,100   $  328,000
                                                              ==========   ==========

                 See Notes to Divisional Financial Statements.

                          HAGERSTOWN BUSINESS COLLEGE
                       (A DIVISION OF O/E LEARNING, INC.)

                   STATEMENT OF CHANGES IN DIVISIONAL EQUITY

BALANCE -- November 1, 1994.................................  $2,490,700
Net income..................................................     328,000
Repayment of contributed capital (Note 5)...................    (305,500)
                                                              ----------
BALANCE -- October 31, 1995.................................   2,513,200
Net income..................................................     384,100
Repayment of contributed capital (Note 5)...................    (446,500)
                                                              ----------
BALANCE -- October 31, 1996.................................  $2,450,800
                                                              ==========

                 See Notes to Divisional Financial Statements.

                          HAGERSTOWN BUSINESS COLLEGE
                       (A DIVISION OF O/E LEARNING, INC.)

                       STATEMENT OF DIVISIONAL CASH FLOWS

                                                              YEAR ENDED OCTOBER 31,
                                                              -----------------------
                                                                 1996         1995
                                                              ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................   $ 384,100    $ 328,000
  Adjustments to reconcile net income to net cash from
     operating activities:
     Depreciation and amortization..........................     196,300      184,100
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable...........     (40,300)       5,700
       Increase in inventory................................     (10,700)      (1,100)
       Decrease in other current assets.....................          --           --
       Decrease (increase) in deferred revenue..............      17,700       (1,300)
          and other liabilities.............................     (15,200)       2,300
                                                               ---------    ---------
          Net cash provided by operating activities.........     531,900      518,300
Cash Flows from Investing Activities -- Purchase of fixed
  assets....................................................     (62,800)    (207,800)
Cash Flows from Financing Activities -- Repayment of
  contributed capital.......................................    (446,500)    (305,500)
                                                               ---------    ---------
Increase in Cash............................................      22,600        5,000
Cash -- Beginning of year...................................     207,000      202,000
                                                               ---------    ---------
Cash -- End of year.........................................   $ 229,600    $ 207,000
                                                               =========    =========
Supplemental Disclosures of Cash Flow Information -- Cash
  paid during the year for:
  Interest..................................................   $      --    $      --
  Income taxes -- O/E Learning, Inc.........................     205,300      173,100

                 See Notes to Divisional Financial Statements.

                          HAGERSTOWN BUSINESS COLLEGE
                       (A DIVISION OF O/E LEARNING, INC.)

                    NOTES TO DIVISIONAL FINANCIAL STATEMENTS
                           OCTOBER 31, 1996 AND 1995

1.  DIVISIONAL INFORMATION

     Hagerstown Business College (a division of O/E Learning, Inc.) is a majority-owned subsidiary of O/E Automation, Inc. The College's operations consists of proprietary secondary education in Hagerstown, Maryland.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Accounts Receivable. Accounts receivable are comprised of tuition and fee payments due from students.

     Cash. Cash includes petty cash and bank deposits. Restricted cash consists of federal funds on hand to be paid to students.

     Inventory. Inventory is stated at cost on a first-in, first-out basis and is comprised of text books and supplies.

     Property and Equipment. Furniture, equipment and buildings are recorded at cost and depreciated on a straight-line basis over their estimated useful lives.

     Intangible Assets. Intangible assets consist of goodwill from acquisitions of businesses, which is being amortized using the straight-line method over the estimated lives ranging from 20 to 25 years. Amortization expense amounted to $8,000 and $8,300 for the years ended October 31, 1996 and 1995, respectively.

     Deferred Revenue. Certain students are billed in advance. Deferred revenue consists of billings pertaining to the subsequent year.

     Divisional Equity. Divisional equity represents the cumulative results of operation of the College since its purchase by O/E Learning, Inc. plus cash contributed by O/E Learning, Inc., net of any repayments of contributed capital.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

3.  INCOME TAXES

     The College is included in the consolidated income tax returned filed by O/E Automation, Inc. and, as agreed, the consolidated taxes payable are allocated to O/E Learning, Inc. based on its contribution to consolidated taxable income. Income tax expense has been allocated to Hagerstown Business College based on statutory tax rates applied to book income, and payment has been made to O/E Learning, Inc. for this amount in 1996 and 1995. Accordingly, no deferred income tax assets or liabilities have been allocated to the College.

4.  EMPLOYEE BENEFIT PLANS

     Eligible employees of the College participated in the O/E Automation, Inc. defined benefit pension plan. Participation in the plan was contingent upon attainment of one year of eligible service, provided the employee has reached the age of 21 and was employed prior to reaching age 60 and one day. The benefits under the plan were based on years of service and the employee's highest compensation in a consecutive five-year period of employment. The participating companies annually contributed to the plan an amount actuarially determined to provide the plan with sufficient assets to meet future benefit payment requirements. The plan was

                          HAGERSTOWN BUSINESS COLLEGE
                       (A DIVISION OF O/E LEARNING, INC.)

            NOTES TO DIVISIONAL FINANCIAL STATEMENTS -- (CONTINUED)

terminated effective October 31, 1995. As of October 31, 1996, the plan's assets at fair value are less than the projected benefit obligation by $212,400. O/E Learning, Inc. has accrued its share of the pension liability. O/E Learning, Inc.'s pension expense under this plan amounted to $97,300 for 1995. This pension expense was included in part in the allocated selling, general and administrative costs charged to the College division. There was no pension expense in 1996.

     Pension expense and liability include the estimated curtailment loss associated with plan termination. Any adjustments to the estimated curtailment loss will be reflected in net income in future years.

     Substantially all of the College's employees are eligible to participate in the O/E Automation, Inc. 401(k) plan. Under this plan, eligible employees may elect to contribute up to 15 percent of their compensation subject to limits established under the Internal Revenue Code and O/E Learning, Inc. may make a discretionary matching contribution.

     For the plan year ended October 31, 1996, the plan was amended to also incorporate a discretionary profit-sharing contribution. The total expense for Hagerstown Business College for matching and profit-sharing contributions amounted to $13,119 and $11,947 for the years ended October 31, 1996 and 1995, respectively.

5.  RELATED PARTY TRANSACTIONS

     O/E Learning, Inc. provides selling, general and administrative support to Hagerstown Business College. The College paid O/E Learning, Inc. $581,500 and $669,000 in 1996 and 1995, respectively, for allocated costs for these services.

     O/E Learning, Inc. contributes cash to Hagerstown Business College to fund operations as needed. These capital contributions are repaid whenever excess funds are available. Repayments of capital of $446,500 and $305,500 were made in 1996 and 1995, respectively.

6.  SUBSEQUENT EVENT

     On December 31, 1996, O/E Learning, Inc. sold certain assets associated with the Hagerstown Business College division to an unrelated company. O/E Learning, Inc. will discontinue all activity associated with operation of Hagerstown Business College effective January 1, 1997.

                 UNAUDITED PRO FORMA AS ADJUSTED FINANCIAL DATA

     On September 6, 1996, the Company entered into an acquisition agreement providing for the purchase of three schools located in Texas for $2.5 million (the "Texas Acquisition"). The schools offer healthcare degree and diploma programs and are located in San Antonio, McAllen and El Paso, Texas.

     The Company financed the purchase of the Texas schools with $1,250,000 paid in cash and the remaining $1,250,000 payable in the form of a promissory note bearing interest at 8% per annum and due in five equal annual principal payments.

     On December 17, 1996, the Company entered into an acquisition agreement providing for the purchase of one school located in Hagerstown, Maryland ("Maryland Acquisition") for $2.7 million in cash. The Maryland school offers healthcare and business diploma and degree programs.

     The Texas Acquisition and the Maryland Acquisition, described above, were each accounted for using the purchase method of accounting. The results of operations of the acquired companies are included in the Company's fiscal 1997 consolidated statement of operations beginning with the respective acquisition dates.

     On March 31, 1997, the Company acquired all of the outstanding stock of Educational Management, Inc. ("Nebraska Acquisition"). The Nebraska Acquisition consisted of two schools located in Lincoln and Omaha, Nebraska, which offer business degree and diploma programs, and related real estate. In connection with the acquisition, the Company issued 761,263 shares of its common stock, agreed to pay $300,000 in non-compete agreements and paid approximately $1,100,000 in cash which was used to pay off mortgage notes on certain real estate owned by the Nebraska Acquisition.

     This transaction was accounted for as a pooling of interests; therefore, all financial statements presented have been restated to reflect the acquisition.

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations set forth below for the year ended March 31, 1997 has been derived from the Company's consolidated historical statement of operations for the fiscal year ended March 31, 1997 and from the Texas Acquisition's combined statement of operations for the year ended December 31, 1995, and the Maryland Acquisition's statement of operations for the year ended October 31, 1996 and gives effect to the Texas Acquisition and the Maryland Acquisition as if they had occurred on April 1, 1996.

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations is provided for comparative purposes only and does not purport to be indicative of the results which actually would have been obtained if the above-mentioned transactions had been effected on the dates indicated or of the results which may be obtained in the future. The information provided in the Unaudited Pro Forma Condensed Consolidated Statement of Operations is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements of the Company and related notes thereto, the San Antonio College of Medical and Dental Assistants, Inc. and Career Centers of Texas -- El Paso, Inc.'s Combined Financial Statements and related notes thereto and the Hagerstown Business College (a division of O/E Learning, Inc.) Divisional Financial Statements and related notes thereto.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                  EDUCATIONAL                                                  EDUCATIONAL
                                 MEDICAL, INC.                                    PRO         MEDICAL, INC.
                                   YEAR ENDED                                    FORMA          YEAR ENDED
                                 MARCH 31, 1997      TEXAS       MARYLAND     ACQUISITION     MARCH 31, 1997
                                     ACTUAL       ACQUISITION   ACQUISITION   ADJUSTMENTS       PRO FORMA
                                 --------------   -----------   -----------   -----------     --------------
Net revenues...................   $49,449,680     $2,149,154    $1,557,200     $      --       $53,156,034
Cost of education and
  facilities...................    23,150,599        922,819     1,058,700       (65,000)(1)    25,185,785
                                                                                 (60,000)(2)
                                                                                 178,667(3)
Selling and promotional
  expenses.....................     7,530,741        299,293       178,400            --         8,008,434
Administrative expenses........    14,041,592        559,392        94,640      (293,333)(4)    14,402,291
Amortization of goodwill and
  intangibles..................       886,268             --            --       217,047(5)      1,266,624
                                                                                 163,309(6)
Other expenses.................       535,038             --            --            --           535,038
                                  -----------     ----------    ----------     ---------       -----------
Income (loss) from
  operations...................     3,305,442        367,650       225,460      (140,690)        3,757,862
Interest expense, net..........       284,162             --            --        80,000(7)        364,162
                                  -----------     ----------    ----------     ---------       -----------
Income (loss) before income
  taxes and extraordinary
  item.........................     3,021,280        367,650       225,460      (220,690)        3,393,700
Provision (benefit) for income
  taxes........................      (845,363)            --            --       553,521(8)       (291,842)
                                  -----------     ----------    ----------     ---------       -----------
Income (loss) before
  extraordinary item...........   $ 3,866,643     $  367,650    $  225,460     $(774,211)      $ 3,685,542
                                  ===========     ==========    ==========     =========       ===========

---------------

(1) Represents a negotiated reduction in lease expense for property leased from the former owners in connection with the Texas Acquisition.
(2) Represents a reduction in depreciation expense for buildings not acquired in the Maryland Acquisition.
(3) Represents additional rent expense for lease payments on facilities which were not acquired and will be leased from the former owners related to the Maryland Acquisition.
(4) Represents a reduction in corporate overhead allocation which will be eliminated in connection with the Maryland Acquisition.
(5) Represents additional amortization of goodwill recorded in connection with the Texas Acquisition.
(6) Represents additional amortization of goodwill recorded in connection with the Maryland Acquisition.
(7) Represents additional interest expense recorded in connection with long-term debt issued in connection with the Texas Acquisition.
(8) Represents a provision for income taxes as the Nebraska Acquisition and the Texas Acquisition operated as subchapter S corporations and all federal income taxes were the responsibility of the individual shareholders plus the income tax effect of all pro forma adjustments.

             ======================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Available Information...................     2
Reference Data..........................     2
Forward-looking Information.............     2
Prospectus Summary......................     3
Summary Consolidated Financial and Other
  Operating Data........................     6
Risk Factors............................     8
Use of Proceeds.........................    11
Dividend Policy.........................    12
Capitalization..........................    13
Selected Consolidated Financial and
  Other Operating Data..................    14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    16
Business................................    23
Facilities..............................    38
Litigation..............................    39
Management..............................    40
Certain Transactions....................    49
Principal and Selling Shareholders......    51
Description of Capital Stock............    53
Shares Eligible for Future Sale.........    55
Legal Matters...........................    56
Experts.................................    56
Additional Information..................    56
Index to Financial Statements...........   F-1


                               ------------------

  Until                , 1997 (25 calendar days after the date of this
Prospectus) all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

             ======================================================
             ======================================================

                                 723,379 SHARES

                                  EDUCATIONAL
                                 MEDICAL, INC.

                                  COMMON STOCK

                           [EDUCATIONAL MEDICAL LOGO]

                                  ------------

                                   PROSPECTUS

                                             , 1997

                                  ------------

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. All expenses other than the SEC registration fee and the Nasdaq National Market filing fee are estimated.



SEC registration fee........................................  $  1,808.45
NASD filing fee.............................................  $      0.00
Nasdaq National Market filing fee...........................  $ 14,467.58
Transfer agent's fee and expenses...........................  $      0.00
Accounting fees and expenses................................  $ 30,000.00
Legal fees and expenses.....................................  $ 65,000.00
"Blue Sky" fees and expenses (including legal fees).........  $ 10,000.00
Costs of printing and engraving.............................  $ 10,000.00
                                                              -----------
          Total.............................................  $131,276.03
                                                              ===========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Registrant's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provisions shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     There have been no sales of unregistered securities by the Registrant within the past three years, except as follows:

     In March 1995, the Company issued warrants (the "Sirrom Warrants") to Sirrom to acquire up to 141,667 shares of Common Stock for a purchase price of $.006 per share. The Sirrom Warrants had an expiration date of April 30, 2000. In connection with the IPO, the Sirrom Warrants were exercised in full.

     In connection with the IPO, the Company issued 1,000,000 shares of Common Stock to the Pecks Managed Entities upon the cashless exercise of warrants to purchase 1,333,333 shares of Common Stock based on the initial public offering price. In connection with the IPO, these warrants were exercised in full for a total of 933,333 shares.

     In each such transaction, the securities were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 4(2) of the Act. The factors that assured the availability of that exemption for each such transaction included the sophistication of the offerees and of the purchasers, their access to material information, the disclosures actually made to them by the Registrant and the absence of any general solicitation or advertising.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) Exhibits

 EXHIBIT                                 DESCRIPTION
---------                                -----------
  3.1(a)*    --  Restated Certificate of Incorporation of EMI Acquisition
                 Corp. (See Exhibit 3.1(a) to Amendment No. 1 to Registration
                 Statement on Form S-1 filed with the Commission on September
                 20, 1996.)
  3.1(b)*    --  Certificate of Amendment of Certificate of Incorporation of
                 EMI Acquisition Corp. (See Exhibit 3.1(b) to Amendment No. 3
                 to Registration Statement on Form S-1 filed with the
                 Commission on October 22, 1996.)
  3.1(c)*    --  Second Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc. (See Exhibit 3.1(c) to Amendment
                 No. 3 to Registration Statement on Form S-1 filed with the
                 Commission on October 22, 1996.)
  3.1(d)*    --  Third Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc. (See Exhibit 3.1(d) to Amendment
                 No. 3 to Registration Statement on Form S-1 filed with the
                 Commission on October 22, 1996.)
  3.1(e)*    --  Fourth Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc. (See Exhibit 3.1(e) to Amendment
                 No. 3 to Registration Statement on Form S-1 filed with the
                 Commission on October 22, 1996.)
  3.1(f)*    --  Fifth Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc. (See Exhibit 3.1(f) to Amendment
                 No. 3 to Registration Statement on Form S-1 filed with the
                 Commission on October 22, 1996.)
  3.1(g)*    --  Sixth Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc. (See Exhibit 3.1(g) to Amendment
                 No. 3 to Registration Statement on Form S-1 filed with the
                 Commission on October 22, 1996.)
  3.1(h)*    --  Seventh Amendment to Restated Certificate of Incorporation
                 of Educational Medical, Inc. (See Exhibit 3.1(h) to
                 Amendment No. 3 to Registration Statement on Form S-1 filed with the Commission on October 22, 1996.)
  3.1(i)*    --  Eighth Amendment to Restated Certificate of Incorporation of
                 Educational Medical, Inc. (See Exhibit 3.1(i) to Amendment
                 No. 3 to Registration Statement on Form S-1 filed with the
                 Commission on October 22, 1996.)

 EXHIBIT                                 DESCRIPTION
---------                                -----------
  3.2*       --  Restated By-Laws of the Company. (See Exhibit 3.2 to
                 Amendment No. 3 to Registration Statement on Form S-1 filed with the Commission on October 22, 1996.)
  4.1*       --  Form of Common Stock Certificate. (See Exhibit 4.1 to
                 Amendment No. 3 to Registration Statement on Form S-1 filed with the Commission on October 22, 1996.)
  5.1***     --  Opinion of Greenberg Traurig Hoffman Lipoff Rosen and
                 Quentel, P.A. (includes consent).
 10.1*       --  Securities Purchase Agreement, dated as of July 23, 1991, by and among the Company and the Pecks Managed Entities. (See
                 Exhibit 10.1 to Registration Statement on Form S-1 filed
                 with the Commission on August 8, 1996.)
 10.2*       --  Promissory Note R-002, dated as of July 16, 1991, in the principal amount of $2,900,000 issued by the Company in
                 favor of NAP & Company. (See Exhibit 10.2 to Amendment No. 3
                 Registration Statement on Form S-1 filed with the Commission on October 22, 1996.)
 10.3*       --  Promissory Note R-003, dated as of July 23, 1991, in the principal amount of $603,000 issued by the Company in favor of Fuelship & Company. (See Exhibit 10.3 to Registration
                 Statement on Form S-1 filed with the Commission on August 8,
                 1996.)
 10.4*       --  Promissory Note R-004, dated as of July 23, 1991, in the principal amount of $497,000 issued by the Company in favor of Fuelship & Company. (See Exhibit 10.4 to Registration
                 Statement on Form S-1 filed with the Commission on August 8,
                 1996.)
 10.5*       --  Allonge to Promissory Note R-002, dated as of March 31,
                 1995. (See Exhibit 10.5 to Registration Statement on Form
                 S-1 filed with the Commission on August 8, 1996.)
 10.6*       --  Allonge to Promissory Note R-003, dated as of March 31,
                 1995. (See Exhibit 10.6 to Registration Statement on Form
                 S-1 filed with the Commission on August 8, 1996.)
 10.7*       --  Allonge to Promissory Note R-004, dated as of March 31,
                 1995. (See Exhibit 10.7 to Registration Statement on Form
                 S-1 filed with the Commission on August 8, 1996.)
 10.8*       --  Warrant No. R-001 to purchase Common Stock issued to
                 Fuelship & Company. (See Exhibit 10.8 to Registration
                 Statement on Form S-1 filed with the Commission on August 8,
                 1996.)
 10.9*       --  Warrant No. R-002 to purchase Common Stock issued to NAP &
                 Company. (See Exhibit 10.8 to Registration Statement on Form
                 S-1 filed with the Commission on August 8, 1996.)
 10.10*      --  Warrant No. E-007 to purchase Common Stock issued to
                 Equitable Securities Corporation. (See Exhibit 10.10 to
                 Amendment No. 3 to Registration Statement on Form S-1 filed with the Commission on October 22, 1996.)
 10.11*      --  First Amendment to Securities Purchase Agreement, dated as of March 31, 1995, by and among the Company and the Pecks
                 Managed Entities. (See Exhibit 10.11 to Registration
                 Statement on Form S-1 filed with the Commission on August 8,
                 1996.)
 10.12*      --  Loan Agreement, dated as of March 31, 1995, by and between the Company, each of its subsidiaries, and Sirrom. (See
                 Exhibit 10.12 to Amendment No. 3 to Registration Statement
                 on Form S-1 filed with the Commission on October 22, 1996.)
 10.13*      --  Letter Addendum to Loan Agreement, dated as of March 31,
                 1995, between the Company, each of its subsidiaries, and
                 Sirrom. (See Exhibit 10.13 to Registration Statement on Form
                 S-1 filed with the Commission on August 8, 1996.)
 10.14*      --  Secured Promissory Note, dated as of March 31, 1995, in the principal amount of $2,200,000, issued by the Company and
                 each of its subsidiaries in favor of Sirrom. (See Exhibit
                 10.14 to Amendment No. 3 to Registration Statement on Form
                 S-1 filed with the Commission on October 22, 1996.)

 EXHIBIT                                 DESCRIPTION
---------                                -----------
 10.15*      --  Security Agreement, dated as of March 31, 1995, among the
                 Company, each of its subsidiaries, and Sirrom. (See Exhibit
                 10.15 to Amendment No. 3 to Registration Statement on Form
                 S-1 filed with the Commission on October 22, 1996.)
 10.16*      --  Stock Purchase Warrant to purchase Common Stock of the
                 Company issued to Sirrom, dated as of March 31, 1995. (See
                 Exhibit 10.16 to Registration Statement on Form S-1 filed
                 with the Commission on August 8, 1996.)
 10.17*      --  Pledge Agreement, dated as of March 31, 1995, between the
                 Company and Sirrom. (See Exhibit 10.17 to Registration
                 Statement on Form S-1 filed with the Commission on August 8,
                 1996.)
 10.18*      --  Agreement in Respect of Warrant, dated as of March 31, 1995, among NAP & Company, the Company and Sirrom. (See Exhibit
                 10.18 to Registration Statement on Form S-1 filed with the
                 Commission on August 8, 1996.)
 10.19*      --  Agreement in Respect of Warrant, dated as of March 31, 1995, among Fuelship & Company, the Company and Sirrom. (See
                 Exhibit 10.19 to Registration Statement on Form S-1 filed
                 with the Commission on August 8, 1996.)
 10.20*      --  Registration Rights Agreement, dated as of July 23, 1991, by and among the Company, the Sprout Group, LTOS, and the Pecks
                 Managed Entities (See Exhibit 10.20 to Registration
                 Statement on Form S-1 filed with the Commission on August 8,
                 1996.).
 10.21*      --  First Amendment to Registration Rights Agreement, dated as of March 31, 1995, by and among the Company, the Sprout
                 Group, LTOS, the Pecks Managed Entities and Sirrom. (See
                 Exhibit 10.21 to Registration Statement on Form S-1 filed
                 with the Commission on August 8, 1996.)
 10.22*      --  Coinvestors Agreement, dated as of July 23, 1991, by and among the Company, the Sprout Group, LTOS, the Pecks Managed
                 Entities and Investech, L.P. (See Exhibit 10.22 to
                 Registration Statement on Form S-1 filed with the Commission on August 8, 1996.)
 10.23*      --  Letter Agreement, dated as of July 23, 1991, by and among the Company, the Sprout Group, LTOS and Investech, L.P. (See
                 Exhibit 10.23 to Registration Statement on Form S-1 filed
                 with the Commission on August 8, 1996.)
 10.24*      --  Business Loan Agreement, dated as of July 14, 1993, between
                 Bank One, Dayton, N.A. and OIOPT Acquisition Corp. (See
                 Exhibit 10.24 to Registration Statement on Form S-1 filed
                 with the Commission on August 8, 1996.)
 10.25*      --  Business Purpose Promissory Note, dated as of July 14, 1993, in the principal amount of $720,000 issued by OIOPT
                 Acquisition Corp. in favor of Bank One, Dayton, N.A., and
                 guaranteed by the Company. (See Exhibit 10.25 to
                 Registration Statement on Form S-1 filed with the Commission on August 8, 1996.)
 10.26*      --  Mortgage, dated as of July 14, 1993, by OIOPT Acquisition
                 Corp., (Mortgagor), to Bank One, Dayton, N.A., (Mortgagee),
                 guaranteed by the Company. (See Exhibit 10.26 to
                 Registration Statement on Form S-1 filed with the Commission on August 8, 1996.)
 10.27*      --  Pledge Agreement, dated as of July 14, 1993, among the
                 Company, Ohio Institute of Photography and Technology, Inc.
                 and OIOPT Acquisition Corp. (See Exhibit 10.27 to
                 Registration Statement on Form S-1 filed with the Commission on August 8, 1996.)
 10.28*      --  Asset Purchase Agreement, dated as of June 23, 1993, among the Company, OIOPT Acquisition Corp., Ohio Institute of
                 Photography and Technology, Inc., K. Terry Guthrie, Richard
                 L. Cretcher, Stephen T. McLain, Gerald D. Guthrie and James
                 R. Madden. (See Exhibit 10.28 to Registration Statement on
                 Form S-1 filed with the Commission on August 8, 1996.)

 EXHIBIT                                 DESCRIPTION
---------                                -----------
 10.29*      --  Amendment to Business Loan Agreement, dated as of August 28,
                 1995, by and between OIOPT Acquisition Corp. and Bank One,
                 Dayton, N.A., with the Company as guarantor. (See Exhibit
                 10.29 to Registration Statement on Form S-1 filed with the
                 Commission on August 8, 1996.)
 10.30*      --  Promissory Note Modification Agreement, dated as of August
                 28, 1995, by and between OIOPT Acquisition Corp. and Bank
                 One, Dayton, N.A., with the Company as guarantor. (See
                 Exhibit 10.30 to Registration Statement on Form S-1 filed
                 with the Commission on August 8, 1996.)
 10.31*      --  Amendment to Business Loan Agreement, dated as of August 28,
                 1995, by and between OIOPT Acquisition Corp. and Bank One,
                 Dayton, N.A., and the Company as guarantor. (See Exhibit
                 10.39 to Amendment No. 3 to Registration Statement on Form
                 S-1 filed with the Commission on October 22, 1996.)
 10.32*      --  Employment Agreement, dated as of December 31, 1992, between the Company and Gary D. Kerber. (See Exhibit 10.42 to
                 Registration Statement on Form S-1 filed with the Commission on August 8, 1996.)
 10.33*      --  Letter Agreement, dated November 21, 1988 between the
                 Company and Robert L. Heidrick concerning the granting of
                 options. (See Exhibit 10.52 to Registration Statement on
                 Form S-1 filed with the Commission on August 8, 1996.)
 10.34*      --  1996 Stock Incentive Plan of the Company. (See Exhibit 10.53
                 to Amendment No. 1 to Registration Statement on Form S-1
                 filed with the Commission on September 20, 1996.)
 10.35*      --  Non-employee Director Stock Option Plan of the Company. (See
                 Exhibit 10.54 to Amendment No. 1 to Registration Statement
                 on Form S-1 filed with the Commission on September 20,
                 1996.)
 10.36*      --  Letter Agreement, dated April 6, 1995 between the Company and Equitable Securities Corporation amending the maturity date of Warrant No. E-007. (See Exhibit 10.55 to
                 Registration Statement on Form S-1 filed with the Commission on August 8, 1996.)
 10.37*      --  Asset Purchase Agreement, dated as of September 6, 1996, among the Company, SACMD Acquisition Corp., San Antonio
                 College of Medical and Dental Assistants, Inc., Career
                 Centers of Texas -- El Paso, Inc. and Mr. Comer Alden. (See
                 Exhibit 10.56 to Amendment No. 1 to Registration Statement
                 on Form S-1 filed with the Commission on September 20,
                 1996.)
 10.38*      --  Letter of Commitment, dated August 22, 1996, from Bank of
                 America to the Company concerning the Proposed Bank Line of
                 Credit. (See Exhibit 10.57 to Amendment No. 1 to
                 Registration Statement on Form S-1 filed with the Commission on September 20, 1996.)
 10.39*      --  Asset Purchase Agreement dated December 12, 1996, as
                 amended, between the Company, HBC Acquisition Corp. and O/E
                 Learning, Inc. (including all exhibits) (See Exhibit 10.1 to the Company's Form 8-K filed with the Commission on January
                 15, 1997.)
 10.40*      --  Executed Form of Second Payment Note in the amount of
                 $1,350,000 from HBC to O/E (See Exhibit 10.2 to the
                 Company's Form 8-K filed with the Commission on January 15,
                 1997.)
 10.41*      --  Executed Form of Pledge Agreement (See Exhibit 10.3 to the
                 Company's Form 8-K filed with the Commission on January 15,
                 1997.)
 10.42*      --  Executed Form of Assumption Agreement (See Exhibit 10.4 to
                 the Company's Form 8-K filed with the Commission on January
                 15, 1997.)
 10.43*      --  Executed Form of Bill of Sale (See Exhibit 10.5 to the
                 Company's Form 8-K filed with the Commission on January 15,
                 1997.)

 EXHIBIT                                 DESCRIPTION
---------                                -----------
 10.44*      --  Agreement and Plan of Reorganization dated as of March 29,
                 1997, by and among the Company, Nebraska Acquisition Corp.
                 and Educational Management, Inc. with attached Exhibit
                 A -- Plan of Merger (See Exhibit 10.1 to the Company's Form
                 8-K filed with the Commission on April 15, 1997.)
 10.45*      --  Escrow Agreement dated as of March 29, 1997 by and among the
                 Company, Acquisition and Richard O. Wikert, the Lila Rhude
                 Trust, the Scott L. Rhude Trust, the A. Lauren Rhude Trust,
                 Roger B. Bojens and Sacks Tierney, P.A. as Escrow Agent.
                 (See Exhibit 10.5 to the Company's Form 8-K filed with the
                 Commission on April 15, 1997.)
 10.46*      --  Business Loan Agreement dated as of February 25,1997 between
                 Bank of America, FSB and the Company (See Exhibit 10.46 to
                 the Company's Form 10-K filed with the Commission on June
                 30, 1997.)
 10.47*      --  Stock Pledge Agreement dated as of February 25, 1997 between
                 Bank of America, FSB and the Company (See Exhibit 10.47 to
                 the Company's Form 10-K filed with the Commission on June
                 30, 1997.)
 10.48*      --  Security Agreement dated as of February 25, 1997 between
                 Bank of America, FSB and the Company (See Exhibit 10.48 to
                 the Company's Form 10-K filed with the Commission on June
                 30, 1997.)
 10.49***    --  First Amendment to Business Loan Agreement dated as of June
                 30, 1997 between Bank of America, FSB and the Company.
 11.1*       --  Statement regarding computation of pro forma net income
                 (loss) per share. (See Exhibit 11.1 to the Company's Form
                 10-K filed with the Commission on June 30, 1997.)
 11.2*       --  Statement regarding computation of historical net income
                 (loss) per share. (See Exhibit 11.2 to the Company's Form
                 10-K filed with the Commission on June 30, 1997.)
 11.3*       --  Statement regarding computation of historical supplemental net income per share. (See Exhibit 11.3 to the Company's
                 Form 10-K filed with the Commission on June 30, 1997.)
 11.4*       --  Statement regarding computation of pro forma net income per share for three months ended June 30, 1996 (See Exhibit 11.1 to the Company's Form 10-Q filed with the Commission on
                 August 14, 1997.)
 11.5*       --  Statement regarding computation of historical net income per share for three months ended June 30, 1997 and 1996 (See
                 Exhibit 11.2 to the Company's Form 10-Q filed with the
                 Commission on August 14, 1997.)
 21*         --  List of Subsidiaries (see Exhibit 21 to the Company's Form
                 10-K filed with the Commission on June 30, 1997.)
 23.1***     --  Consent of Ernst & Young LLP.
 23.2***     --  Consent of Winther, Stave & Co., LLP.
 23.3***     --  Consent of Tsakopulos Brown Schott & Anchors.
 23.4***     --  Consent of Plante & Moran LLP.

 EXHIBIT                                 DESCRIPTION
---------                                -----------
 27.1***     --  Financial Data Schedule (for SEC use only).

 99.1*       --  Report of Winther, Stave & Co., LLP. (See Exhibit 99.1 to
                 the Company's Form 10-K filed with the Commission on June
                 30, 1997.)
 99.2*       --  Report of Winther, Stave & Co., LLP. (See Exhibit 99.2 to
                 the Company's Form 10-K filed with the Commission on June
                 30, 1997.)
 99.3*       --  Report of Winther, Stave & Co., LLP. (See Exhibit 99.3 to
                 the Company's Form 10-K filed with the Commission on June
                 30, 1997.)


---------------

  * The exhibits thus designated are incorporated herein by reference as exhibits hereto. Following the description of such exhibits is a reference to the copy of the exhibit heretofore filed with the Commission, to which there have been no amendments or changes.

 ** Filed with original S-1


*** Filed with this Amendment


(B) Index to Financial Statement Schedules

     The following financial statement schedule is included in this Registration
Statement:

          Schedule II -- Valuation and Qualifying Accounts

          All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities assigned under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          EDUCATIONAL MEDICAL, INC.
                                            (Registrant)

                                          By:     /s/ GARY D. KERBER
                                          --------------------------------------
                                          Gary D. Kerber
                                          Chairman of the Board, President and
                                          Chief Executive Officer


Date: September 22, 1997



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GARY D. KERBER his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ GARY D. KERBER                    President, Chief Executive    September 22, 1997
-----------------------------------------------------  Officer and Chairman of the
                   Gary D. Kerber                      Board (Principal Executive
                                                       Officer)

                  /s/ VINCE PISANO                     Vice President and Chief      September 22, 1997
-----------------------------------------------------  Financial Officer
                    Vince Pisano

                /s/ ROBERT J. CRESCI                   Director                      September 22, 1997
-----------------------------------------------------
                  Robert J. Cresci

                 /s/ CARL S. HUTMAN                    Director                      September 22, 1997
-----------------------------------------------------
                   Carl S. Hutman

             /s/ W. PATRICK ORTALE, III                Director                      September 22, 1997
-----------------------------------------------------
               W. Patrick Ortale, III

                /s/ RICHARD E. KROON                   Director                      September 22, 1997
-----------------------------------------------------
                  Richard E. Kroon

                                   ITEM 14(D)
                                  SCHEDULE II

                           EDUCATIONAL MEDICAL, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                 ADDITIONS
                                                   BALANCE AT    CHARGED TO
                                                  BEGINNING OF   COSTS AND       NET       BALANCE AT
                                                      YEAR        EXPENSES    DEDUCTIONS   END OF YEAR
                                                  ------------   ----------   ----------   -----------
Allowance for doubtful accounts:
  For the year ended March 31, 1995.............   $1,027,433    $1,280,654   $1,286,920    $1,021,167
  For the year ended March 31, 1996.............    1,011,167     1,270,565    2,327,275       974,957
  For the year ended March 31, 1997.............      974,357     1,239,157    1,290,801       922,704